Exhibit 10.3

Execution Copy

REIMBURSEMENT, GUARANTY

AND

SECURITY AGREEMENT

MSD PCOF PARTNERS XLV, LLC

 (AS AGENT)

AND THE CASH COLLATERAL PROVIDERS PARTY HERETO

WITH

BABCOCK &WILCOX ENTERPRISES, INC.

(BORROWER)

CERTAIN OF SUBSIDIARIES OF BABCOCK &WILCOX ENTERPRISES, INC.

(GUARANTORS)

June 30, 2021

TABLE OF CONTENTS

Page

I.	DEFINITIONS	1

1.1.	Accounting Terms	1

1.2.	General Terms	2

1.3.	Uniform Commercial Code Terms	63

1.4.	Certain Matters of Construction	64

1.5.	LIBOR Notification.	64

II.	CASH COLLATERAL; DELAYED DRAW TERM LOANS	64

2.1.	Cash Collateral for Letter of Credit Drawings	64

2.2.	Cash Collateral Withdrawals; Delayed Draw Term Loans	65

2.3.	Cash Collateral Account	65

2.4.	Procedures for Selection of Applicable Rates for Advances	65

2.5.	[Reserved]	67

2.6.	[Reserved]	67

2.7.	[Reserved]	67

2.8.	Making and Settlement of Advances	68

2.9.	[Reserved]	68

2.10.	Manner and Repayment of Advances	69

2.11.	[Reserved]	69

2.12.	[Reserved]	69

2.13.	[Reserved]	69

2.14.	[Reserved]	69

2.15.	[Reserved]	69

2.16.	[Reserved]	69

2.17.	[Reserved]	69

2.18.	[Reserved]	69

2.19.	[Reserved]	69

2.20.	[Reserved]	69

2.21.	Liability for Acts and Omissions	70

2.22.	Prepayments	70

2.23.	Use of Proceeds	72

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2.24.	[Reserved]	72

2.25.	[Reserved]	72

III.	INTEREST AND FEES	72

3.1.	Interest	72

3.2.	Cash Collateral Fees	73

3.3.	Closing Fee	73

3.4.	Prepayment Premium	73

3.5.	Computation of Interest and Fees	74

3.6.	Maximum Charges	74

3.7.	Increased Costs	74

3.8.	Alternate Rate of Interest	75

3.9.	Capital Adequacy	84

3.10.	Taxes	84

IV.	COLLATERAL: GENERAL TERMS	87

4.1.	Security Interest in the Collateral	87

4.2.	Perfection of Security Interest	88

4.3.	Preservation of Collateral	88

4.4.	Ownership and Location of Collateral	89

4.5.	Defense of Agent’s and Cash Collateral Providers’ Interests	90

4.6.	Inspection of Premises	90

4.7.	Appraisals	90

4.8.	Receivables; Deposit Accounts and Securities Accounts	90

4.9.	Inventory	92

4.10.	Maintenance of Equipment	93

4.11.	Exculpation of Liability	93

4.12.	Financing Statements	93

4.13.	Investment Property Collateral	93

4.14.	Provisions Regarding Pledged Equity Interests	93

V.	REPRESENTATIONS AND WARRANTIES	99

5.1.	Authority	99

5.2.	Formation and Qualification	100

5.3.	Survival of Representations and Warranties	100

5.4.	Tax Returns	100

5.5.	Financial Statements	100

5.6.	Entity Names	101

5.7.	O.S.H.A.; Environmental Compliance; Flood Insurance	101

5.8.	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance	102

5.9.	Intellectual Property	104

5.10.	Licenses and Permits	104

5.11.	Default of Indebtedness	104

5.12.	No Default	104

5.13.	No Burdensome Restrictions	105

5.14.	No Labor Disputes	105

5.15.	Margin Regulations	105

5.16.	Investment Company Act	105

5.17.	Delivery of Certain Documents	105

5.18.	[RESERVED]	106

5.19.	Swaps	106

5.20.	Business and Property of Loan Parties	106

5.21.	Ineligible Securities	107

5.22.	Federal Securities Laws	107

5.23.	Equity Interests	107

5.24.	Commercial Tort Claims	107

5.25.	Letter of Credit Rights	107

5.26.	Material Contracts	107

5.27.	Affiliate Transactions	108

5.28.	[Reserved]	108

5.29.	Disclosure	108

5.30.	Sanctions and other Anti-Terrorism Laws	108

5.31.	Anti-Corruption Laws	108

VI.	AFFIRMATIVE COVENANTS	108

6.1.	Compliance with Laws	108

6.2.	Conduct of Business and Maintenance of Existence and Assets	109

6.3.	Books and Records	109

6.4.	Payment of Taxes	109

6.5.	Financial Covenants	109

6.6.	Insurance	111

6.7.	Payment of Indebtedness and Leasehold Obligations	112

6.8.	Environmental Matters	112

6.9.	Standards of Financial Statements	113

6.10.	Federal Securities Laws	113

6.11.	Execution of Supplemental Instruments	113

6.12.	Additional Collateral and Guaranties; After-Acquired Real Property	113

6.13.	[Reserved]	115

6.14.	Membership / Partnership Interests	115

6.15.	[Reserved]	115

6.16.	Additional Information	115

6.17.	Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws	115

VII.	NEGATIVE COVENANTS	115

7.1.	Merger, Consolidation, Acquisition and Sale of Assets	115

7.2.	Creation of Liens	116

7.3.	[RESERVED]	116

7.4.	Investments	116

7.5.	[RESERVED]	116

7.6.	Capital Expenditures	117

7.7.	Restricted Payments	117

7.8.	Indebtedness	117

7.9.	Nature of Business	117

7.10.	Transactions with Affiliates	117

7.11.	[Reserved]	118

7.12.	Anti-Layering	118

7.13.	Fiscal Year and Accounting Changes	118

7.14.	Pledge of Credit	118

7.15.	Amendment of Organizational Documents	118

7.16.	Compliance with ERISA	119

7.17.	Prepayment of Indebtedness	119

7.18.	Subordinated Debt	119

7.19.	Other Agreements	119

7.20.	Sanctions and other Anti-Terrorism Laws	120

7.21.	Anti-Corruption Laws	120

VIII.	CONDITIONS PRECEDENT	120

8.1.	Conditions to Delivery of Cash Collateral	120

8.2.	[Reserved]	124

8.3.	Post-Closing Covenants/Conditions	125

IX.	INFORMATION AS TO LOAN PARTIES	126

9.1.	Disclosure of Material Matters	126

9.2.	[Reserved]	127

9.3.	Environmental Reports	127

9.4.	Litigation	127

9.5.	Material Occurrences	128

9.6.	[Reserved]	128

9.7.	Annual Financial Statements	128

9.8.	Quarterly Financial Statements	129

9.9.	Monthly Financial Statements	129

9.10.	Other Reports	129

9.11.	Additional Information	130

9.12.	Projected Operating Budget	130

9.13.	Variances from Operating Budget	130

9.14.	Notice of Suits, Adverse Events	130

9.15.	ERISA Notices and Requests	131

9.16.	Additional Information; Additional Documents	131

9.17.	Updates to Certain Schedules	131

9.18.	Financial Disclosure	132

X.	EVENTS OF DEFAULT	132

10.1.	Nonpayment	132

10.2.	Breach of Representation	132

10.3.	Financial Information	132

10.4.	Judicial Actions and Seizures	132

10.5.	Noncompliance	133

10.6.	Judgments	133

10.7.	Bankruptcy	133

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10.8.	[RESERVED];	133

10.9.	Lien Priority	133

10.10.	Performance Guarantees	133

10.11.	Cross Default	134

10.12.	Breach of B. Riley Guarantee, Guaranty, Guarantor Security Agreement or Pledge Agreement	134

10.13.	Change of Control	134

10.14.	Invalidity	134

10.15.	[RESERVED]	134

10.16.	Pension Plans	134

10.17.	Anti-Money Laundering/International Trade Law Compliance	134

XI.	CASH COLLATERAL PROVIDERS’ RIGHTS AND REMEDIES AFTER DEFAULT	135

11.1.	Rights and Remedies	135

11.2.	Agent’s Discretion	136

11.3.	Setoff	137

11.4.	Rights and Remedies not Exclusive	137

11.5.	Allocation of Payments and Proceeds of Collateral after Event of Default	137

XII.	WAIVERS AND JUDICIAL PROCEEDINGS	139

12.1.	Waiver of Notice	139

12.2.	Delay	139

12.3.	Jury Waiver	139

XIII.	EFFECTIVE DATE AND TERMINATION	140

13.1.	Term	140

13.2.	Termination	140

XIV.	REGARDING AGENT	140

14.1.	Appointment	140

14.2.	Nature of Duties	141

14.3.	Lack of Reliance on Agent	141

14.4.	Resignation of Agent; Successor Agent	142

14.5.	Certain Rights of Agent	142

14.6.	Reliance	142

14.7.	Notice of Default	143

14.8.	Indemnification	143

14.9.	Agent in its Individual Capacity	143

14.10.	Delivery of Documents	143

14.11.	Loan Parties’ Undertaking to Agent	144

14.12.	No Reliance on Agent’s Customer Identification Program	144

14.13.	Other Agreements	144

14.14.	Erroneous Payments	144

XV.	BORROWING AGENCY	147

15.1.	Borrowing Agency Provisions	147

15.2.	Waiver of Subrogation	148

15.3.	Common Enterprise	148

XVI.	MISCELLANEOUS	148

16.1.	Governing Law	148

16.2.	Entire Understanding	149

16.3.	Successors and Assigns; Participations; New Cash Collateral Providers	150

16.4.	Application of Payments	153

16.5.	Indemnity	154

16.6.	Notice	155

16.7.	Survival	157

16.8.	Severability	157

16.9.	Expenses	157

16.10.	Injunctive Relief	157

16.11.	Consequential Damages	157

16.12.	Captions	158

16.13.	Counterparts; Electronic Signatures	158

16.14.	Construction	158

16.15.	Confidentiality; Sharing Information	158

16.16.	Publicity	159

16.17.	Certifications From Banks and Participants; USA PATRIOT Act	159

XVII.	GUARANTY AND SURETYSHIP AGREEMENT	159

17.1.	Guaranty and Suretyship Agreement	159

17.2.	Guaranty of Payment and Not Merely Collection	160

17.3.	Guarantor and Suretyship Waivers	160

17.4.	Repayments or Recovery from Secured Parties	161

17.5.	Enforceability of Obligations	161

17.6.	Guaranty Payable upon Event of Default; Remedies	162

17.7.	Waiver of Subrogation	162

17.8.	Continuing Guaranty and Suretyship Agreement	162

17.9.	General Limitation on Guarantee Obligations	163

17.10.	Right of Contribution	163

17.11.	Intercreditor	163

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2(b)	Form of Compliance Certificate
Exhibit 2.1	Form of Delayed Draw Term Note
Exhibit 5.5(b)	Financial Projections
Exhibit 8.1(g)	Form of Financial Condition Certificate
Exhibit 16.3	Form of Commitment Transfer Supplement

Schedules

Schedule 1.1	Cash Collateral Providers and Commitments
Schedule 4.4	Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property
Schedule 4.8(j)	Deposit and Investment Accounts
Schedule 4.14	Pledged Equity Interest Collateral
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)(i)	Litigation
Schedule 5.8(e)	Plans
Schedule 5.9	Intellectual Property
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.23	Equity Interests
Schedule 5.24	Commercial Tort Claims
Schedule 5.25	Letter of Credit Rights
Schedule 5.26	Material Contracts
Schedule 7.2	Permitted Encumbrances
Schedule 7.3	Permitted Guarantees
Schedule 7.4	Permitted Investments
Schedule 7.8	Permitted Indebtedness
Schedule 7.10	Permitted Affiliated Transaction

REIMBURSEMENT, GUARANTY AND SECURITY AGREEMENT

Reimbursement Credit, Guaranty and Security Agreement dated as of June 30, 2021, by and among BABCOCK &WILCOX ENTERPRISES, INC. (the “Parent”), a corporation organized under the laws of the State of Delaware (together with each Person which may hereafter be joined hereto as a borrower from time to time, collectively, the “Borrowers” and each, a “Borrower”), those Subsidiaries of Parent party hereto and named on the signature pages hereto as “Guarantors” (together with each Person which may hereafter be joined hereto as a guarantor from time to time, collectively, the “Guarantors”, and each, a “Guarantor”, and together with the Borrowers, collectively, the “Loan Parties” and each, a “Loan Party”), the financial institutions which are now or hereafter become parties hereto (collectively, the “Cash Collateral Providers” and each a “Cash Collateral Provider”), and MSD PCOF Partners XLV, LLC (“MSD”), in its capacity as agent for the Cash Collateral Providers (in such capacity, together with its successors and assigns in such capacity, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings set forth herein, Loan Parties, Cash Collateral Providers and Agent hereby agree as follows:

I.             DEFINITIONS.

1.1.            Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, all accounting terms not defined in Section 1.2 hereof or elsewhere in this Agreement (or partly defined in Section 1.2 hereof to the extent not defined) shall have the respective meanings given to such terms under GAAP; provided, however that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Parent and its consolidated subsidiaries for the fiscal year ended December 31, 2020. If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant set forth in this Agreement or the definition of any term defined under GAAP used in such calculations, Agent, Cash Collateral Providers and Loan Parties shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Cash Collateral Providers and Loan Parties after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date; provided further, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Loan Parties shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to Loan Parties both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP. Notwithstanding the foregoing, leases (including leases entered into or renewed after the Closing Date) shall be classified and accounted for (and the interest component thereof calculated) on a basis consistent with that reflected in the audited financial statements for the fiscal year ended December 31, 2019 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto.

1.2.            General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“ABL Agent” shall mean PNC, as agent under the ABL Facility Agreement.

“ABL Facility” shall mean that certain revolving credit facility provided for under the ABL Facility Agreement.

“ABL Facility Agreement” shall mean that certain Revolving Credit, Guaranty, and Security Agreement, dated as of the date hereof, among the Loan Parties, the lenders party thereto and PNC, agent, as it may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“ABL Facility Obligations” shall mean all “Obligations” as defined in the ABL Facility Agreement as in effect on the Closing Date.

“ABL Loan Documents” shall mean the ABL Facility Agreement, the Related L/C Facility Agreement and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, and all other agreements, documents and instruments heretofore, now or hereafter executed by any Loan Party and/or delivered to the agent or Issuer thereunder in respect of the transactions contemplated by the ABL Facility Agreement or the Related L/C Facility Agreement, in each case together with all amendments, modifications, supplements, extensions, renewals, substitutions, restatements and replacements thereto and thereof.

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Acquired Indebtedness” shall mean Indebtedness of a Person whose assets or Equity Interests are acquired by a Company in a Permitted Acquisition or any other Acquisition or Investment permitted hereunder or consummated with the consent of Required Cash Collateral Providers; provided that such Indebtedness: (a) was in existence prior to the date of such transaction and (b) was not incurred in connection with, or in contemplation of, such transaction.

“Acquisition” shall mean any transaction (or series of related transactions) for the purchase or other acquisition, by merger or otherwise, by any Company of (a) Equity Interests in any Person having ordinary voting power to elect at least a majority of the directors of such Person or other governing body performing similar functions for such Person (or otherwise conferring similar control over the governance and policies of such Person), or (b) all or substantially all the assets of any Person (or all or substantially all the assets constituting a business unit, division, product line or line of business of any Person), but not any other type of Investment in any Person (any such Person and/or assets and/or business unit, division, product line or line of business of any Person in any such transaction, the “target”).

“Administrative Questionnaire” means the administrative questionnaire completed by each Cash Collateral Provider in a form supplied by the Agent.

“Advances” shall mean and include the Cash Collateral Reimbursement Obligations and Delayed Draw Term Loans.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Affiliate Agreements” means, collectively, the agreements listed on Schedule 1.01(a) hereto.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Reimbursement, Guaranty and Security Agreement, as the same may be amended, modified, supplemented, renewed, restated, or replaced from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Alternate Source” shall have the meaning set forth in the definition of Overnight Bank Funding Rate.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption laws or regulations administered or enforced in any jurisdiction in which the Borrower or any of its Subsidiaries conduct business.

“Anti-Terrorism Laws” means any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including Executive Order No. 13224, the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et. seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B, and any regulations or directives promulgated under these provisions.

“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean, with respect to each Delayed Draw Term Loan and also with respect to Cash Collateral Commitment Fees, the applicable percentage as follows:

Domestic Rate Delayed Draw Term Loans	LIBOR Rate Delayed Draw Term Loans	Domestic Rate Cash Collateral Commitment Fees	LIBOR Rate Cash Collateral Commitment Fees
6.50%	7.50%	6.50%	7.50%

“Application Date” shall have the meaning set forth in Section 2.8(b) hereof.

“Appraisal Costs” shall have the meaning set forth in Section 3.4(c) hereof.

“Approvals” shall have the meaning set forth in Section 5.7(b) hereof.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Cash Collateral Provider, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.

“Approved LC Foreign Currencies” shall mean (x) Canadian Dollars, British Pounds Sterling, Danish Kroner, and Euros (collectively, the “Approved Anticipated LC Foreign Currencies”) and (y) such other currencies other than Dollars and other than the Approved Anticipated LC Foreign Currencies as Issuer and Agent shall approve in their sole discretion from time to time (any such other approved currencies, the “Approved Additional LC Foreign Currencies”).

“Approved Fund” shall mean any Fund that is administered, advised, managed, underwritten, or sub-advised by (a) a Cash Collateral Provider, (b) an Affiliate of a Cash Collateral Provider, or (c) an entity or an Affiliate of an entity that administers, advises, manages, underwrites, or sub-advises a Cash Collateral Provider.

“Approved Supply Chain Customer” shall mean each Customer of any Company participating in an Approved Supply Chain Financing.

“Approved Supply Chain Financing” shall mean each Supply Chain Financing offered by a Customer of any Company and in which such Customer has requested that such Company participate: (x) which has been approved in writing by Agent (acting reasonably) as to the applicable Customer, the applicable bank or other financial institution, and the terms of such Supply Chain Financing and (y) in the case of any such Approved Supply Chain Financing that will involve any Disposition of Receivables by any Loan Party, with respect to which Agent, PNC and the applicable bank or other financial institution shall have entered into a Supply Chain Lien Agreement reasonably acceptable to Agent.

“Availability” shall mean “Availability” as defined in the ABL Facility Agreement as in effect on the Closing Date.

“Available Amount” shall mean, as of any date of determination, the amount equal to:

(a)       the sum of (without duplication): (i) $105,000,000 plus (ii) the Net Cash Proceeds of any issuances of Equity Interests (other than Disqualified Equity Interests and Specified Equity Contributions) by Parent made after the Closing Date plus (iii) the Net Cash Proceeds of any issuances of Permitted Indebtedness pursuant to clause (h) of the definition of that term made after the Closing Date, minus

(b)       the sum of (without duplication): (i) all Permitted Acquisitions made after the Closing Date but prior to such date of determination under and/or in reliance on clause (d) of the definition of such term, (ii) all Permitted Investments made after the Closing Date but prior to such date of determination under and/or in reliance on clause (e) of the definition of Permitted Intercompany Advances and clause (g) of the definition of Permitted Investments, and (e) all Permitted Investments made after the Closing Date but prior to such date of determination under and/or in reliance on clause (j) of the definition of Permitted Investments (provided that, to avoid any “double counting”, the amount of any Permitted Acquisition made by any Non-Loan Party under/in reliance on clause (d) of the definition of such term or any Permitted Investment made by any Non-Loan Party under/in reliance on clause (j) of such term shall be deemed, for purposes of the calculation of the Available Amount, to be net of the amount of any proceeds of any Permitted Intercompany Advance that is made under and/or in reliance on clause (e) of such term to such Non-Loan Party for the purpose of (and actually used for the purpose of) funding any portion of such Permitted Acquisition or Permitted Investment), plus

(c)       sum of (without duplication): (i) all repayments of principal actually paid in cash by any Non-Loan Parties after the Closing Date but prior to such date of determination in respect of any Permitted Intercompany Advances made by Loan Parties to Non-Loan Parties after the Closing Date but prior to such date of determination under and/or in reliance on clause (e) of the definition of Permitted Intercompany Advances and clause (g) of the definition of Permitted Investments, (ii) all repayments of principal actually paid in cash by any Joint Ventures after the Closing Date but prior to such date of determination in respect of any Permitted Investments constituting loans or advances made by Loan Parties to Joint Ventures after the Closing Date but prior to such date of determination under and/or in reliance on clause (j) of the definition of Permitted Investments, and (iii) all dividends, distributions, and returns of capital actually paid in cash by any Joint Ventures after the Closing Date but prior to such date of determination in respect of any Permitted Investments (to the extent not constituting loans or advances) made by Loan Parties to Joint Ventures after the Closing Date but prior to such date of determination under and/or in reliance on clause (j) of the definition of Permitted Investments.

“Average Undrawn Availability” shall mean “Average Undrawn Availability” as defined in the ABL Facility Agreement as in effect on the Closing Date.

“B. Riley Fee Letter” shall mean that certain Fee Letter, dated as of the Closing Date, among the Loan Parties and B. Riley.

“B. Riley Guarantee” shall mean that certain Guaranty Agreement, made on the Closing Date by B. Riley Financial, Inc. in favor of Agent and the Cash Collateral Providers.

“B. Riley Guarantee Reimbursement Agreement” shall mean that certain Reimbursement Agreement, to be entered into by the Loan Parties in favor of B. Riley Financial, Inc. after the Closing Date.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as in effect from time to time, or any successor statute.

“Base Rate” shall mean a fluctuating rate per annum equal to the highest of (a) the Effective Federal Funds Rate plus 1/2 of 1% and (b) the rate last quoted by The Wall Street Journal as the “Prime Rate”. When used in reference to any Advance, “Base Rate” refers to whether such Advance is bearing interest at a rate determined by reference to the Base Rate. Any change in such “Prime Rate” published by The Wall Street Journal shall take effect at the opening of business on the day specified in the public announcement of such change.

“Benefited Cash Collateral Provider” shall have the meaning set forth in Section 2.6(e) hereof.

“Blocked Account” has the meaning set forth in the ABL Facility Agreement as in effect on the date hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall include the successors and permitted assigns of each applicable Person.

“Borrowing Agent” shall mean the Parent.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in New York, New York, and, if the applicable Business Day relates to any LIBOR Rate Advances, such day must also be a day on which dealings are carried on in the London interbank market.

“Canadian Dollar” and the sign “CDN$” shall mean lawful money of Canada.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures (but excluding any Permitted Acquisition or other Acquisition made in accordance with the terms hereof). Capital Expenditures for any period shall include the principal portion of Capitalized Lease Obligations paid in such period.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Company represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. Notwithstanding the foregoing, leases that were treated as operating leases before giving effect to Accounting Standards Codification Topic 842 shall continue to be treated as operating leases.

“Captive Insurance Subsidiary” shall mean, as of any date of determination, a regulated Subsidiary of Parent primarily engaged in the business of providing insurance and insurance-related services to Parent, its other Subsidiaries and certain other Persons.

“Cash Collateral” shall mean all amounts deposited as cash collateral by Agent, on behalf of the Cash Collateral Providers, to secure the repayment of any draws on Eligible Letters of Credit in accordance with Section 2.1 of this Agreement and the terms of the Cash Collateral Agreement.

“Cash Collateral Account” shall mean the “Cash Collateral Account” as defined in the Cash Collateral Agreement as in effect as of the Closing Date.

“Cash Collateral Reimbursement Obligations” has the meaning set forth in Section 2.1.

“Cash Collateral Agreement” shall mean the “Third Party Cash Pledge Agreement” as defined in the Related L/C Facility Agreement as in effect as of the Closing Date.

“Cash Collateral Commitment” shall mean the obligation of each applicable Cash Collateral Provider (as provided for on Schedule 1.1 hereto (as such Schedule may be amended and restated from time to time in accordance herewith) and/or in any assignment of any Cash Collateral Commitment to such Cash Collateral Provider pursuant to Section 16.3(c) or (d) hereof) to make deposits of Cash Collateral pursuant to Section 2.1.

“Cash Collateral Commitment Amount” shall mean, as to any Cash Collateral Provider, the cash collateral commitment amount set forth opposite such Cash Collateral Provider’s name on Schedule 1.1 hereto (as such Schedule may be amended and restated from time to time in accordance herewith) (or, in the case of any Cash Collateral Provider that became party to this Agreement after the Closing Date as a result of any assignment of any Cash Collateral Commitment to such Cash Collateral Provider pursuant to Section 16.3(c) or (d) hereof, the Cash Collateral Commitment Amount of such Cash Collateral Provider as set forth in the applicable Commitment Transfer Supplement); as such Cash Collateral Commitment Amount may be increased or decreased from time to time upon any assignment of any Cash Collateral Commitment by or to such Cash Collateral Provider pursuant to Section 16.3(c) or (d) hereof.

“Cash Collateral Commitment Fee Rate” shall mean (a) with respect to Cash Collateral Reimbursement Obligations that are Domestic Rate Advances, a rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate, and (b) with respect to Cash Collateral Reimbursement Obligations that are accruing fees as LIBOR Rate Advances for any particular Interest Period, a rate per annum equal to the sum of the Applicable Margin plus the LIBOR Rate for such LIBOR Rate Advance for such Interest Period.

“Cash Collateral Commitment Fees” shall have the meaning set forth in Section 3.2(a) hereof.

“Cash Collateral Commitment Percentage” shall mean, as to any Cash Collateral Provider prior to the termination of the Cash Collateral Commitment of such Cash Collateral Provider and/or the Cash Collateral Commitments of all Cash Collateral Providers in accordance with the terms hereof, the percentage equal to (a) the Cash Collateral Commitment Amount of such Cash Collateral Provider divided by (b) the Maximum Cash Collateral Amount as in effect at the applicable time of determination (and after any termination of the Cash Collateral Commitments of all Cash Collateral Providers in accordance with the terms hereof, the Cash Collateral Commitment Percentage of each Cash Collateral Provider shall be the percentage equal to (x) aggregate amount of the outstanding balance of all Cash Collateral Reimbursement Obligations of such Cash Collateral Provider divided by (y) aggregate amount of the outstanding balance of all Cash Collateral Reimbursement Obligations of all Cash Collateral Providers).

“Cash Collateral Provider” and “Cash Collateral Providers” shall have the meanings given to such terms in the preamble to this Agreement and shall include all of the transferees, successor, and permitted assigns of each such Person in its capacity as a Cash Collateral Provider under this Agreement.

“Cash Equivalents” shall mean (a) marketable direct obligations or securities issued by, or fully guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof in each case maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper that, at the time of acquisition, has a rating of at least A-1 or AAA from S&P or at least P-1 or Aaa from Moody’s and, in each case, having a term of not more than one year, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any foreign bank or any branch or agency of any of the foregoing having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000 or a minimum rating at the time of investment of A-3 by S&P or P-3 by Moody’s, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank either (i) that are fully collateralized or (ii) satisfying the requirements of clause (d)(ii) of this definition or recognized securities dealer having combined capital and surplus of not less than $500,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, (h) obligations issued or fully guaranteed by the government or by a governmental agency of Canada, Japan, Australia, Switzerland, the United Kingdom or a country belonging to the European Union, in each case maturing within one year from the date of acquisition thereof, but only so long as the country credit rating of any such country issuing or guaranteeing (or whose governmental agency issues or guarantees) any obligation of the type specified in this clause (h) above shall be AA or higher by S&P or an equivalent rating or higher by another generally recognized rating agency providing country credit ratings, (i) municipal issued debt securities, including notes and bonds that, at the time of acquisition, has a rating of at least A-1 or AAA from S&P or at least P-1 or Aaa from Moody’s, and in each case having a term of not more than one year, (j) (i) shares of any money market fund that has net assets of not less than $500,000,000 and satisfies the requirements of rule 2a-7 under the Investment Company Act of 1940 and (ii) shares of any offshore money market fund that has net assets of not less than $500,000,000 and a $1 net asset mandate, and (l) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (i) above.

“Cash Interest Expense” means, with respect to any Person for any period, the Interest Expense of such Person for such period less, to the extent included in the calculation of Interest Expense of such Person for such period, (a) the amount of debt discount and debt issuance costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Financial Covenant Debt, and (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness.

“Cash Dominion Event” shall mean all “Cash Dominion Event” as defined in the ABL Facility Agreement as in effect on the Closing Date.

“Cash Management Liabilities” shall mean the indebtedness, obligations, and liabilities of any Loan Party or any of their respective Subsidiaries to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (including any applicable Post-Petition Obligations).

“Cash Management Products and Services” shall mean agreements or other arrangements under which PNC, any “Lender” under the ABL Facility or any Affiliate thereof provides any of the following products or services to any Loan Party and/or any of their respective Subsidiaries: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services.

“Casualty Event” shall mean the occurrence of (x) any damage to or destruction of any assets or property of any kind or nature of any Company (excluding ordinary wear and tear) covered by any policy of property/casualty insurance, or (y) any taking or condemnation of any assets or property of any kind or nature of any Company by any Government Body.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CFTC” shall mean the Commodity Futures Trading Commission.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean:

(a)               the failure of Parent to (x) own and control, directly or indirectly, all voting rights with respect to 100% of the Voting Equity Interest, and also each of the non-voting classes of Equity Interests, of each Loan Party and each other Collateral Jurisdiction Subsidiary or (y) otherwise Control each Loan Party and each other Collateral Jurisdiction Subsidiary,

(b)               the occurrence of any event (whether in one or more transactions) which results in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) underwriters in the course of their distribution of Voting Equity Interest in an underwritten registered public offering provided such underwriters shall not hold such Equity Interest for longer than five Business Days) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 30%, on a fully-diluted basis, of the Voting Equity Interest of Parent; provided that it shall not be deemed to be a Change of Control under this clause (b) if B. Riley FBR, Inc. or a related “person” or “group” acceptable to Agent and the Required Cash Collateral Providers becomes the beneficial owner of more than 30% of such Voting Equity Interest of Parent, or

(c)               during any period of twelve consecutive calendar months, a majority of the members of the board of directors or other equivalent governing body of Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.

“Claims” shall have the meaning given to such term in Section 16.5 hereof.

“Closing Date” shall mean later of (x) the date of this Agreement and (y) the date upon which all of the conditions precedent in Section 8.1 shall have been satisfied (or waived in accordance with the terms hereof).

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended, modified, or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Loan Party in all of the following property and assets of such Loan Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(d)               all Receivables and all supporting obligations relating thereto;

(e)               all equipment and fixtures;

(f)                all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;

(g)               all Inventory;

(h)               all Subsidiary Equity Interest, securities, Investment Property and financial assets;

(i)                 all Material Real Property;

(j)                 [RESERVED];

(k)               all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(l)                 all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Loan Party or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through and including (h) of this definition;

(m)             all commercial tort claims in which a security interest is granted by a Loan Party pursuant to Section 4.1; and

(n)               all proceeds and products of the property described in clauses (a) through and including (m) of this definition, in whatever form.

It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any Loan Party for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against Loan Parties, would be sufficient to create a perfected Lien in any property or assets that such Loan Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

Notwithstanding the foregoing, Collateral shall not include any Excluded Property.

“Collateral Jurisdiction Subsidiary” shall mean any Company that is organized or incorporated under the laws of (i) the United States, any state thereof, or the District of Columbia, (ii) Canada or any province or territory thereof, (iii) any jurisdiction in the United Kingdom, or (iv) Luxembourg.

“Commitments” shall mean, collectively, the Cash Collateral Commitments.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Cash Collateral Provider purchases and assumes a portion of the Cash Collateral Commitments and the obligation of Cash Collateral Providers to make Delayed Draw Term Loans under this Agreement.

“Companies” shall mean, collectively, Parent and each of its Subsidiaries, and “Company” shall mean each and any of them.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(b) hereto to be signed by the Chief Executive Officer, Chief Financial Officer, Treasurer or Controller of Borrowing Agent.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Company’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement or the Other Documents, the ABL Facility Agreement, and the Related L/C Facility Agreement, including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Loan Party that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Consolidated Net Income” means, for any period, the net income (or loss) of Loan Parties on a Consolidated Basis for such period determined in accordance with GAAP.

“Consolidated Tangible Assets” means, as of any date of determination, the difference of (a) the consolidated total assets of the Borrower and its Subsidiaries as of such date, determined in accordance with GAAP, minus (b) all Intangible Assets of the Borrower and its Subsidiaries on a consolidated basis as of such date.

“Consortium” means any joint venture, consortium or other similar arrangement that is not a separate legal entity entered into by Parent or any of its Subsidiaries and one or more third parties, provided that no Loan Party shall, whether pursuant to the Constituent Documents of such joint venture or otherwise, be under any Contractual Obligation to make Investments or incur Guaranty Obligations after the Closing Date, or, if later, at the time of, or at any time after, the initial formation of such joint venture, consortium or similar arrangement that would be in violation of any provision of this Agreement.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” shall mean a deposit account control agreement or securities account control agreement or commodities account control agreement or blocked account agreement, as applicable, entered into by any one or more Loan Parties, an applicable bank or other depository institution or securities intermediary or commodity intermediary, ABL Agent and Agent that is sufficient to provide Agent with “control” (for purposes of Articles 8 and/or Article 9 of the Uniform Commercial Code, as applicable) over the deposit account(s) or securities accounts(s) (and/or the investment property and/or financial assets maintained therein or credited thereto) or commodity account(s) (and/or the commodity contracts carried therein) subject thereto maintained with such applicable bank or other depository institution or securities intermediary or commodity intermediary, and otherwise in form and substance reasonably acceptable to Agent.

“Controlled Group” shall mean, at any time, each Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Company, are treated as a single employer under Section 414 of the Code.

“Controlled Investment Affiliate” shall mean, with respect to any Person (for this definition, the “sponsor”), any other Person that is (a) controlled by, or is under common control with, such sponsor and (b) engaged solely in the business of making equity or debt investments in the ordinary course of business. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Covered Entity” shall mean (a) each Loan Party, each of each Loan Party’s Subsidiaries and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Cure Period” shall have the meaning set forth in Section 6.5(d) hereof.

“Cure Right” shall have the meaning set forth in Section 6.5(d) hereof.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Company, pursuant to which such Company is to deliver any personal property or perform any services.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the Daily LIBOR Rate determined as provided above would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Debt Payments” shall mean for any Person for any period, in each case: (a) the Cash Interest Expense of such Person for such period, plus (b) all amortization payments and other payments in respect of principal with respect of any Indebtedness for borrowed money (excluding the Advances hereunder) paid or payable in cash by such Person during such period, plus (c) without duplication of any amounts under the foregoing clauses (a) and (b), all payments in respect of Capitalized Lease Obligations paid or payable in cash by such Person during such period, plus (d) all payments paid or payable in cash with respect to any Pension Benefit Plan (including any Multiemployer Plan) or Multiple Employer Plan (or with respect to any similar defined benefit employee pension plans or employee retirement plans (including any such similar multi-employer plans or multiple-employer plans or any statutory pension or employee retirement scheme or funds) under the laws of any other jurisdiction in which any Company is organized or formed) by such Person during such period plus (e) all amounts paid or payable in cash by such Person under the B. Riley Fee Letter. For the avoidance of doubt, the term “Debt Payments” shall not include any payments with respect to (a) Performance Guarantees and (b) Indebtedness of the Borrower or any Subsidiary of the Borrower that is owed to the Borrower or any Subsidiary of the Borrower.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Deferred PBGC Payments” means pension payments deferred by the Parent with the consent of the Internal Revenue Service and PBGC pursuant to the Pension Funding Waivers in an amount no greater than $18,000,000.

“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Designated Cash Collateral Provider” shall have the meaning set forth in Section 16.2(d) hereof.

“Disposition” shall mean any sale, conveyance, transfer, license, lease, or other disposition (including any sale and leaseback transaction) of any assets or property (or any interests in any such assets or property) by any Person, including any sale, conveyance, assignment, transfer, factoring or other disposition, with or without recourse and whether before, at, or after maturity, of any notes or Receivables or any rights or claims associated therewith, or in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Equity Interests or Equity Interests Equivalent, and “Dispose” shall have a cognate meaning (it being acknowledged and agreed that the collection of Receivables in the Ordinary Course of Business does not constitute a Disposition).

“Disqualified Equity Interests” shall mean any Equity Interests which, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the Payment in Full of the Obligations), (b) provide for regularly scheduled cash payments of dividends or distributions with respect thereto and/or the accrual and/or payment of dividends or distributions payable in cash at a stated percentage/rate and/or in a stated amount and/or amount determined by a stated formula, in any such case prior to the time that the Obligations are Paid in Full, unless, in any such case, the actual payment in cash (not including any accrual without cash payment and/or payment in kind) of such dividends or distributions is subject to the discretion of the Board of Directors (or similar governing person/body) of the Person issuing such Equity Interests (provided that, for the avoidance of doubt, any requirement that any and/or all such dividends or distributions be paid in cash prior to any other dividends or distributions being paid with respect to any other class or series of Equity Interests of such Person shall not, by itself, result in any Equity Interests constituting Disqualified Equity Interest under this clause (b)), or (c) are convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in (a) or (b) above, in each case, at any time.

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Loan Parties” shall mean, collectively, Borrower and each Domestic Subsidiary of Parent that is also a Loan Party.

“Domestic Rate Advance” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Domestic Subsidiary” shall mean any Subsidiary of any Person that is organized or incorporated in the United States, any State or territory thereof, or the District of Columbia.

“EBITDA” means, for any period,

(a)	Consolidated Net Income for such period;

plus

(b)	the sum of, in each case (other than clauses (xi) and (xii) below) to the extent deducted in the calculation of (or, in the case of clause (vii), otherwise reducing) such Consolidated Net Income but without duplication,

(i)              any provision for income taxes,

(ii)           Interest Expense,

(iii)         depreciation expense,

(iv)          amortization of intangibles or financing or acquisition costs,

(v)            all non-cash charges (including impairment of intangible assets and goodwill) and non-cash losses for such period, including non-cash employee compensation pursuant to any equity-based compensation plan (excluding any non-cash item to the extent it represents an accrual of, or reserve for, cash disbursements for any period ending prior to the last day of the Term) including, for the avoidance of doubt, any non-cash charges or expenses relating to pension or benefits plans of the Loan Parties and their Subsidiaries, including mark-to-market adjustments;

(vi)          unrealized foreign exchange losses of Parent and its Subsidiaries resulting from the impact of foreign currency changes on the valuation of assets and liabilities;

(vii)       fees, costs, and expenses with respect to the Transactions paid from and after July 1, 2021 through December 31, 2021 in an amount not to exceed $5,000,000 in the aggregate;

(viii)     non-recurring charges incurred by the Borrower or its Subsidiaries (other than those provided for in clause (vii)) in respect of business restructurings to the extent disclosed in writing (and in detail and with support reasonably acceptable) to Agent, provided that the aggregate amount added back to Consolidated Net Income pursuant to this clause (viii) with respect to any such charges shall not exceed (x) $10,000,000 during the period from the Closing Date through the first anniversary of the Closing Date and (y) $5,000,000 in any subsequent (12) month period (in each case, as such amounts may be increased by any additional amount, if any, that Agent shall approve in its sole discretion);

(ix)          all professional advisory fees and expenses (other than those provided for in clause (vii)) to the extent disclosed in writing (and in detail and with support reasonably acceptable) to Agent and solely with respect to measurement periods ending on or prior to December 31, 2022, provided that (A) the aggregate amount added back to Consolidated Net Income pursuant to this clause (ix) with respect to any such charges incurred the period commencing on July 1, 2021 through December 31, 2021 shall not exceed $10,000,000 in the aggregate, and (B) the aggregate amount added back to Consolidated Net Income pursuant to this clause (ix) with respect to any such charges incurred the period commencing on January 1, 2022 through December 31, 2022 shall not exceed $7,5000,000 in the aggregate;

(x)            any aggregate net loss from the sale, exchange or other disposition of business units by the Borrower or its Subsidiaries,

(xi)          any expenses or charge for such period to the extent covered by, and solely to the extent actually reimbursed in cash by, insurance (to the extent not otherwise included in Consolidated Net Income);

(xii)       pro forma “run rate” cost savings, operating expense reductions, operating synergies, and operating improvements, cost savings initiatives and other similar initiatives and actions resulting from or relating to or taken in connection with any Acquisition consummated in accordance with the terms of this Agreement, in each case, reasonably identifiable and factually supportable and projected by the Borrower, in good faith, to result from actions taken or with respect to which substantial steps have been taken within eighteen (18) months after the end of such Acquisition or Investment, mergers and other business combinations, Dispositions, cost savings initiatives and other similar initiatives and actions (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating synergies and operative improvements were realizing during the entirety of such period), net of the amount of actual benefits realized during such period from such actions (all such adjustments, the “Cost Savings Adjustments”) but only if and to the extent that Agent in its reasonable discretion shall be satisfied with the projections and supporting data regarding such proposed Cost Saving Adjustments and shall approve the proposed amount of such Cost Saving Projections; provided that no Cost Savings Adjustments shall be added back pursuant to this clause (xii) to the extent duplicative of any expenses or charges otherwise added back to EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided, further, that without limiting the generality of Agent’s discretion under this clause (xii), the aggregate amount of Cost Savings Adjustments added back pursuant to this clause (xii) for any four consecutive fiscal quarter period shall not exceed twenty percent (20%) of EBITDA for such period (calculated prior to giving effect to the addback of such Cost Savings Adjustments);

provided, that, to the extent that all or any portion of the income or gains of any Person is deducted pursuant to any of clauses (c)(iv) and (v) below for a given period, any amounts set forth in any of the preceding clauses (b)(i) through (b)(xii) that are attributable to such Person shall not be included for purposes of this clause (b) for such period, minus

(c)	the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication,

(i)             any credit for income tax,

(ii)           non-cash interest income,

(iii)        any other non-cash gains or other items which have been added in determining Consolidated Net Income (other than any such gain or other item that has been deducted in determining EBITDA for a prior period) including, for the avoidance of doubt, any non-cash gains relating to pension or benefits plans of the Loan Parties and their Subsidiaries, including mark-to-market adjustments,

(iv)         the income of any Subsidiary or Joint Venture to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by such Subsidiary or Joint Venture, as applicable, of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary or Joint Venture, as applicable,

(v)            the income of any Person (other than a Subsidiary) in which any other Person (other than the Borrower or a Wholly-Owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has an interest, except to the extent of the amount of dividends or other distributions or transfers or loans actually paid to the Borrower or a Wholly-Owned Subsidiary by such Person during such period,

(vi)         any aggregate net gain from the sale, exchange or other disposition of business units by the Borrower or its Subsidiaries,

(vii)       unrealized foreign exchange gains of the Borrower and its Subsidiaries resulting from the impact of foreign currency changes on the valuation of assets and liabilities, and

(viii)    any income on account of any settlement of or payment in respect of any property or casualty insurance claim of Parent or any Subsidiary or professional liability insurance claims of Parent or any Subsidiary or any taking or condemnation proceeding relating to any asset of the Borrower or any Subsidiary.

For any period of measurement that includes any Permitted Acquisition or any sale, exchange or disposition of any Subsidiary or business unit of the Borrower or any Subsidiary, EBITDA (and the relevant elements thereof) shall be computed on a pro forma basis for each such transaction as if it occurred on the first day of the period of measurement thereof, so long as the Borrower provides to the Agent reasonably acceptable to Agent in its reasonable discretion reconciliations and other detailed information relating to adjustments to the relevant financial statements (including copies of financial statements of the acquired Person or assets in any Permitted Acquisition) used in computing EBITDA (and the relevant elements thereof) sufficient to demonstrate such pro forma calculations in reasonable detail.

For certain purposes hereunder where pre-Closing Date EBITDA is necessary, EBITDA for Loan Parties on a Consolidated Basis shall deemed to be $15,020,746, $7,989,027, $16,309,570 and $25,355,808, respectively for the single fiscal quarters ended June 30, 2021, March 31, 2021, December 31, 2020 and September 30, 2020; provided, that, upon delivery of the quarterly financial statements and Compliance Certificate for the fiscal quarter ended June 30, 2021, EBITDA for Loan Parties on a Consolidated Basis for the fiscal quarter ended June 30, 2021 shall be determined based upon such financial statements and Compliance Certificate.

“Effective Federal Funds Rate” means for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Eligible Letter of Credit” shall mean a Letter of Credit that (a) is issued by the Issuer for the account of a Loan Party under the Related L/C Facility, (b) is not issued or renewed at a time when an Event of Default is continuing hereunder that Issuer has been provided notice of, (c) has a face amount no greater than (1) $20,000,00 for any individual Letter of Credit (or such higher amount as the Agent and the ABL Agent may both reasonably agree) and (2) $35,000,000 in the aggregate when taken together with the face amount of all other Letters of Credit issued under Related L/C Facility Agreement (or such higher amount as the Agent and the ABL Agent may both reasonably agree), in each case, (x) to the same beneficiary and/or its Affiliates and (y) in support of the same Contractual Obligation, (e) is denominated in Dollars or an Approved LC Foreign Currency, (f) has an expiration date no later thirty (30) days prior to the last day of the Term, and (g) would be eligible and otherwise would qualify to be issued under the ABL Facility Agreement (other than with respect to any letter of credit or currency sublimits with respect to letters of credit issued under the ABL Facility Agreement).

“Eligible Line of Business” shall have the meaning set forth in Section 5.20(a) hereof.

“Embargoed Property” means any property (a) in which a Sanctioned Person holds an interest; (b) beneficially owned, directly or indirectly, by a Sanctioned Person; (c) that is due to or from a Sanctioned Person; (d) that is located in a Sanctioned Jurisdiction; or (e) that would otherwise cause any actual or possible violation by the Cash Collateral Providers or Agent of any applicable Anti-Terrorism Law if the Cash Collateral Providers were to obtain an encumbrance on, lien on, pledge of or security interest in such property or provide services in consideration of such property.

“Environmental Complaint” shall have the meaning set forth in Section 9.3(b) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation Laws relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be (all of the following rights, as to any applicable Equity Interests, the “Related Equity Interest Rights”): (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.

“Equity Interest Equivalents” means all securities convertible into or exchangeable for Equity Interests and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

“Erroneous Payment” has the meaning assigned to it in Section 14.14(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 14.14(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 14.14(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 14.14(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 14.14(d).

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Deposit Account” means (a) any deposit account that is used solely for payment of taxes, payroll, bonuses, other compensation and related expenses, in each case, for employees or former employees, (b) fiduciary or trust accounts, (c) zero-balance accounts, so long as the balance in such account is zero at the end of each Business Day and (d) any other deposit account with an average daily balance on deposit not exceeding $100,000 individually or $500,000 in the aggregate for all such accounts excluded pursuant to this clause (d).

“Excluded Property” shall mean (i) any asset of any Loan Party that shall be deemed environmental waste or an environmental hazard under any Applicable Law, (ii) any real property other than Material Real Property, (iii) any lease, license, contract or agreement to which any Loan Party is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of (x) any Applicable Law, or (y) a term, provision or condition of any such lease, license, contract or agreement (unless in each case, such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity), provided, however, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (x) or (y) above, and provided, further the foregoing exclusion shall in no way be construed any time so as to limit, impair or otherwise affect Agent’s unconditional continuing security interest in and liens upon, and Excluded Property shall not include, any rights or interests of a Loan Party in or to the proceeds of, or any monies due or to become due under, any such license, contract or agreement, (iv) cash used to cash collateralize existing letters of credit under the Existing BAML Credit Facility during the period of time such cash is used as cash collateral, (v) any intent-to-use United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office, provided that that the foregoing (and all goodwill of the businesses of the applicable Loan Parties associated therewith) shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately upon such amendment filing and acceptance, and provided, further the foregoing exclusion shall in no way be construed at any time as to limit, impair or otherwise affect Agent’s unconditional continuing security interest in and liens upon, and Excluded Property shall not include, any rights or interests of a Loan Party in or to the proceeds of, or any Receivables due or to become due in connection with, any such intent-to-use United States trademark applications (and all goodwill of the businesses of the applicable Loan Parties associated therewith), (vi) any property to the extent that such grant of a security interest is prohibited by a Governmental Body, or requires a consent not obtained of any Governmental Body; (vii) assets subject to capital leases and/or purchase money financing to the extent such capital leases and/or purchase money financing are permitted to be outstanding pursuant to this Agreement and to the extent that the operative lease and/or financing documents for such capital leases and/or purchase money financing prohibit the granting and/or existing of Liens in favor of Agent on such assets (but assets described in this clause (vii) shall only be Excluded Property until such time as such capital lease and/or purchase money financing is paid in full, at which time such assets shall automatically become part of the Collateral and subject to the security interests created in favor of Agent hereunder and under the Other Documents), and (viii) vehicles, trailers and other goods subject to certificate of title laws in any applicable jurisdiction(s) that do not constitute rolling stock.

“Excluded Taxes” shall mean the following Taxes imposed on or with respect to Agent, any Cash Collateral Provider or Participant or required to be deducted or withheld from any payment to be made by or on account of any Obligations of any Company to any Cash Collateral Provider, (a) taxes imposed on or measured by its overall net income (however denominated), branch profits tax, and franchise taxes imposed on it (in lieu of net income taxes), in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office or, in the case of any Cash Collateral Provider or Participant, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Cash Collateral Provider or Participant, any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Cash Collateral Provider or Participant at the time such Foreign Cash Collateral Provider or Participant becomes a party hereto (other than pursuant to an assignment made pursuant to Section 3.11) or, in the case of a Foreign Cash Collateral Provider, designates a new lending office, except to the extent that such Foreign Cash Collateral Provider or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office in the case of such Cash Collateral Provider (or assignment or sale of a participation), to receive additional amounts with respect to such withholding tax pursuant to Section 3.10(a) hereof, (c) any withholding tax attributable to any Foreign Cash Collateral Provider’s failure to comply with Section 3.10(e) hereof or (d) any withholding Taxes imposed under FATCA.

“Existing BAML Credit Facility” shall mean, collectively if applicable, the credit facility or facilities made available to Parent under that certain Amended and Restated Credit Agreement dated as of May 14, 2020, as amended, among Parent, as borrower, the lenders party thereto, and Bank of America, N.A., as administrative agent.

“Existing BAML Credit Facility Payoff Letter” shall have the meaning set forth in Section 8.1(j) hereof.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party; provided that, for any determination of Fair Market Value in connection with an Disposition to be made pursuant to clause (o) of the definition of Permitted Dispositions in which the estimated fair market value of the properties disposed of in such Disposition exceeds $10,000,000, Loan Parties shall provide evidence reasonably satisfactory to Agent with respect to the calculation of such Fair Market Value.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Bodies entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) calculated by the Federal Reserve Bank of New York (or any successor), based on such day’s federal funds transactions by depositary institutions, as determined in such manner as such Federal Reserve Bank (or any successor) shall set forth on its public website from time to time, and as published on the next succeeding Business Day by such Federal Reserve Bank as the “Federal Funds Effective Rate”; provided that if such Federal Reserve Bank (or its successor) does not publish such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Financial Covenant Debt” shall mean, for any Person, without duplication, Indebtedness of the type specified in clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (k), (l), and (m) (with respect to clause (m), to the extent due and payable), in each case of the definition of “Indebtedness” and, with respect to the Companies, also including (without duplication) (x) the aggregate amount of the Cash Collateral in the Cash Collateral Account and the aggregate principal amount of Delayed Draw Term Loans outstanding under this Agreement and (y) PBGC Secured Obligations to the extent in excess of $17,300,000. For the avoidance of doubt, the term “Financial Covenant Debt” shall not include (a) reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees and (b) Indebtedness of the Borrower or any Subsidiary of the Borrower that is owed to the Borrower or any Subsidiary of the Borrower.

“First-Tier Foreign Subsidiary” shall mean a Foreign Subsidiary whose Equity Interest is wholly owned directly by one or more Loan Parties.

“Fixed Charge Coverage Ratio” shall mean, with respect to Loan Parties on a Consolidated Basis for any applicable fiscal measurement period, the ratio of (a) the result of (i) EBITDA for such period, minus (ii) Unfunded Capital Expenditures made during such period, minus (iii) distributions and dividends (including any Permitted Tax Distributions and Permitted Restricted Payments described in clauses (f), and (g) (but not, for the avoidance of doubt, (h)) of the definition of such term, in each case as applicable) made during such period, minus (iv) cash taxes paid during such period, to (b) the amount of all Debt Payments for such period.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Flood Requirement Standards” means, with respect to any parcel of owned Real Property to be subject to a Mortgage, (a) the delivery to Agent of a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each such parcel of owned real property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Party relating to such parcel of owned Real Property), (b) maintenance, if available, of fully paid flood hazard insurance on all such owned Real Property that is located in a special flood hazard area from such providers and on such terms and in such amounts as required by Flood Disaster Protection Act, The National Flood Insurance Reform Act of 1994 or as otherwise reasonably required by Agent and (c) delivery to Agent of evidence of such compliance in form and substance reasonably acceptable to Agent.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Loan Party and/or any of their respective Subsidiaries.

“Foreign Cash Collateral Provider” shall mean any Cash Collateral Provider that is organized under the Laws of a jurisdiction other than that in which Loan Parties are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary of any Person that is not organized or incorporated in the United States, any state or territory thereof, or the District of Columbia; provided that, any Subsidiary of Parent that is a Loan Party shall not, except as otherwise expressly provided for herein or in any Other Document, constitute a Foreign Subsidiary.

“Fund” shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranteed Obligations” shall have the meaning set forth in Section 17.1 hereof.

“Guarantor” shall have the meaning set forth in the preamble to this Agreement and shall extend to each Person which may hereafter guarantee payment or performance of the whole or any part of the Obligations, and shall also extend to all successors and permitted and assigns of such Persons, and “Guarantors” shall mean collectively all such Persons.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Agent, including with respect to Guarantors that are parties hereto, the provisions of Article IV of this Agreement; as each may be amended, modified, supplemented, renewed, restated, or replaced from time to time.

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Cash Collateral Providers, in form and substance satisfactory to Agent, including, with respect to Guarantors that are parties hereto, the provisions of Article XVII hereof.

“Guaranty Obligation” means, as applied to any Person, without duplication, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose of such Person in incurring such liability is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if (and only if) in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance to the obligee of Indebtedness of any other Person that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported or, if such amount is not stated or otherwise determinable, the maximum reasonable anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. For the avoidance of doubt, the term “Guaranty Obligation” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable Performance Guarantees.

“Hazardous Discharge” shall have the meaning set forth in Section 9.3(b) hereof.

“Hazardous Materials” shall mean any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Indebtedness” shall mean, without duplication, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money (including the obligation to repay Delayed Draw Term Loans); (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all matured reimbursement obligations with respect to letters of credit, bankers’ acceptances, surety bonds, performance bonds, bank guarantees, and other similar obligations; (d) all other obligations with respect to letters of credit, bankers’ acceptances, surety bonds, performance bonds, bank guarantees and other similar obligations, whether or not matured other than unmatured or undrawn, as applicable, obligations with respect to Performance Guarantees, (e) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue by more than 90 days or are being disputed in good faith, (f) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement (other than operating leases) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (g) all Capitalized Lease Obligations of such Person, (h) all Guaranty Obligations of such Person, (i) all Disqualified Equity Interests (and all obligations and liabilities of such Person with respect thereto), (j) obligations under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (k) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services; (l) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (m) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (n) off-balance sheet liabilities and/or pension plan liabilities of such Person; and (o) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business. For the avoidance of doubt, Indebtedness includes the obligation of the Borrowers to cash collateralize the Cash Collateral Providers for their contingent reimbursement obligations in respect of the Cash Collateral.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Ineligible Security(ies)” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Insolvency Event” shall mean, with respect to any Person such Person or such Person’s direct or indirect parent company (a) becomes the subject of an Insolvency Proceeding (including any proceeding under the Bankruptcy Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or ceases operations of its present business, (d) [reserved], or (e) in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Insolvency Law” shall mean as applicable, (a) the Bankruptcy Code and (b) any other federal, state, provincial or foreign Law regarding insolvency or bankruptcy or for the relief or reorganization or administration or receivership or liquidation of debtors and/or their assets or liabilities or affecting creditors’ rights generally.

“Insolvency Proceeding” shall mean (a) any voluntary or involuntary case, receivership, administration, liquidation, or other similar case or proceedings under any Insolvency Law (whether or not of an interim nature) with respect to any Person or with respect to a material portion of its assets, (b) any liquidation, dissolution, or winding up of any Person whether voluntary or involuntary and whether or not involving any Insolvency Law or (c) any assignment for the benefit of any creditors or any other marshaling of assets or liabilities of any Person.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, trade name, mask work, trade secrets (including source code), design right, invention, domain name, assumed name or other intellectual property right arising under Applicable Law.

“Intellectual Property Collateral” shall mean all Collateral constituting Intellectual Property.

“Intellectual Property Claim” shall mean the assertion, by any means, by any Person of a claim that any Company’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Intercompany Subordinated Debt Payment” means any payment or prepayment, whether required or optional, of principal, interest or other charges on or with respect to any Subordinated Debt of the Borrower or any Subsidiary of the Borrower, so long as (a) such Subordinated Debt is owed to the Borrower or a Subsidiary of the Borrower and (b) no Event of Default shall have occurred and be continuing.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the Closing Date among Agent and PNC, as agent under the ABL Facility Agreement, and acknowledged by the Loan Parties, as such agreement may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Interest Expense” shall mean, for any Person for any period, total interest expense of such Person for such period, as determined in accordance with GAAP and including, in any event (without duplication for any period or any amount included in any prior period), (a) net costs under Interest Rate Hedges for such period, (b) all interest payments in respect of the Advances or any other Indebtedness for borrowed money paid or payable in cash by such Person during such period, (c) any commitment fee (including, in the case of Parent and its Subsidiaries, the Cash Collateral Commitment Fees hereunder) accrued, accreted or paid by such Person during such period, (d) any fees and other obligations (other than reimbursement obligations), including any fronting fees, with respect to letters of credit and bankers’ acceptances (whether or not matured) accrued, accreted or paid by such Person for such period, (e)  any facility fee accrued, accreted or paid by such Person during such period, (f) fees and costs for Performance Guarantees (including, for the avoidance of doubt, bilateral bank guarantees and surety bonds) accrued, accreted or paid by such Person during such period, and (g) any fees, commissions, and charges not described in the foregoing clauses (a) through (f) paid or payable in cash hereunder or under the Related L/C Facility or under the ABL Facility by such Person during such period. For purposes of the foregoing, interest expense shall (i) be determined after giving effect to any net payments made or received by Parent and its Subsidiaries with respect to Interest Rate Hedges, (ii) exclude interest expense accrued, accreted or paid by Parent and its Subsidiaries to each other, and (iii) exclude credits to interest expense resulting from capitalization of interest related to amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of Parent and its Subsidiaries prepared in conformity with GAAP.

“Interest Period” shall mean the period provided for any LIBOR Rate Advance pursuant to Section 2.2(b) hereof.

“Interest Rate” shall mean (a) with respect to Delayed Draw Term Loans that are Domestic Rate Advances, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate, and (b) with respect to Delayed Draw Term Loans that are accruing interest as LIBOR Rate Advances for any particular Interest Period, an interest rate per annum equal to the sum of the Applicable Margin plus the LIBOR Rate for such LIBOR Rate Advance for such Interest Period.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party or its Subsidiaries in order to provide protection to, or minimize the impact upon, such Loan Party and/or its Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Inventory” shall mean and include as to each Person all of such Person’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Person’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Person’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents of such Person.

“Investment” means, as to any Person, (a) any purchase or similar acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or substantially all of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting what is known to the Borrower to be the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person. For the avoidance of doubt, the term “Investment” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Investment Property” shall mean and include, with respect to any Person, all of such Person’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts, and any other asset or right that would constitute “investment property” under the Uniform Commercial Code.

“Issuer” shall mean (a) PNC in its capacity as issuer of Letters of Credit under the Related L/C Facility Agreement and (b) any other Issuer acceptable to Agent which issues a Letter of Credit under the Related L/C Facility Agreement.

“Joint Venture” means any Person (a) in which Parent, directly or indirectly, owns any Equity Interests or Equity Interests of such Person and (b) that is not a Subsidiary of the Borrower, provided that (i) Agent, on behalf of the Secured Parties, has a valid, perfected, first priority security interest in the Equity Interests and Equity Interests Equivalents in such joint venture owned directly by any Loan Party except where (x) the Constituent Documents of such joint venture prohibit such a security interest to be granted to the Agent or (y) such joint venture has incurred Indebtedness the terms of which either (A) require security interests in such Equity Interests and Equity Interests Equivalents to be granted to secure such Indebtedness or (B) prohibit such a security interest to be granted to Agent, and (ii) no Loan Party shall, whether pursuant to the Organizational Documents of such joint venture or otherwise, be under any obligation to make Investments or incur Guaranty Obligations after the Closing Date, or, if later, at the time of, or at any time after, the initial formation of such joint venture, that would be in violation of any provision of this Agreement.

“Landlord/Bailee” shall mean any Person (including any applicable landlord, warehouseman, logistics services provider, bailee, processor, or mortgagee) who (x) owns, operates, or occupies, or holds a senior mortgage with respect to, premises at which any Collateral may be located from time to time or (y) is otherwise in possession of or has control of or over any Collateral from time to time.

“Law(s)” shall mean any law(s) (including common law and equitable principles), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, code, release, ruling, order, executive order, injunction, writ, decree, bond judgment authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“Leasehold Interests” shall mean all of each Loan Party’s right, title and interest in and to, and as lessee of, the premises identified as leased Real Property on Schedule 4.4 hereto.

“Letters of Credit” shall mean “Letters of Credit” issued under the Related L/C Facility.

“LIBOR Alternate Source” shall have the meaning set forth in the definition of “LIBOR Rate”.

“LIBOR Rate” shall mean for any LIBOR Rate Advance for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Advance and having a borrowing date and a maturity comparable to such Interest Period (or (x) if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error), (y) if the LIBOR Rate is unascertainable as set forth in Section 3.8.2(i) hereof, a comparable replacement rate determined in accordance with Section 3.8.2 hereof) by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement. The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Advance” shall mean any Advance that bears interest based on the LIBOR Rate.

“License Agreement” shall mean any agreement between any Company and a Licensor pursuant to which such Company is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Company or otherwise in connection with such Company’s business operations.

“Licensor” shall mean any Person from whom any Company obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Company’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Company’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and substance satisfactory to Agent, by which Agent is given the right, vis-a-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Loan Party’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Loan Party’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” means an agreement between Agent and a Landlord/Bailee, in form and substance satisfactory to Agent in its reasonable discretion, by which such Person shall agree to a customary waiver and/or subordination and enforcement standstill as to any liens (statutory, contractual, or otherwise) which such Person may now have or hereafter obtain in any Collateral and agree to provide Agent with customary access rights to such premises and the Collateral located on such premises in order for Agent exercise its rights as a secured creditor with respect to such Collateral.

“Liquidity” shall mean, as of any date, the aggregate amount equal to the sum of (x) Undrawn Availability as of such date and (y) unrestricted cash and Cash Equivalents on the consolidated balance sheet of Loan Parties on a Consolidated Basis as of such date.

“LLC Division” shall mean, in the event a Company is a limited liability company, (a) the division of any such Company into two or more newly formed limited liability companies (whether or not such Company is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Body that results or may result in, any such division.

“Loan Party” and “Loan Parties” shall have the meanings set forth in the preamble to this Agreement and shall include their successors and permitted assigns.

“Loan Parties on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of Parent and its Subsidiaries.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business or properties of Loan Parties taken as a whole, (b) the ability of the Loan Parties, taken as a whole to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Cash Collateral Provider’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license (including the License Agreements), written or oral, of any Company, which is material to any Company’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.

“Material Real Property” means, any parcel of real property located in the United States and owned by any Loan Party that has a Fair Market Value in excess of $1,000,000; provided that Agent may agree, in its sole discretion, to exclude from this definition any parcel of real property (and/or the buildings and contents therein) that is located in a special flood hazard area as designated by any federal Governmental Body.

“Maximum Cash Collateral Amount” shall mean $110,000,000.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“MIRE Event” means any increase, extension or renewal of any Commitment, or the addition of any new commitment hereunder.

“Mortgage” shall mean, as to each Material Real Property, a mortgage or deed of trust (and any related assignment of leases and rents and other security documents) pursuant to which a Lien in favor of Agent (or any representative or trustee designated by and acting for Agent) for the benefit of the Secured Parties to secure the Obligations shall be granted, such mortgage/deed of trust (and other assignment and related documents) to be in form and substance reasonably acceptable to Agent (in each case any such mortgage/deed of trust, assignment or other document may be amended, modified, supplemented, renewed, restated or replaced from time to time).

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Company or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Company or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“Net Cash Proceeds” shall mean:

(a)       with respect to any Disposition of any Collateral of any Company, the cash proceeds received by Companies (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees and any Taxes paid or payable in connection with such Disposition); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Disposition or (y) any other liabilities retained by Companies associated with the properties sold in such Disposition (provided that, to the extent and at the time any such amounts are released from such reserves, such amounts shall constitute Net Cash Proceeds); and (iii) the principal amount, premium or penalty, if any, interest, and other amounts on any Indebtedness for borrowed money (other than any such Indebtedness assumed by the purchaser of such properties) which is secured by a Lien on the properties sold in such Disposition (so long as such Lien was a Permitted Encumbrance at the time of such Disposition) and which is repaid with such proceeds;

(b)       with respect to any issuance of Indebtedness or any issuance of Equity Interests by any Company, the cash proceeds received by Companies in respect thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c)       with respect to any Casualty Event as to any Company, the cash insurance proceeds, condemnation awards, and other similar compensation received by Companies or Agent in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such event, and net of any Taxes paid, withheld, payable or withholdable in connection with such Casualty Event.

“Non-Loan Party” shall mean any Company that is not a Loan Party.

“Non-Recourse Indebtedness” means Indebtedness of any one or more Non-Loan Parties (a) that is on terms and conditions reasonably satisfactory to Agent, (b) consists solely of an asset-based working capital facility to support the working capital needs of the applicable Non-Loan Parties, (c) that is not, in whole or in part, Indebtedness of any Loan Party (and for which no Loan Party has created, maintained or assumed any Guaranty Obligation) and for which no holder thereof has or could have upon the occurrence of any contingency, any recourse against any Loan Party or the assets thereof, (d) owing to an unaffiliated third-party (which for the avoidance of doubt does not include the Parent, any Subsidiary thereof, any other Loan Party, any Joint Venture (or owner of any interest therein) or any Affiliate of any of them) and (e) the source of repayment for which is expressly limited to the assets and/or cash flows of such Non-Loan Party and/or the Equity Interests and Equity Interests Equivalents of such Non-Loan Party.

“Notes” shall mean collectively, the Delayed Draw Term Notes.

“Obligations” shall mean and include any and all loans (including without limitation, all Delayed Draw Term Loans), advances, Cash Collateral Reimbursement Obligations, debts, liabilities, obligations, covenants and duties owing by any Loan Party or any Subsidiary of any Loan Party under this Agreement or any Other Document (and any as the same may be amended, modified, supplemented, increased, renewed, restated, or replaced from time to time), to Cash Collateral Providers or Agent (or to any other direct or indirect subsidiary or Affiliate of any Cash Collateral Provider or Agent) or any other Secured Party of any kind or nature, present or future (including as to all of the foregoing: (i) any interest or other amounts accruing thereon, (ii) any fees or premiums (including Prepayment Premiums) accruing thereon or under or in connection with this Agreement or any Other Document (and any as the same may be amended, modified, supplemented, increased, renewed, restated, or replaced from time to time), (iii) any costs and expenses of any Person payable/reimbursable by any Loan Party or Subsidiary of any Loan Party under this Agreement or any Other Document (and any as the same may be amended, modified, supplemented, increased, renewed, restated, or replaced from time to time), and (iv) any indemnification obligations or other amounts or charges payable by any Loan Party or Subsidiary of any Loan Party under this Agreement or any Other Document (and any as the same may be amended, modified, supplemented, increased, renewed, restated, or replaced from time to time), in each such case arising or payable after maturity, or after the filing or commencement of any Insolvency Proceeding relating to any Loan Party or Subsidiary of any Loan Party, whether or not a claim for post-Insolvency Proceeding interest, fees, payment/reimbursement obligations for costs and expenses, indemnification, or other amounts or charges is allowable or allowed in such Insolvency Proceeding (all collectively under this parenthetical, the “Post-Petition Obligations”), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise including all costs and expenses of Agent, any Cash Collateral Provider, or any other Secured Party incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Loan Party or Subsidiary of any Loan Party to Agent, any Cash Collateral Provider, or any other Secured Party to perform acts or refrain from taking any action. For the avoidance of doubt, Obligations includes the requirement by Borrowers to provide cash collateral to the Agent in an amount equal to the unused Cash Collateral that is in the Cash Collateral Accounts.

“Obligations Receipts” shall have the meaning set forth in Section 11.5(a) hereof.

“Ordinary Course of Business” shall mean, with respect to any Company, the ordinary course of such Company’s business as conducted on the Closing Date and any reasonable extension thereof (or in the case of any Person that is formed and/or becomes a Company after the Closing Date, as conducted as of the date such Person in formed and/or becomes a Company).

“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

“Other Connection Taxes” shall mean, with respect to Agent or any Cash Collateral Provider, taxes imposed as a result of a present or former connection between such recipient and such jurisdiction imposing such tax (other than any connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Other Document, or sold or assigned an interest in the Advances or this Agreement or any Other Document).

“Other Documents” shall mean the Perfection Certificates, the B. Riley Guarantee, any Guaranty, any Guarantor Security Agreement, any Pledge Agreement, the Intercreditor Agreement, any Mortgage, and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, and all other agreements, documents and instruments heretofore, now or hereafter executed by any Loan Party and/or delivered to Agent or a Cash Collateral Provider in respect of the transactions contemplated by this Agreement, in each case together with all amendments, modifications, supplements, extensions, renewals, substitutions, restatements and replacements thereto and thereof.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Other Document, except any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.11).

“Out-of-Formula Loans” shall mean all “Out-of-Formula Loans” as defined in the ABL Facility Agreement as in effect on the Closing Date.

“Overnight Bank Funding Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S. managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as set forth above would be less than 1.00%, then such rate shall be deemed to be 1.00% for purposes of this Agreement. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.

“Participant” shall mean each Person who shall be granted the right by any Cash Collateral Provider to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Cash Collateral Provider.

“Payment Conditions” shall mean, on any applicable date of determination with respect to any proposed transaction (including any proposed series of related transactions) as to which satisfaction of such Payment Conditions is a requirement under this Agreement:

(a)       in each and every case, no Default or Event of Default shall exist or shall have occurred and be continuing on such date, or would occur after giving effect to such proposed transaction (and to any Indebtedness being incurred and/or any other transaction being closed and consummated by any Company concurrently/substantially contemporaneously with the closing and consummation on such transaction),

(b)       in each and every case, Loan Parties shall be in pro forma compliance with each of the covenants set forth in Section 6.5 hereof as of and for the four quarter fiscal measurement period ending as of the last day of the most recently ended fiscal quarter of Parent and its Subsidiaries for which the financial statements and other reports, accountants’ opinions, and certificates required under Section 9.8 hereof with respect to such fiscal quarter have been delivered to Agent, with each such pro forma calculation of the applicable financial covenant ratio with respect to such covenant being made as though such proposed transaction (and any Indebtedness being incurred and/or any other transaction being closed and consummated by any Company concurrently/substantially contemporaneously with the closing and consummation on such transaction) had been consummated on the last day in such fiscal quarter,

(c)       if the proposed transaction is a proposed Acquisition, then either (x) no Revolving Advance will be outstanding either immediately prior to or after giving pro forma effect to such transaction, or (y) any target entity being acquired will become a Loan Party and grant Liens on all of its Collateral to secure the Obligations (either because such target entity is required to do so under the provisions of Section 6.12 or because Loan Parties shall voluntarily elect for such target entity to be joined hereto as a Loan Party as though the provisions of Section 6.12 did apply) and/or any assets being acquired will be owned by a Subsidiary of Parent that is or will become a Loan Party that has granted Liens on all of its Collateral,

(d)       if the proposed transaction is a proposed Investment (other than an Acquisition) that is being made in reliance on the Available Amount (e.g., (i) a Permitted Intercompany Advance made pursuant to both clause (e) of the definition of Permitted Intercompany Advances, and clause (g) of the definition of Permitted Investment or (ii) a Permitted Investment under clause (i) of the definition of such term), then no Revolving Advance will be outstanding either immediately prior to or after giving pro forma effect to such transaction,

(e)       if the proposed transaction is a proposed prepayment of Indebtedness, no Revolving Advance will be outstanding either immediately prior to or after giving pro forma effect to such transaction,

(f)       in each and every case (other than an Investment of a type described in clause (d) of this definition above), either (x) no Revolving Advance shall be requested (nor may any proceeds of any Revolving Advance made on or about the day of any such transaction be used) to fund any portion of the proposed transaction (provided that this clause (x) shall not be applicable/available as an option in the case of any proposed Acquisition unless the provisions of subclause (y) of clause (c) of this definition shall be satisfied with respect thereto or any proposed prepayment of Indebtedness), or (y) either of the following two conditions shall be complied with:

(i)       after giving pro forma effect to such proposed transaction (and to any Revolving Advances being requested concurrently/substantially contemporaneously with the closing and consummation on such transaction), with such pro forma calculation being made in each case as though such proposed transaction (and to any Revolving Advances being requested concurrently/substantially contemporaneously with the closing and consummation on such transaction) had been consummated and funded on the first day of the applicable Average Undrawn Availability Period, Borrowers shall have both Availability on such date and Average Undrawn Availability for the Average Undrawn Availability Period ending on such date of not less than $20,000,000, or

(ii)        both (A) after giving pro forma effect to such proposed transaction (and to any Revolving Advances being requested and/or other Indebtedness being incurred and/or any other transaction being closed and consummated by any Company concurrently/substantially contemporaneously with the closing and consummation on such transaction), with such pro forma calculation being made in each case as though such proposed transaction (and to any Revolving Advances being requested and/or other Indebtedness being incurred and/or any other transaction being closed and consummated by any Company concurrently/substantially contemporaneously with the closing and consummation on such transaction) had been consummated and funded on the first day of the applicable Average Undrawn Availability Period, Borrowers shall have both Availability on such date and Average Undrawn Availability for the Average Undrawn Availability Period ending on such date of not less than $12,500,000, and (B) Loan Parties on a Consolidated Basis shall have a pro forma Fixed Charge Coverage Ratio of 1.10 to 1.00 calculated as of and for the four quarter fiscal measurement period ending as of the last day of the most recently ended fiscal quarter of Parent and its Subsidiaries for which the financial statements and other reports, accountants’ opinions, and certificates required under Section 9.8 hereof with respect to such fiscal quarter have been delivered to Agent, with such pro forma calculation of the Fixed Charge Coverage Ratio of Loan Parties on a Consolidated Basis being made as though such proposed transaction (and any Revolving Advances being requested to fund any portion of such transaction) had been consummated on the last day in such fiscal quarter,

(g)       if the proposed transaction is a proposed Acquisition, then as of and for the four quarter fiscal measurement period ending as of the last day of the most recently ended fiscal quarter of Parent and its Subsidiaries for which the financial statements and other reports, accountants’ opinions, and certificates required under Section 9.8 hereof with respect to such fiscal quarter have been delivered to Agent (for purposes of this clause (g), the “subject quarter”), Loan Parties on a Consolidated Basis would have a pro forma Senior Net Leverage Ratio (with such pro forma calculation of the applicable financial covenant ratio with respect to such covenant being made as though such proposed transaction (and any Indebtedness being requested and/or incurred and/or any other transaction being closed and consummated by any Company concurrently/substantially contemporaneously with the closing and consummation on such transaction) had been consummated on the last day in the subject quarter) either (x) of not greater than 1.62:1.00 or (y) of not greater than the Senior Net Leverage Ratio in effect immediately prior to the applicable Acquisition,

(h)       if the proposed transaction is (i) any Permitted Acquisition described in clause (d) of the definition of such term, (ii) any Permitted Intercompany Advance made pursuant to both clause (e) of the definition of Permitted Intercompany Advances and clause (g) of the definition of Permitted Investments, or (iii) a Permitted Investment under clause (j) of the definition of such term, unrestricted cash and Cash Equivalents on the consolidated balance sheet of Loan Parties on a Consolidated Basis, after giving pro forma effect to such proposed transaction, shall not be less than $30,000,000;

(i)       if the proposed transaction is the incurrence of any Permitted Indebtedness under clause (h) of the definition of such term, then as of and for the four quarter fiscal measurement period ending as of the last day of the most recently ended fiscal quarter of Parent and its Subsidiaries for which the financial statements and other reports, accountants’ opinions, and certificates required under Section 9.8 hereof with respect to such fiscal quarter have been delivered to Agent, Loan Parties on a Consolidated Basis would have a pro forma Total Net Leverage Ratio (with such pro forma calculation of the applicable financial covenant ratio with respect to such covenant being made as though such proposed transaction (and any other Indebtedness being incurred and/or any other transaction being closed and consummated by any Company concurrently/substantially contemporaneously with the closing and consummation on such transaction) had been consummated on the last day in the such fiscal quarter) not greater than 4.00 to 1.00,

(j)       if the proposed transaction is a payment of any Permitted Restricted Payments under clause (g), then as of and for the four quarter fiscal measurement period ending as of the last day of the most recently ended fiscal quarter of Parent and its Subsidiaries for which the financial statements and other reports, accountants’ opinions, and certificates required under Section 9.8 hereof with respect to such fiscal quarter have been delivered to Agent, Loan Parties on a Consolidated Basis would have a pro forma Senior Net Leverage Ratio (with such pro forma calculation of the applicable financial covenant ratio with respect to such covenant being made as though such proposed transaction (and any Indebtedness being incurred and/or any other transaction being closed and consummated by any Company concurrently/substantially contemporaneously with the closing and consummation on such transaction) had been consummated on the last day in the such fiscal quarter) not greater than (i) 2.50 to 1.00, to the extent tested on or prior to September 30, 2021, (ii) and 1.50 to 1.00 thereafter, and

(k)        on the date of but prior to the consummation of the proposed transaction, Loan Parties shall deliver to Agent a certificate of a Responsible Officer of Parent giving notice of the occurrence of the proposed transaction, identifying the specific provision of/basket under this Agreement under which the proposed transaction is permitted, and certifying that all of the conditions required under this definition and otherwise under this Agreement for the consummation of such proposed transaction have been satisfied (and including calculations, with supporting data, demonstrating the satisfaction of any conditions based on Borrower’s Availability or any financial performance ratio and, if applicable, evidence regarding the unrestricted cash and Cash Equivalents on the consolidated balance sheet of Loan Parties on a Consolidated Basis as of the date of and after giving pro forma effect to such transaction as necessary for satisfaction of any condition).

“Payment in Full” or “Paid in Full” means, as to the Obligations:

(i) the termination of all commitments of the Cash Collateral Providers to extend credit under this Agreement; and

(ii) the payment in full in cash/immediately available funds of all of the Obligations (including Post-Petition Obligations) owing at the applicable time (including contingent obligations with respect to draws on Eligible Letters of Credit and Cash Collateral Withdrawals, but not including contingent indemnification obligations as to which no claim or demand has been made) and, without duplication of the foregoing, the return to the Agent of all unused Cash Collateral in the Cash Collateral Accounts.

“Payment Office” shall mean each office of Agent and each Cash Collateral Provider designated by notice to Borrowing Agent to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by Company or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by Company or any entity which was at such time a member of the Controlled Group.

“Pension Funding Waiver” shall mean the waiver of the minimum funding standard under Section 412 of the Code by the Internal Revenue Service and the PBGC with respect to a Pension Plan for the 2018 plan year and/or the 2019 plan year.

“Perfection Certificate” shall mean the information questionnaire and the responses thereto provided by each Loan Party and delivered to Agent.

“Performance Guarantee” of any Person means (a) any letter of credit (other than a Letter of Credit), bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of such Person to support only trade payables or nonfinancial performance obligations of such Person, (b) any letter of credit (other than a Letter of Credit), bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of such Person to support any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of a Subsidiary, a Joint Venture or a Consortium of such Person to support only trade payables or non-financial performance obligations of such Subsidiary, Joint Venture or Consortium, and (c) any parent company guarantee or other direct or indirect liability, contingent or otherwise, of such Person with respect to trade payables or non-financial performance obligations of a Subsidiary, a Joint Venture or a Consortium of such Person, if the purpose of such Person in incurring such liability is to provide assurance to the obligee that such contractual obligation will be performed, or that any agreement relating thereto will be complied with.

“Permitted Acquisitions” shall mean any Acquisition so long as and to the extent that:

(a)               after giving pro forma effect to such Acquisition (and to any Revolving Advances being requested and/or other Indebtedness being incurred and/or any other transaction being closed and consummated by any Company concurrently/substantially contemporaneously with the closing and consummation on such transaction), the Payment Conditions with respect thereto shall have been satisfied;

(b)               either (x) the target (for purposes of this definition of Permitted Acquisition, “target” shall have the meaning given to such term in the definition of “Acquisition”) shall have either positive EBITDA (or negative EBITDA of not less than $(2,000,000)) for target and any Subsidiaries on a Consolidated Basis in accordance with GAAP measured for the trailing twelve (12) fiscal month measurement period ending as of the most recently ended fiscal quarter of such target for which audited or management-prepared financial statements are available or (y) Loan Parties shall provide projected statements of income, stockholders’ equity, and cash flow and projects balance sheets (on a quarterly basis) for Loan Parties on a Consolidated Basis (including the target and any Subsidiaries) for the 8 fiscal quarter period following fiscal quarter in which the proposed Acquisition will occur demonstrating that the proposed Acquisition will be accretive to the EBITDA of Loan Parties on a Consolidated Basis and such projections shall be in form and substance reasonably acceptable to Agent;

(c)               with respect to any Acquisition consisting of or including an acquisition of the Equity Interests of any Person(s), if any Person(s) being acquired will be a Collateral Jurisdiction Subsidiary, each such Person (x) shall be (after giving effect to such Acquisition) a Wholly-Owned Subsidiary and (y) shall become a Loan Party under this Agreement (and such Person and the other Loan Parties shall comply with all the requirements of Section 6.12 hereof with respect to such Person);

(d)               with respect to any Acquisition consisting of or including either (x) an acquisition of the Equity Interest(s) of any Person(s) that will not be a Collateral Jurisdiction Subsidiary and/or (y) any assets that will not, after giving effect to such Acquisition (and, if applicable, to the provisions of clause (c) of this definition), be owned by a Loan Party, the total consideration with respect thereto, including the purchase price and liabilities assumed (including, without limitation, all Acquired Indebtedness, Indebtedness under Permitted Seller Notes, and Permitted Earnouts), shall not exceed the Available Amount as of the date of the closing and consummation of such Acquisition;

(e)               the target shall be engaged in the conduct of an Eligible Line of Business;

(f)                the board of directors (or other comparable governing body) of the target being acquired shall have duly approved the transaction;

(g)               at least fifteen (15) Business Days prior to the anticipated closing date of any proposed acquisition with total consideration of more than $10,000,000, Loan Parties shall have delivered to Agent: (i) written notice of the proposed Acquisition and a summary of the material terms thereof as anticipated as of the date of such notice, and (ii) to the extent available, financial statements of the acquired entity for the two most recent fiscal years then ended, in form and substance reasonably acceptable to Agent;

(h)               if the total consideration, including the purchase price and liabilities assumed (including, without limitation, all Acquired Indebtedness, Indebtedness under Permitted Seller Notes and Permitted Earnouts), of any such acquisition shall exceed $25,000,000, Borrowing Agent shall have delivered to Agent a quality of earnings report performed by a third party firm reasonably acceptable to Agent; and

(i)                 not later than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition with a total consideration of more than $10,000,000, Borrowing Agent has provided Agent with copies of the most recent drafts of the acquisition agreement and other material agreements, documents and instruments related to the proposed acquisition, including, without limitation, any related management, non-compete, employment, option or other material agreements (including all annexes, exhibits, schedules, and disclosure letters with respect thereto, the “Acquisition Documents”), and, in any event, no later than the closing and consummation of such Acquisition, Borrowing Agent shall provide Agent with true, correct and complete copies of the Acquisition Documents, in each case duly authorized, executed and delivered by the parties thereto to such Acquisition Documents.

“Permitted Assignees” shall mean: (a) Agent, any Cash Collateral Provider or any of their direct or indirect Affiliates; (b) [reserved]; (c) any Approved Fund; and (d) any Fund to whom Agent or any Cash Collateral Provider assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Agent’s or Cash Collateral Provider’s rights in and to a material portion of such Agent’s or Cash Collateral Provider’s portfolio of commercial credit facilities and shall exclude any natural person and the Loan Parties and any of their Affiliates.

“Permitted Dispositions” shall mean:

(a)               the sale, lease, license, exchange, transfer or other disposition of equipment that is substantially worn, damaged or obsolete or no longer used or useful in the Ordinary Course of Business of the Loan Parties or their Subsidiaries or replaced in the Ordinary Course of Business, and leases or subleases of Real Property (not including any sale-leasebacks) that is not useful in the conduct of the business of the Loan Parties or their Subsidiaries;

(b)               sales of Inventory in the Ordinary Course of Business;

(c)               the use or transfer of money or Cash Equivalents in a manner that is not otherwise prohibited by the terms of this Agreement or any of the Other Documents;

(d)               the licensing of patents, trademarks, copyrights, and other Intellectual Property rights in the Ordinary Course of Business (but in the case of any Intellectual Property that is material to the ongoing businesses of any one or more of the Companies, only licenses on a non-exclusive basis shall be permitted);

(e)               the granting of Permitted Encumbrances;

(f)                any involuntary loss, damage or destruction of property;

(g)               any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property (or, as long as no Event of Default exists or would result therefrom, deed in lieu thereof);

(h)               the leasing or subleasing (not including any sale-leasebacks) of assets other than as described in clause (a) of this definition of any Loan Party or its Subsidiaries in the Ordinary Course of Business or as otherwise not prohibited by this Agreement or any Mortgage;

(i)                 (x) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Parent, (y) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of any Wholly-Owned Subsidiary of a Loan Party that is itself a Loan Party to such Loan Party and (z) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of any Non-Loan Party to any other Non-Loan Party (unless such purchasing Non-Loan Party is the direct Subsidiary of any one or more Loan Parties);

(j)                 the lapse or abandonment of registered or applied for patents, trademarks, copyrights and other Intellectual Property owned by any Loan Party or its Subsidiaries that is, in the reasonable good faith judgment of such Loan Party and in the Ordinary Course of Business and consistent with past business practices, determined by such Loan Party to be immaterial to the business of such Loan Party or such Subsidiary, or no longer economically practicable or commercially desirable to maintain or used or useful in the respective business of such Loan Party or such Subsidiary;

(k)               the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement;

(l)                 the making of Permitted Investments;

(m)             subject to the provisions of Section 7.9(b) hereof, the sale, lease, license, exchange, transfer or other disposition of assets (i) from any Company to a Loan Party, (ii) any Loan Party to another Loan Party and (iii) from any Company that is not a Loan Party to any other Company that is not a Loan Party, in each case, to the extent made in accordance with Section 7.10 hereof,

(n)               as long as no Default exists or would result therefrom, any other Disposition (not including any Disposition of any Inventory or Receivables of Loan Parties, except in connection with a Disposition of all of the Equity Interests of or substantially all of the assets of any Subsidiary) for Fair Market Value and where no less than 100% of the consideration received therefor is cash or Cash Equivalents (including, for purposes of this clause (n), any potential earnouts payable to any applicable Company in cash); provided however that, the Fair Market Value of all assets Disposed of pursuant in and in reliance on this clause (n) shall not exceed $20,000,000 in the aggregate;

(o)               any single transaction or series of related transactions so long as neither such single transaction nor such series of related transactions involves assets having a Fair Market Value of more than $5,000,000;

(p)               sale and leaseback transactions (i) of the Lancaster manufacturing facility and (ii) of the Volund Esjberg assembly facility;

(q)               as long as no Default or Event of Default exists or would result therefrom, discounts, adjustments, settlements and compromises of Receivables and contract claims in the Ordinary Course of Business;

(r)                Dispositions of non-core assets acquired in any Acquisition made in accordance with the terms of this Agreement, which assets have a Fair Market Value of no greater than 25% of the EBITDA of the acquired Person for the previous four fiscal quarters, made no later than the first anniversary of the closing and consummation with respect to such Acquisition; and

(s)                Sales of Receivables pursuant to Approved Supply Chain Financings so long as the Net Cash Proceeds with respect to all such sales shall not exceed $12,500,000 in the aggregate in any fiscal year (provided that, (x) no Company shall enter into any Supply Chain Agreement which provides that any sale of any Receivable pursuant thereto will be effective prior to the time that the full purchase price therefor (as determined under such Supply Chain Agreement) has been paid by the applicable Supply Chain Receivables Buyer to or for the benefit of such Company) and (y) at all times when any Approved Supply Chain Financing is in effect with respect to any Loan Party, such Loan Party shall cause all payments of any kind or nature due and payable to such Loan Party under such Supply Chain Financing to be remitted by the applicable Supply Chain Receivables Buyer directly to a Blocked Account or Depositary Account (and each Loan Party shall so direct each Supply Chain Receivables Buyer));

provided that, for the avoidance of doubt, in the event that, after giving effect to any Disposition otherwise permitted under this definition, any mandatory prepayment would be required under Section 2.22(b) hereto, no such Disposition shall constitute a Permitted Disposition hereunder unless (i) the Net Cash Proceeds of such Disposition shall be at least equal to the amount of any such mandatory prepayment and (ii) Loan Parties shall cause Net Cash Proceeds of such Dispositions in an amount equal to the amount of any such mandatory prepayment to be remitted by the applicable purchaser/transferee/assignee directly to Agent for application to and satisfaction of such mandatory prepayment.

“Permitted Earnouts” shall mean, with respect to a Company, any unsecured obligations of such Company arising from a Permitted Acquisition (or other Acquisition permitted hereunder or consummated with the consent of Required Cash Collateral Providers) which are payable to the seller based on the achievement of specified financial results over time and, if payable by any Loan Party, and are subject to subordination terms (or a subordination agreement in favor of Agent) in favor of the Obligations reasonably acceptable to Agent.

“Permitted Encumbrances” shall mean:

(a)               Liens in favor of Agent, for the benefit of Secured Parties securing the Obligations, and Liens in favor of the agent under the ABL Facility, for the benefit of the “Secured Parties” securing the ABL Facility Obligations;

(b)               Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested;

(c)               deposits or pledges of cash, and customary liens on “bonded receivables” in connection with surety, appeal, customs or performance bonds or other similar instruments, made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits, taxes, assessments, statutory obligations or other similar charges or to secure the performance of bids, tenders, sales, leases, contracts (other than for the repayment of borrowed money) or in connection with surety, appeal, customs or performance bonds or other similar instruments;

(d)               deposits or pledges of cash relating to escrows established in connection with the purchase or sale of property otherwise permitted hereunder and the amounts secured thereby shall not exceed the aggregate consideration in connection with such purchase or sale (whether established for an adjustment in purchase price or liabilities, to secure indemnities, or otherwise);

(e)               Liens arising by virtue of the rendition, entry or issuance against any Company or any Subsidiary, or any property of any Company or any Subsidiary, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.6 hereof;

(f)                inchoate, statutory or construction liens and liens of landlords’, suppliers, mechanics, carriers, materialmen, warehousemen, producers, operators or workmen and or other like Liens arising by statute and in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested;

(g)               purchase money Liens in real property, improvements thereto or equipment (including any item of equipment purchased in connection with a particular construction project that the Borrower or a Subsidiary expects to sell to its customer with respect to such project and that, pending such sale, is classified as inventory) hereafter acquired (or, in the case of improvements, constructed) or the interests of lessors under Capital Leases hereafter entered into to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired or improved and the proceeds thereof, (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof, and (iii) the initial principal amount (including the portion of any Capital Lease Obligation attributable to principal) of such Indebtedness secured thereby does not exceed the lesser of the cost or Fair Market Value of such real property, improvements or equipment at the time of such acquisition or construction of the asset that is the subject of such Lien at the time such Indebtedness is entered into;

(h)               (i) Liens securing reimbursement obligations of any Foreign Subsidiary in respect of Performance Guarantees (including any obligation to make payments in connection with such performance, but excluding obligations for the payment of borrowed money) issued by a Person that is not the Borrower or an Affiliate of the Borrower; provided such Liens shall be limited to (1) any contract as to which such Performance Guarantee provides credit support, (2) any accounts receivable arising out of such contract and (3) the deposit account into which such accounts receivable are deposited (the property described in clauses (1) through (3), collectively, the “Performance Guarantee Collateral”) and (ii) Liens on cash or Cash Equivalents securing reimbursement obligations in respect of Performance Guarantees and other similar obligations (including any obligation to make payments in connection with such performance, but excluding obligations for the payment of borrowed money); provided that, in each case, the aggregate outstanding amount of all such obligations and liabilities secured by such Liens shall not exceed $10,000,000;

(i)                 easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other charges or encumbrances with respect to any Company’s Real Property, in each case, which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, which do not in the aggregate materially detract from Agent’s or Cash Collateral Providers’ rights in and to such Real Property or the value of such Real Property which do not materially impair the use thereof in the operation of any Company’s business or otherwise interfere in any material respect with the Ordinary Course of Business of Companies and their Subsidiaries;

(j)                 the interests of lessors (and sublessors) (and interests in the title of such lessors (and sublessors)) under operating leases (including operating leases with respect to Real Property) and non-exclusive licensors (and interests in the title of such licensors) under license agreements, and any financing statements filed with respect to any such interests of lessors (or sublessors);

(k)               Liens that are replacements of Permitted Encumbrances to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness (or the assets of the parties whose assets secured the original Indebtedness);

(l)                 rights of setoff or bankers’ liens upon deposits of funds and Cash Equivalents in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of bank accounts of the Loan Parties and their Subsidiaries in the Ordinary Course of Business (not incurred in connection with the borrowing of money or the obtaining of advances or credit), including any such involving pooled accounts and netting arrangements;

(m)             Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums;

(n)               Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o)               options, put and call arrangements, rights of first refusal and similar rights (i) relating to Investments in Subsidiaries, and Joint Ventures or (ii) provided for in contracts or agreements entered into in the ordinary course of business;

(p)               Liens set forth on Schedule 7.2 hereto; provided that such Liens shall secure only the Indebtedness or other obligations which they secure on the Closing Date (and any Refinancing Indebtedness in respect thereof permitted hereunder) and shall not subsequently apply to any other property or assets of any Company other than the property and assets of those Companies to which they apply as of the Closing Date;

(q)               (i) Liens in favor of the Pension Benefit Guaranty Corporation securing the “Obligations” as defined in that certain Pledge and Security Agreement, dated as of November 20, 2020, made by Parent and certain of its Subsidiaries in favor of the Pension Benefit Guaranty Corporation (acting on behalf of The Retirement Plan for Employees of Babcock & Wilcox Commercial Operations) (collectively, the “PBGC Secured Obligations”) and (ii) other Liens (excluding “all assets” or “blanket” Liens with respect to any Loan Party) not otherwise permitted under this definition securing obligations or other liabilities (other than Indebtedness for borrowed money) of the Parent or its Subsidiaries; provided that the aggregate outstanding amount of the all such obligations and liabilities secured by such Liens under (1) clause (q)(ii) shall not exceed $2,500,000 at any time and (2) under this clause (q) shall not exceed $20,000,000 at any time;

(r)                Liens on cash collateral in the amount of the “BoA Cash Collateral Amount” (as defined in the Existing BAML Credit Facility Payoff Letter) provided under/pursuant to the Existing BAML Credit Facility Payoff Letter securing the “Bank of America L/Cs” (as defined in the Existing BAML Credit Facility Payoff Letter);

(s)                Liens in favor of Companies’ customers encumbering Inventory and other goods (and other property related thereto but specifically excluding any proceeds of such Inventory or goods (or any related property) or other Receivables of any Company) that are located on and/or installed (or in the process of being installed) in or on the premises of Companies’ customers in connection with project contracts between any one or more of the Companies and such customers securing obligations and other liabilities of Borrowers to such customers (other than Indebtedness) pursuant to such contracts to the extent such Liens are granted or created in the Ordinary Course of Business and are consistent with past business practices of the Companies;

(t)                 (A) Liens on the assets of, and/or Equity Interests and Equity Interests Equivalents of, any Non-Loan Parties securing any Non-Recourse Indebtedness permitted under clause (e) of the definition of Permitted Indebtedness; provided that no such Lien shall encumber the assets of any Loan Party (other than, in the case of any such Non-Recourse Indebtedness incurred by any particular one or more such Non-Loan Parties, any Equity Interests and Equity Interests Equivalents of such Non-Loan Parties securing the Non-Recourse Indebtedness with respect to which such Non-Loan Parties are obligated/liable), and (B) Liens on the Equity Interests and Equity Interests Equivalents of any Joint Venture securing any Indebtedness with respect to which such Joint Venture is obligated/liable; and

(u)               Liens (excluding Liens on Inventory or Receivables or the proceeds thereof of any Loan Party or any “all assets” or “blanket” Liens with respect to any Loan Party) securing any Acquired Indebtedness permitted under clause (i) of the definition of Permitted Indebtedness so long as, in any such case, such Liens attach only to (x) the assets of the Company or Companies that were obligated with respect to such Acquired Indebtedness immediately prior to the applicable Acquisition and (y) assets of the scope/type securing such Acquired Indebtedness immediately prior to the applicable Acquisition.

Notwithstanding the foregoing or anything to the contrary contained in herein or in any Other Document, (x) no Loan Party or Subsidiary shall pledge, cause to be pledged, or permit the pledge of, or otherwise grant any Lien on, any asset owned by any Loan Party or any other Domestic Subsidiary as credit support in favor of, or for the benefit of, any Non-Loan Party or to secured any Indebtedness of any Non-Loan Party, and (y) no Loan Party or Subsidiary shall pledge, cause to be pledged, or permit the pledge of, or otherwise grant any Lien on, any asset owned by any Company to secure, as credit support in favor of, or for the benefit of, the Unsecured Notes or any obligations, liabilities or any obligations, liabilities, or Indebtedness of any kind or nature under the B. Riley Guarantee Reimbursement Agreement.

“Permitted Indebtedness” shall mean:

(a)               the Obligations;

(b)               Indebtedness as of the Closing Date set forth on Schedule 7.8 hereto and any Refinancing Indebtedness in respect of such Indebtedness;

(c)               Permitted Purchase Money Indebtedness (including Permitted Purchase Money Indebtedness that is also Acquired Indebtedness (up to the limitations specified in the definition of Permitted Purchase Money Indebtedness)) and any Refinancing Indebtedness in respect of such Indebtedness;

(d)               Endorsement of instruments or other payment items for deposit;

(e)               Non-Recourse Indebtedness of any Non-Loan Parties so long as (A) at the time such Indebtedness is incurred and after giving pro forma effect thereto, (x) no Default or Event of Default shall be outstanding and (y) Loan Parties shall be in pro forma compliance with each of the covenants set forth in Section 6.5 hereof as of and for the four quarter fiscal measurement period ending as of the last day of the most recently ended fiscal quarter of Parent and its Subsidiaries for which the financial statements and other reports, accountants’ opinions, and certificates required under Section 9.8 hereof with respect to such fiscal quarter have been delivered to Agent, with each such pro forma calculation of the applicable financial covenant ratio with respect to such covenant being made as though such proposed Indebtedness had been incurred on the last day in such fiscal quarter and (B) the maximum potential principal amount with respect to all such Non-Recourse Indebtedness outstanding at any one time (including the unused portion of any revolving credit or other commitments of the lenders/financing parties providing such Non-Recourse Indebtedness) shall not exceed $25,000,000 in the aggregate;

(f)                Indebtedness in respect of matured or drawn Performance Guarantees in the nature of letters of credit, bankers acceptances, bank guarantees or other similar obligations, but only so long as such Indebtedness is reimbursed or extinguished within 5 Business Days of being matured or drawn;

(g)               Indebtedness in respect of matured or drawn Performance Guarantees in the nature of surety bonds, performance bonds and other similar obligations, in each case that would appear as indebtedness on a consolidated balance sheet of the Borrower prepared in accordance with GAAP, in an aggregate amount not to exceed $20,000,000 at any time outstanding (excluding, for purposes of this dollar cap, any such Indebtedness which is being Properly Contested);

(h)               unsecured Indebtedness (x) of Parent pursuant to the Unsecured Notes outstanding as of the Closing Date in an aggregate principal amount not to exceed the aggregate principal amount thereof outstanding as of the Closing Date, and (y) additional unsecured Indebtedness of any one or more Loan Parties (including but not limited to any additional Unsecured Notes issued following the Closing Date) so long as, (i) at the time such additional Indebtedness under this subclause (y) is incurred, after giving pro forma effect to such Indebtedness (and any other transactions (including any Acquisition and/or Investment being consummated with the proceeds thereof) being closed and consummated concurrently/substantially contemporaneously with such incurrence), the Payment Conditions with respect thereto shall have been satisfied and (ii) such additional Indebtedness under this subclause (y) (A) shall not mature prior to the date that is 180 days after the last day of the Term as in effect at the time such additional Indebtedness is incurred, and (B) the documents governing and/or evidencing such additional Indebtedness shall not (1) contain any financial covenants or (2) be materially less favorable to Loan Parties than the terms and conditions of the Unsecured Notes Indenture as in effect on the Closing Date;

(i)                Acquired Indebtedness (excluding any Acquired Indebtedness that is Permitted Purchase Money Indebtedness permitted pursuant to clause (c) hereof) and any Refinancing Indebtedness in respect of such Acquired Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding, so long as (x) no Company that was not obligated with respect to such Acquired Indebtedness immediately prior to the applicable Acquisition shall in any way (including pursuant to any Guaranty Obligation) be liable or obligated with respect thereto, and (y) no Liens shall attach to any assets or property of any kind of any Company that was not obligated with respect to such Acquired Indebtedness immediately prior to the applicable Acquisition;

(j)                unsecured Indebtedness (x) constituting standard “working capital adjustment” provisions or similar provisions arising in connection with Permitted Acquisitions, (y) under Permitted Seller Notes and Permitted Earnouts arising in connection with Permitted Acquisitions, and (z) under non-compete payment obligations arising in connection with Permitted Acquisitions, provided that, such Indebtedness shall at all times be unsecured (other than, in the case of clause (x), pursuant to any escrow arrangement or holdback arrangement under the applicable purchase agreement);

(k)               Indebtedness owed to any Person providing property, casualty, liability or other insurance to any Company, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost (including premiums) of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(l)                Indebtedness consisting of Interest Rate Hedges and Foreign Currency Hedges that is incurred for the bona fide purpose of hedging the interest rate, commodity or foreign currency risks associated with the operations of the Companies and not for speculative purposes;

(m)              Cash Management Liabilities;

(n)               Indebtedness of any Company or its Subsidiaries in respect of Permitted Intercompany Advances;

(o)               Indebtedness under the ABL Facility and the Related L/C Facility (less any Cash Collateral pledged therefor) in a maximum amount not to exceed the “Maximum Priority Revolving Loan Debt” as defined in the Intercreditor Agreement;

(p)               Indebtedness under the B. Riley Guarantee Reimbursement Agreement;

(q)               Indebtedness with respect to the “Existing Letters of Credit” as defined under the Existing BAML Credit Facility Payoff Letter; and

(r)                Indebtedness (not for borrowed money) secured by the Liens permitted under clause (q) of the definition of Permitted Encumbrances.

“Permitted Intercompany Advances” shall mean:

(a)               any loans and/or advances made by a Loan Party to another Loan Party or any Guaranty Obligations incurred by a Loan Party with respect to Permitted Indebtedness of another Loan Party;

(b)               any loans and/or advances made by a Non-Loan Party to another Non-Loan Party or any Guaranty Obligations incurred by a Non-Loan Party with respect to Permitted Indebtedness of another Non-Loan Party;

(c)               any loans and/or advances made by a Non-Loan Party to a Loan Party, provided that any such loans and/or advances must be Subordinated Debt or any Guaranty Obligations incurred by a Non-Loan Party with respect to Permitted Indebtedness of a Loan Party, provided that any reimbursement or contribution obligations of the Loan Party with respect thereto must be subordinated in favor of the Obligations; and

(d)               any loans and/or advances made by a Loan Party to a Non-Loan Party so long as the aggregate amount of all such loans and/or advances made in any fiscal year, together with the aggregate amount of all loans, advances, and other Investments made in such fiscal year pursuant to clause (i) of the definition of Permitted Investments, does not exceed, in any fiscal year, the lesser of (x) $15,000,000 or (y) 25% of the EBITDA for Loan Parties on a Consolidated Basis for the fiscal year immediately preceding such fiscal year; provided that, notwithstanding anything to the contrary provided for in the foregoing, no such Investment may be made under/in reliance on this clause (d) unless, after giving pro forma effect to any such loan and/or advance (and to any other Indebtedness being incurred by any Company concurrently with the closing and consummation on such transaction), the Payment Conditions with respect thereto shall have been satisfied;

(e)               any loans and/or advances made by a Loan Party to a Non-Loan Party so long as the amount of each such loan/advance does not exceed the Available Amount as of the date such loan/advance is made, provided that, notwithstanding anything to the contrary provided for in the foregoing, no such Investment may be made under/in reliance on this clause (e) unless, after giving pro forma effect to any such Investment (and to any Indebtedness being incurred by any Company concurrently with the closing and consummation on such transaction), the Payment Conditions with respect thereto shall have been satisfied; and

(f)                any loans and/or advances and/or Guaranty Obligations existing as of the Closing Date set forth on Schedule 7.8 hereto and any Refinancing Indebtedness in respect of such Indebtedness.

“Permitted Investments” shall mean:

(a)               Investments in cash and Cash Equivalents;

(b)               Investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business;

(c)               the extension of trade credit by a Company to a Customer in the Ordinary Course of Business in connection with a sale of Inventory or rendition of services, in each case on open account terms, and related Investments in accounts, contract rights and chattel paper (each as defined in the UCC), notes receivable and similar items arising or acquired from such sales and renditions;

(d)               Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the Ordinary Course of Business or owing to any Loan Party or any of its Subsidiaries in any Insolvency Proceeding involving a Customer or upon the foreclosure or enforcement of any Lien in favor of a Company;

(e)               Investments owned by any Company on the Closing Date and set forth on Schedule 7.4 hereto;

(f)                Guaranty Obligations permitted under the definition of Permitted Indebtedness;

(g)               Permitted Intercompany Advances, so long as, at the request of Agent, (i) the applicable loan or advance is evidenced by a promissory note on terms and conditions (including terms subordinating payment of any Indebtedness evidenced by such note owing from any Loan Party to the prior Payment in Full of all of the Obligations) reasonably acceptable to Agent and (ii) if any Indebtedness thereunder is owing to any Loan Party, the original of such note has been delivered to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable the Loan Parties that are the payees on such note;

(h)               Permitted Acquisitions;

(i)                Investments in Joint Ventures so long as the aggregate amount of all such Investments made in any fiscal year, together with the aggregate amount of all Permitted Intercompany Advances made in such fiscal year pursuant to clause (d) of the definition of Permitted Intercompany Advances and clause (g) this the definition of Permitted Investments, does not exceed, for any fiscal year, the lesser of (x) $15,000,000 or (y) 25% of the EBITDA for Loan Parties on a Consolidated Basis for the fiscal year immediately preceding such fiscal year; provided that, notwithstanding anything to the contrary provided for in the foregoing, no such Investment may be made under/in reliance on this clause (i) unless, after giving pro forma effect to any such Investment (and to any Indebtedness being incurred by any Company concurrently with the closing and consummation on such transaction), the Payment Conditions with respect thereto shall have been satisfied;

(j)                Investments in Joint Ventures so long as the amount of each such Investment does not exceed the Available Amount as of the date such loan/advance is made; provided that, notwithstanding anything to the contrary provided for in the foregoing, no such Investment may be made under/in reliance on this clause (j) unless, after giving pro forma effect to any such Investment (and to any Indebtedness being incurred by any Company concurrently with the closing and consummation on such transaction), the Payment Conditions with respect thereto shall have been satisfied;

(k)               Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than Parent);

(l)                [Reserved];

(m)              deposits of cash made in the Ordinary Course of Business to secure performance of operating leases;

(n)               loans and advances to employees and officers of Parent or any of its Subsidiaries (or guaranties of loans and advances made by a third party to employees of Parent or any of its Subsidiaries) in the Ordinary Course of Business for any other business purpose and in an aggregate amount not to exceed $3,000,000 at any one time;

(o)               Investments resulting from entering into (i) Interest Rate Hedges and Foreign Currency Hedges incurred for the bona fide purpose of hedging the interest rate, commodity or foreign currency risks associated with the operations of the Companies and not for speculative purposes or Cash Management Products and Services, or (ii) agreements relative to Indebtedness that is permitted under clause (i) of the definition of Permitted Indebtedness;

(p)               Investments in the nature of, and arising directly as a result of, consideration received in connection with any Permitted Disposition;

(q)               Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(r)                any Investment by way of (i) merger, consolidation, reorganization or recapitalization, (ii) reclassification of Equity Interests; or (iii) transfer of assets, in each case solely to the extent permitted by Section 7.1 hereof; and

(s)                to the extent constituting an Investment, any Restricted Payment to the extent permitted by Section 7.7 hereof.

“Permitted Purchase Money Indebtedness” shall mean (x) as of any date of determination, Purchase Money Indebtedness (other than the Obligations, but including Capitalized Lease Obligations, but excluding any Purchase Money Indebtedness that is also Acquired Indebtedness) incurred after the Closing Date in an aggregate principal amount of all such Indebtedness permitted by this clause (x) at any one time outstanding not to exceed $15,000,000 and (y) Purchase Money Indebtedness that is Acquired Indebtedness to the extent permitted under clause (i) of the definition of Indebtedness.

“Permitted Restricted Payments” shall mean, so long as, in the case of any such Restricted Payment other than any Restricted Payment pursuant to clause (a)(i) below or clause (c), (d), or (e) below, no Default or any Event of Default shall have occurred and remain outstanding at the time of the payment thereof, or would occur after giving pro forma effect to the payment thereof (and to any Indebtedness being incurred and/or any other transaction being closed and consummated by any Company concurrently/substantially contemporaneously with the closing and consummation on such transaction):

(a)               (i) distributions and dividends payable by any Company to any other Company (other than Parent), (ii) distributions and dividends payable by any Company to Parent in connection with and as an intermediate step in any series of substantially contemporaneous transactions ultimately resulting in an Investment that is a Permitted Investment, and (iii) distributions and dividends payable by any Company to Parent to fund (x) any Restricted Payment by Parent but only if and to the extent such Restricted Payment by Parent is a Permitted Restricted Payment hereunder or (y) any payment by Parent with respect to any Permitted Indebtedness with respect to which Parent is liable/obligated, but in each case under this subclause (y) only if and to the extent that (A) such payment by Parent in respect of such Permitted Indebtedness is not otherwise prohibited under this Agreement and (B) no Revolving Advance shall be requested (nor may any proceeds of any Revolving Advance made on or about the day of such transaction be used) to fund any portion of any such Restricted Payment under this subclause (y);

(b)              distributions and dividends by any Subsidiary that is not a Wholly-Owned Subsidiary to any other direct or indirect holders of Equity Interests in such Subsidiary to the extent (i) such distributions and dividends are made simultaneously and on a pro rata (or on a basis more favorable to the Borrower or such Guarantor) basis among all the holders of the Equity Interests in such Subsidiary;

(c)               any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of the Borrower or any of its Subsidiaries (other than Specified Equity Contributions) that is deemed to occur upon the cashless exercise of stock options or warrants;

(d)              distributions and dividends to Parent, to pay professional fees, franchise taxes and other Ordinary Course of Business operating expenses (excluding salaries and other employee compensation) incurred by Parent solely in its capacity as parent corporation of Companies;

(e)               for so long as any Company (other than Parent) is a member of a consolidated, combined, unitary or similar type income tax group of which Parent is the common parent and files a consolidated federal income tax return in which Parent is the common parent (or, by reason of being a disregarded entity for U.S. federal income tax purposes, its income is included in such consolidated federal income tax return), distributions to Parent as will permit Parent to pay U.S. federal, state and local income taxes then due and payable, provided that the amount of any such distribution shall not exceed the amount of such taxes that are attributable to the income of such Company and its Subsidiaries (the “Permitted Tax Distributions”);

(f)                any Company may repurchase, redemption or other acquisition or retirement for value of any Equity Interests or Equity Interest Equivalents of Parent or any Subsidiary held by any current or former officer, director or employee pursuant to any equity-based compensation plan, equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement in an aggregate amount not to exceed $4,250,000 in any fiscal year, but only if and to the extent that no Revolving Advance shall be requested (nor may any proceeds of any Revolving Advance made on or about the day of such transaction be used) to fund any portion of any such Restricted Payment under this clause (f);

(g)               Parent may pay regularly scheduled cash dividends and distributions with respect to any preferred Equity Interests of Parent that do not constitute Disqualified Equity Interests at a rate not to exceed 9.00% per annum of the liquidation preference of such preferred Equity Interests so long as, after giving pro forma effect to any such payments (and to any Indebtedness being incurred and/or any other transaction being closed and consummated by any Company concurrently/substantially contemporaneously with such payments), the Payment Conditions with respect thereto shall have been satisfied; and

(h)               payment of fees and other amounts to B. Riley pursuant to the B. Riley Fee Letter which may be made so long as, no Revolving Advance shall be requested (nor may any proceeds of any Revolving Advance made on or about the day of such transaction be used) to fund any portion of such amount.

“Permitted Seller Notes” shall mean, with respect to a Company, any unsecured obligations of such Company consisting of a deferred purchase price payment or other deferred consideration (excluding any standard “working capital adjustment” provisions or similar provisions) payable by such Company in connection with a Permitted Acquisition (or other Acquisition consummated with the consent of Required Cash Collateral Providers), whether evidenced by a promissory note, by the terms of the applicable acquisition purchase or merger agreement, or otherwise, in an aggregate principal amount of all such Indebtedness permitted by this clause (x) at any one time outstanding not to exceed $25,000,000 and which are subject to subordination terms (or a subordination agreement in favor of Agent) in favor of the Obligations reasonably acceptable to Agent and either (x) do not provide for any payments of principal thereunder prior to the date that is 90 days after the last day of the Term as in effect on the date such obligation is created or (y) otherwise on terms and conditions acceptable to Agent in its reasonable discretion.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Company or any member of the Controlled Group or to which any Company or any member of the Controlled Group is required to contribute.

“Pledge Agreement” shall mean any pledge agreements executed on or subsequent to the Closing Date by any Loan Party or other Person with respect to any Subsidiary Equity Interest and/or any other Investment Property of any Company to secure the Obligations, in each case as such pledge agreement may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Pledged Equity Interest Collateral” shall have the meaning set forth in Section 4.14(a) hereof.

“Pledged Issuer” shall mean any Subsidiary of any Loan Party in its capacity as the “issuer” (as defined in the definition of “Equity Interest”) of any Subsidiary Equity Interest in which any Loan Party has any right, title or interest and which is subject to a Lien in favor of Agent for the benefit of the Secured Parties created under this Agreement or any Other Document.

“PNC” shall mean PNC Bank, National Association, and shall include all of its successors and assigns.

“Post-Petition Obligations” shall have the meaning set forth in the definition of “Obligations”.

“Prepayment Date” shall have the meaning set forth in Section 3.4.

“Prepayment Premium” shall have the meaning set forth in Section 3.4.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or taxes unless such Lien (x) does not attach to any Receivables or Inventory, (y) is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to property Taxes that have priority as a matter of applicable state law) and, (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by Agent).

“Purchase Money Indebtedness” shall mean, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred at the time of, or within ninety (90) days after, the acquisition of or improvement of any tangible fixed assets (including any real property, improvements thereto or equipment (including any item of equipment purchased in connection with a particular construction project that the Borrower or a Subsidiary expects to sell to its customer with respect to such project and that, pending such sale, is classified as inventory)) for the purpose of financing all or any part of the cost of such acquisition or improvement.

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Cash Collateral Provider” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified Cash” shall mean, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties, denominated in Dollars, that is in deposit accounts or in securities accounts, or any combination thereof, which deposit accounts and securities accounts are the subject of Control Agreements and are maintained by a branch office of the applicable bank or securities intermediary located within the United States of America.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended, modified or supplemented from time to time.

“Real Property” shall mean all real property assets (whether or not owned in fee, leased, or otherwise) of any Loan Party, together with all buildings, fixtures, improvements, leases, licenses, permits, and approvals of any Loan Party with respect to any real estate asset, including all of the premises owned and leased by the Loan Parties listed on Schedule 4.4 hereto or hereafter owned or leased by any Loan Party.

“Real Property Collateral” shall mean all Collateral consisting of Real Property.

“Receivables” shall mean and include, as to any Person, all of such Person’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Person’s contract rights, instruments (including those evidencing indebtedness owed to such Person by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Person arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Refinancing Indebtedness” shall mean any financing, renewal or extension of Indebtedness so long as:

(a)       such refinancing, renewal or extension does not result in an increase in the principal amount of the Indebtedness so refinanced, renewed or extended, other than by the amount of premiums paid thereon, accrued and unpaid interest with respect thereto, and the fees and expenses incurred in connection therewith;

(b)       such refinancing, renewal or extension does not result in a shortening of the average weighted maturity (measured as of the date of the refinancing, renewal or extension) of the Indebtedness so refinanced, renewed or extended, and such refinancing, renewal or extension is not on terms or conditions that, taken as a whole, are less favorable to the interests of the Secured Parties than the terms and conditions of the Indebtedness being refinanced, renewed or extended;

(c)       if the Indebtedness that is refinanced, renewed or extended was Subordinated Debt, then the terms and conditions of the refinancing, renewal or extension shall include subordination terms and conditions that are at least as favorable to the Secured Parties as those that were applicable to the refinanced, renewed or extended Indebtedness;

(d)       the refinancing, renewal or extension is not recourse to any Person that is liable on account of the Obligations, other than those Persons which were obligated (as permitted by Sections 7.3 and/or 7.8 hereof) with respect to the Indebtedness that was refinanced, renewed or extended;

(e)       the refinancing, renewal or extension is not secured by Liens on any assets of any Company or any other assets or property subject to a Lien in favor of Agent for benefit of any of the Secured Parties to secure any of the Obligations other than any such assets of any applicable Company (or other Person) that were subject to a Permitted Encumbrance with respect to the Indebtedness that was refinanced, renewed or extended, and if such Liens were subordinated in favor of Liens held by the Agent, then the terms and conditions of the refinancing, renewal or extension shall include subordination terms and conditions as to such Liens that are at least as favorable to the Secured Parties as those that were applicable to the refinanced, renewed or extended Indebtedness; and

(f)       such refinancing, renewal or extension shall not otherwise be on terms and conditions that are materially less favorable to the applicable Companies (taking into account current market conditions at the time of such refinancing, renewal or extension).

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Related Equity Interest Rights” shall have the meaning set forth in the definition of “Equity Interests”.

“Related L/C Facility” shall mean that certain secured letter of credit issuance facility provided for under the Related L/C Facility Agreement.

“Related L/C Facility Agreement” shall mean that certain Letter of Credit Issuance and Reimbursement and Guaranty Agreement dated as of the date hereof among Loan Parties and Issuer, as it may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Related L/C Facility Obligations” shall mean all “Obligations” as defined in the Related L/C Facility Agreement as in effect as of the Closing Date.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Compliance Event” shall mean that (1) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty or enters into a settlement with an Governmental Body in connection with any sanctions or other Anti-Terrorism Law or Anti-Corruption law, or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Terrorism Law. or Anti-Corruption Law; (2) any Covered Entity engages in a transaction that has caused or may cause the Cash Collateral Providers or Agent to be in violation of any Anti-Terrorism Law, including a Covered Entity’s use of any proceeds of the credit facility to fund any operations in, finance any investments or activities in, or, make any payments to, directly or knowingly indirectly, a Sanctioned Jurisdiction or Sanctioned Person; or (3) any Collateral becomes Embargoed Property.

“Reportable ERISA Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder for which the 30 day notice has not been waived by the PBGC.

“Required Cash Collateral Providers” shall mean Cash Collateral Providers holding more than fifty percent (50.00%) of the aggregate of all Advances.

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Responsible Officer” shall mean, as to any Person, any Chief Executive Officer, Chief Financial Officer, Treasurer or President of such Person (or any equivalent senior executive officer), any general partner of such Person, or any managing member of such Person.

“Restricted Payment” shall mean (a) the declaration or payment of any dividend or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests issued by any Company (including any payment in connection with any merger or consolidation involving any Company) or to the direct or indirect holders of Equity Interests issued by any Company in their capacity as such holders (other than dividends or distributions payable in Qualified Equity Interests issued by Parent), (b) the purchase, redemption or making of any sinking fund or similar payment, or otherwise acquisition or retirement for value (including in connection with any merger or consolidation involving any Loan Party) any Equity Interests issued by any Company, or (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of any Company now or hereafter outstanding; provided that dividends payable solely in Stock or Stock Equivalents (other than Disqualified Stock) shall not constitute Restricted Payments.

“Revolving Loan” shall mean “Revolving Loan” as defined in the ABL Facility Agreement as in effect on the Closing Date.

“Sanctioned Jurisdiction” mean a country, territory, region, or government that is the subject or target of sanctions administered by OFAC (which, as of the Closing date, is the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria, and Venezuela).

“Sanctioned Person” shall mean (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction (except with a Person that is authorized by OFAC); (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Governmental Body of a jurisdiction whose laws apply to this Agreement.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, Agent and Cash Collateral Providers, together with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security” means any Equity Interests, Equity Interest Equivalents, voting trust certificate, bond, debenture, promissory note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, or any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Senior Financial Covenant Indebtedness” shall mean, collectively, (x) all Financial Covenant Debt of Loan Parties on a Consolidated Basis that is secured by a Lien on any assets or properties of any Company, and (y) all other Financial Covenant Debt of Loan Parties on a Consolidated Basis owing by any Non-Loan Party and/or with respect to which any Non-Loan Party is obligated (and, for the avoidance of doubt, including in all cases any Non-Recourse Indebtedness).

“Senior Net Leverage Ratio” shall mean, with respect to Loan Parties on a Consolidated Basis as of any applicable testing date, the ratio of (a) the result of (x) Senior Financial Covenant Indebtedness outstanding as of such testing date minus (y) the lesser of (1) Qualified Cash of Loan Parties as of such testing date and (2) $20,000,000, to (b) EBITDA for the four (4) fiscal quarter measurement period ending as of such testing date (or such other fiscal measurement period ending as of such testing date as may be explicitly stated in case); provided that, for purposes of testing the Senior Net Leverage Ratio of Loan Parties on a Consolidated Basis to determine compliance with Section 6.5 or any other provision hereof other than clause (g) of the definition of “Payment Conditions”, in each case for measurement periods ending on or prior to March 31, 2022: (x) for the fiscal quarter ending date occurring on September 30, 2021, the EBITDA for Loan Parties on a Consolidated Basis shall be measured for the single fiscal quarter measurement period ending on such date, multiplied by four (4), (y) for the fiscal quarter ending date occurring on December 31, 2021, the EBITDA for Loan Parties on a Consolidated Basis shall be measured for the two fiscal quarter measurement period ending on such date, multiplied by two (2), and (z) for the fiscal quarter ending date occurring on March 31, 2022, the EBITDA for Loan Parties on a Consolidated Basis shall be measured for the three fiscal quarter measurement period ending on such date, multiplied by four-thirds (4/3).

“Solvent” means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities are expected to mature and does not have unreasonably small capital for its then current business activities. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Equity Contribution” shall have the meaning set forth in Section 6.5(c).

“Subordinated Debt” means Indebtedness of Parent or any of its Subsidiaries pursuant to terms and conditions acceptable to Agent and the Required Cash Collateral Providers in their respective sole discretion that is, by its terms, expressly subordinated to the prior Payment in Full of the Obligations pursuant to subordination terms and conditions acceptable to Agent and the Required Cash Collateral Providers in their respective sole discretion. The terms of any Subordinated Debt may permit Intercompany Subordinated Debt Payments.

“Subsidiary” shall mean of any Person a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Equity Interest” shall mean (a) with respect to the Equity Interests issued to a Loan Party by any Subsidiary (other than a Foreign Subsidiary), 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to a Loan Party by any First-Tier Foreign Subsidiary (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956(c)(2)) and (ii) 100% of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)); provided that the Subsidiary Equity Interests shall not include any Equity Interests of a Foreign Subsidiary that is not a First-Tier Foreign Subsidiary.

“Supply Chain Agreement” shall mean, as to any Approved Supply Chain Financing, the supplier agreement(s), receivables purchase agreement(s), and/or other agreement(s)/master terms that govern the terms and conditions of such Approved Supply Chain Financing as between the applicable Borrower(s) and the applicable Supply Chain Receivables Buyer.

“Supply Chain Financing” shall mean a program offered by a Customer of any Company and a bank or other financial institution providing financing to such Customer whereby such bank or other financial institution shall purchase from the applicable Company and/or make payment to the applicable Company in respect of certain Receivables owing by such Customer to such Company in advance of the original due date for such Receivables at an agreed-upon discounted rate.

“Supply Chain Lien Agreement” shall mean, as to any Approved Supply Chain Financing, an agreement (reasonably acceptable to Agent) regarding the respective Liens and rights of Agent and such bank/financial institutions as to the applicable Receivables.

“Supply Chain Receivables” shall mean and any all Receivables owing to any Company from any Approved Supply Chain Customer.

“Supply Chain Receivables Buyer” shall mean the bank or other financial institution participating in any Approved Supply Chain Financing as the buyer of or party making payment with respect to the applicable Receivables of the applicable Approved Supply Chain Customer.

“Supply Chain Purchased Receivable” shall mean each Receivable of an Approved Supply Chain Customer that has either (x) been sold and transferred by an applicable Company to the applicable Supply Chain Receivables Buyer and with respect to which the full purchase price (as determined by the applicable Supply Chain Agreement) has been paid for the benefit of the applicable Company in cash into a Blocked Account or Depositary Account and title has been transferred to the applicable Supply Chain Receivables Buyer, or (y) been paid by the applicable Supply Chain Receivables Buyer and with respect to which the full payment amount (as determined by the applicable Supply Chain Agreement) has been paid for the benefit of the applicable Company in cash into a Blocked Account or Depositary Account, in each case, all in accordance with and subject to the terms of the applicable Supply Chain Agreement and the applicable Supply Chain Lien Agreement.

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated U.S. federal income tax returns or consolidated, combined, unitary or similar tax returns for state, local or foreign tax purposes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Pension Benefit Plan; (b) the withdrawal of any Company or any member of the Controlled Group from a Pension Benefit Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Pension Benefit Plan; (e) any event or condition (i) which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan, or (ii) that would reasonably be expected to result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Company or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Company or any member of the Controlled Group. Notwithstanding the foregoing or anything in this Agreement to the contrary, a ‘Termination Event’ shall not include (i) an application for waiver of the minimum funding standard under Section 412 of the Code for a Pension Benefit Plan for the 2018 or 2019 plan years if and to the extent such application was approved and resulted in a Pension Funding Waiver (ii) the failure to make any required contribution to a Pension Benefit Plan or to meet the minimum funding standard of Section 430 of the Code with respect to a Pension Benefit Plan for the 2018 or 2019 plan years if and to the extent such failure is subject to a Pension Funding Waiver, nor (iii) the Deferred PBGC Payments; provided, however, that the failure of the Company or any member of the Controlled Group to comply in all material respects with the terms and conditions of any Pension Funding Waiver, including, without limitation, the timely payment of any amortization installments required by such Pension Funding Waivers, shall constitute a ‘Termination Event.

“Total Net Leverage Ratio” shall mean, with respect to Loan Parties on a Consolidated Basis as of any applicable testing date, the ratio of (a) the result of (x) Financial Covenant Debt outstanding as of such testing date minus (y) the excess, if any, of (1) the amount of unrestricted cash and Cash Equivalents on the consolidated balance sheet of Loan Parties on a Consolidated Basis as of such testing date over (2) $30,000,000, to (b) EBITDA for the four (4) fiscal quarter measurement period ending as of such testing date (or such other fiscal measurement period ending as of such testing date as may be explicitly stated in case); provided that, for purposes of testing the Total Net Leverage Ratio of Loan Parties on a Consolidated Basis under this Agreement for measurement periods ending on or prior to March 31, 2022: (x) for the fiscal quarter ending date occurring on September 30, 2021, the EBITDA for Loan Parties on a Consolidated Basis shall be measured for the single fiscal quarter measurement period ending on such date, multiplied by four (4), (y) for the fiscal quarter ending date occurring on December 31, 2021, the EBITDA for Loan Parties on a Consolidated Basis shall be measured for the two fiscal quarter measurement period ending on such date, multiplied by two (2), and (z) for the fiscal quarter ending date occurring on March 31, 2022, the EBITDA for Loan Parties on a Consolidated Basis shall be measured for the three fiscal quarter measurement period ending on such date, multiplied by four-thirds (4/3).

“Toxic Substance” shall mean and include any material present on any Real Property (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” shall mean (i) the closing under and becoming effective of this Agreement and the delivery of any Cash Collateral to PNC pursuant to the terms of this Agreement and the Cash Collateral Agreement on the Closing Date, (ii) the closing under and becoming effective of the ABL Facility, (iii) the closing under and becoming effective of the Related L/C Facility and the issuance thereunder of the initial Letters of Credit requested by Borrower to be issued on the Closing Date, (iv) the repayment in full of the Existing BAML Credit Facility (excluding certain letters of credit that shall remain outstanding and shall be cash collateralized or backstopped by Letters of Credit issued under this Agreement or under the Related L/C Facility Credit Agreement), and (v) the payment of all fees, premiums, costs, and expenses payable by the Loan Parties on the Closing Date in connection with any and all of the foregoing.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Undrawn Availability” shall mean “Undrawn Availability” as defined in the ABL Facility Agreement as in effect on the Closing Date.

“Unfunded Capital Expenditures” shall mean, as to any Company, without duplication, a Capital Expenditure funded (a) from such Loan Party’s internally generated cash flow or (b) with the proceeds of loans made under the ABL Facility.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“Unsecured Notes” shall mean, collectively, (x) those certain 8.125% Senior Notes due 2026 issued by Parent under the Unsecured Notes Indenture, in an aggregate principal amount of $172,881,575 as of the Closing Date, and (y) any additional unsecured Senior Notes issued under the Unsecured Notes Indenture by Parent made in accordance with the terms hereof.

“Unsecured Notes Documents” shall mean, collectively, the Unsecured Notes, the Unsecured Notes Indenture, and all agreements, contracts, instruments, and documents executed in connection therewith, in each case as such agreement, contract, instrument, or document may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Unsecured Notes Indenture” shall mean, collectively, (x) that certain Indenture dated February 12, 2021 between Parent and the Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Unsecured Notes Trustee”), (y) that certain First Supplemental Indenture dated February 12, 2021 between Parent and Unsecured Notes Trustee executed in connection such Indenture dated February 12, 2021, and (z) any further supplemental indenture entered into by Parent and the Unsecured Notes Trustee pursuant to such Indenture from time to time after the Closing Date in connection with any issuance of Indebtedness by Parent made in accordance with the terms hereof (as any such agreement or indenture may be may be amended, modified, supplemented, renewed, restated or replaced from time to time).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, amended, modified, renewed, extended or replaced.

“Voting Equity Interest” means Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or similar controlling Persons, of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned” means, in respect of any Subsidiary of any Person, a circumstance where all of the Stock of such Subsidiary (other than director’s qualifying shares, and the like, as may be required by applicable law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries thereof.

1.3.            Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4.            Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Cash Collateral Providers. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Cash Collateral Providers. Wherever the phrase “to the best of Loan Parties’ knowledge” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

1.5.            LIBOR Notification. Section 3.8.2. of this Agreement provides a mechanism for determining an alternate rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of LIBOR Rate or with respect to any alternative or successor rate thereto, or replacement rate therefor.

II.                 CASH COLLATERAL; DELAYED DRAW TERM LOANS.

2.1.            Cash Collateral for Letter of Credit Drawings.

(a)               Subject to the terms and conditions set forth in this Agreement, on the Closing Date the Borrowers hereby request, and each Cash Collateral Provider, severally and not jointly, agrees to deliver, Cash Collateral in an aggregate amount equal to such Cash Collateral Provider’s Cash Collateral Commitment Amount (the Loan Parties’ joint and several obligation to reimburse each Cash Collateral Provider for the Cash Collateral delivered pursuant hereto (to the extent not converted into Delayed Draw Term Loans pursuant to Section 2.2), the “Cash Collateral Reimbursement Obligations”). Such Cash Collateral shall be delivered by the Cash Collateral Providers to Agent on or prior to the Closing Date pursuant to Section 2.8, and shall be deposited on the Closing Date by Agent in the Cash Collateral Account pursuant to the terms and conditions of the Cash Collateral Agreement. Subject to the terms and conditions set forth in the Cash Collateral Agreement, the Cash Collateral shall secure and the Issuer shall have the right to withdraw sums from the Cash Collateral Account as reimbursement for draws on Eligible Letters of Credit, and any such withdrawal (each, a “Cash Collateral Withdrawal”) shall result in (x) a ratable reduction to the Loan Parties’ Cash Collateral Reimbursement Obligations and (y) the conversion of Cash Collateral into Delayed Draw Term Loans in accordance with Section 2.2. Cash Collateral Reimbursement Obligations are further reduced ratably by any return of Cash Collateral to the Agent in accordance with the terms of the Cash Collateral Agreement.

2.2.            Cash Collateral Withdrawals; Delayed Draw Term Loans.

(a)               In the event of any draw on any Letter of Credit and any resulting Cash Collateral Withdrawal, Borrowing Agent shall promptly notify Agent. Regardless of whether Agent shall have received such notice, Borrowers shall be obligated to reimburse Agent for the amount of any Cash Collateral Withdrawal relating to such draw.

(b)               Such reimbursement obligation shall be automatically converted without any further action of any Loan Party into Delayed Draw Term Loans held by the Cash Collateral Providers (ratably, in accordance with their Cash Collateral Commitment Amounts) in the amount of such Cash Collateral Withdrawal. The Delayed Draw Term Loans shall, upon the request of any Cash Collateral Provider, be evidenced by one or more secured promissory notes (collectively, the “Delayed Draw Term Note”) substantially in the form attached hereto as Exhibit 2.1.

2.3.            Cash Collateral Account. Loan Parties hereby covenant and agree that:

(a)               The Cash Collateral is owned by the Agent (for its benefit and the benefit of the Cash Collateral Providers) and no Loan Party has any direct or indirect ownership interest in the Cash Collateral Account or the funds therein.

(b)               No Loan Party will assert any right to or claim against the Cash Collateral Account or the funds therein, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect thereto.

2.4.            Procedures for Selection of Applicable Rates for Advances.

(a)               Each Delayed Draw Term Loan shall initially bear interest at the rate per annum applicable to a Delayed Draw Term Loan maintained as a Domestic Rate Advance.

(b)               Notwithstanding the provisions of subsection (a) above, in the event Borrowers desires that any Delayed Draw Term Loan shall accrue interest at the LIBOR Rate, Borrowing Agent shall give Agent written notice in accordance with Section 2.4(e), specifying (i) the date that the relevant Interest Period is to begin (which shall be a Business Day), (ii) the amount of such Delayed Draw Term Loan, and (iii) the duration of the Interest Period therefor. Interest Periods for LIBOR Rate Advances shall be for one or three months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. Any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of the Required Cash Collateral Providers, upon notice to Borrowing Agent, all LIBOR Rate Advances then in effect shall be converted to Domestic Rate Advances. After giving effect to each requested LIBOR Rate Advance converted from a Domestic Rate Advance, there shall not be outstanding at any one time more than five (5) LIBOR Rate Advances, in the aggregate at any time.

(c)               Each Interest Period of a LIBOR Rate Advance shall commence on the date such LIBOR Rate Advance is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(d)               Until such time as Borrowing Agent shall elect the Interest Period applicable to any Delayed Draw Term Loan by its notice of conversion given to Agent pursuant to Section 2.4(e) hereof, such Advance shall be a Domestic Rate Advance. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 3:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Advance. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such LIBOR Rate Advance to a Domestic Rate Advance as of the last day of the Interest Period applicable to such LIBOR Rate Advance subject to Section 2.4(e) below.

(e)               Provided that no Default or Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Advance, or on any Business Day with respect to Domestic Rate Advances, convert any such Delayed Draw Term Loan into a Delayed Draw Term Loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Advance shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Advance. If Borrowing Agent desires to convert a Delayed Draw Term Loan, Borrowing Agent shall give Agent written notice by no later than 3:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Advance to a LIBOR Rate Advance, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Advance) with respect to a conversion from a LIBOR Rate Advance to a Domestic Rate Advance, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Advance, the duration of the first Interest Period therefor.

(f)                At its option and upon written notice given prior to 3:00 p.m. at least three (3) Business Days prior to the date of such prepayment, Borrowers may, subject to Sections 2.4(g), 2.22 and 3.4 hereof, prepay the Delayed Draw Term Loans in whole at any time or in part from time to time with accrued interest and any applicable Prepayment Premium on the principal being prepaid on the date of such repayment. Borrowers shall specify the date of prepayment of Delayed Draw Term Loans which are LIBOR Rate Advances and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Advance is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrowers shall indemnify Agent and Cash Collateral Providers therefor in accordance with Section 2.4(g) hereof.

(g)               Each Borrower shall indemnify Agent and Cash Collateral Providers and hold Agent and Cash Collateral Providers harmless from and against any and all losses or expenses that Agent and Cash Collateral Providers may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Advance or failure by Borrowers to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Advance after notice thereof has been given, including, but not limited to, any interest payable by Agent or Cash Collateral Providers to Cash Collateral Providers of funds obtained by it in order to make or maintain its LIBOR Rate Advances hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Cash Collateral Provider to Borrowing Agent shall be conclusive absent manifest error.

(h)               Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Cash Collateral Providers or any Cash Collateral Provider (for purposes of this subsection (h), the term “Cash Collateral Provider” shall include any Cash Collateral Provider and the office or branch where any Cash Collateral Provider or any Person controlling such Cash Collateral Provider makes or maintains any LIBOR Rate Advances) to make or maintain its LIBOR Rate Advances, the obligation of Cash Collateral Providers (or such affected Cash Collateral Provider) to make LIBOR Rate Advances hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Advances are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Advances or convert such affected LIBOR Rate Advances into loans of another type. If any such payment or conversion of any LIBOR Rate Advance is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Advance, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Cash Collateral Providers to Borrowing Agent shall be conclusive absent manifest error.

(i)                 Anything to the contrary contained herein notwithstanding, neither any Agent nor any Cash Collateral Provider, nor any of their participants, is required actually to acquire LIBOR deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate. The provisions set forth herein shall apply as if each Cash Collateral Provider or its participants had match funded any Obligation as to which interest is accruing based on the LIBOR Rate by acquiring LIBOR deposits for each Interest Period in the amount of the LIBOR Rate Advances.

2.5.            [Reserved].

2.6.            [Reserved].

2.7.            [Reserved].

2.8.            Making and Settlement of Advances.

(a)               The delivery of Cash Collateral on the Closing Date hereunder shall be made and each Cash Collateral Withdrawal shall be automatically converted into a Delayed Draw Term Loan according to the applicable Cash Collateral Commitment Percentages of the respective Cash Collateral Providers.

(b)               On or prior to the Closing Date each Cash Collateral Provider shall remit an amount equal to its Cash Collateral Commitment Amount to Agent such that Agent is able to, and Agent shall, to the extent the applicable Cash Collateral Providers have made funds available to it for such purpose and subject to Section 8.1 hereof, fund such Cash Collateral to the Cash Collateral Account on the Closing Date in U.S. Dollars and immediately available funds.

(c)               [Reserved].

(d)               [Reserved].

(e)               Subject to any separate written agreement among any applicable Cash Collateral Providers, if any Cash Collateral Provider or Participant (a “Benefited Cash Collateral Provider”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Cash Collateral Provider, if any, in respect of such other Cash Collateral Provider’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Cash Collateral Provider shall purchase for cash from the other Cash Collateral Providers a participation in such portion of each such other Cash Collateral Provider’s Advances, or shall provide such other Cash Collateral Provider with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Cash Collateral Provider to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Cash Collateral Providers; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Cash Collateral Provider, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Cash Collateral Provider so purchasing a portion of another Cash Collateral Provider’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Cash Collateral Provider were the direct holder of such portion, and the obligations owing to each such purchasing Cash Collateral Provider in respect of such participation and such purchased portion of any other Cash Collateral Provider’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Cash Collateral Provider in respect of such participation and such purchased portion of any other Cash Collateral Provider’s Advances shall be part of the Obligations secured by the Collateral.

2.9.            [Reserved].

2.10.        Manner and Repayment of Advances.

(a)               The Cash Collateral Reimbursement Obligations and Delayed Draw Term Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Subject to the provisions of Section 11.5 hereof and also to any separate written agreements among any applicable Cash Collateral Providers, each payment (including each prepayment) by on behalf of any Loan Party on account of the principal of and/or interest or other amount on the Advances shall be applied, first to the interest, fees and Prepayment Premium accrued and unpaid on any outstanding Cash Collateral Reimbursement Obligations and Delayed Draw Term Loans, second, to the principal of any Delayed Draw Term Loans and third, to the Cash Collateral Reimbursement Obligations pro rata according to the applicable Cash Collateral Commitment Percentages of the Cash Collateral Providers.

(b)               [Reserved].

(c)               All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments of principal, interest, fees and other amounts payable hereunder, or under any of the Other Documents shall be made directly to the applicable Cash Collateral Providers at the applicable Payment Offices not later than 1:00 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to such Cash Collateral Provider in accordance with wire instructions provided to the Borrowing Agent by such Cash Collateral Provider.

(d)               Except as expressly provided herein, all payments (including prepayments) to be made by Borrowers on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to directly to the applicable Cash Collateral Provider to the applicable Payment Offices in accordance with wire instructions provided by such Cash Collateral Provider in writing from time to time, in each case on or prior to 1:00 p.m., in Dollars and in immediately available funds.

2.11.        [Reserved].

2.12.        [Reserved].

2.13.        [Reserved].

2.14.        [Reserved].

2.15.        [Reserved].

2.16.        [Reserved].

2.17.        [Reserved].

2.18.        [Reserved].

2.19.        [Reserved].

2.20.        [Reserved].

2.21.        Liability for Acts and Omissions.

(a)               As between Loan Parties, Agent and Cash Collateral Providers, each Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither Agent nor Cash Collateral Providers shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent or Cash Collateral Providers, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s or the Cash Collateral Providers’ rights or powers hereunder. In no event shall Agent, any Cash Collateral Provider, or any of their Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

2.22.        Prepayments

(a)               Voluntary Prepayments of Advances. Borrowers may voluntarily prepay the Delayed Draw Term Loans and Cash Collateral Reimbursement Obligations in whole or part at any time and from time to time subject to payment of the Prepayment Premium in accordance with Sections 2.4(g) and 3.4. All such prepayments shall be accompanied by all accrued interest and fees on the amount prepaid. Once prepaid Advances hereunder may not be reborrowed.

(b)               Mandatory Prepayments.

(i)              Concurrently with (x) any Disposition (excluding any Permitted Disposition described in any of clause (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (q) or (s) of such definition ) or (y) any Casualty Event, (A) to the extent that any Delayed Draw Term Loans are outstanding at such time, Borrowers shall prepay the Advances in an amount equal to the Net Cash Proceeds of such event, such prepayment to be due and payable no later than five (5) Business Day following receipt of such Net Cash Proceeds (and until the date of payment, such proceeds shall be held in trust for Secured Parties), and any such prepayment under this Section 2.22(b) shall be applied to the repayment of the Obligations in accordance with Section 2.22(c) hereof below and (B) if no Delayed Draw Term Loans are outstanding at such time, then, the provisions of this Section 2.22(b)(i) shall not apply to any such transaction (or series of related transactions) resulting in aggregate Net Cash Proceeds of less than $5,000,000 in any year; provided, that, with respect to clause (B) above, such Net Cash Proceeds shall not be required to be so applied, so long as no Event of Default shall have occurred and be continuing, if Borrower, at its option by notice in writing to the Agent, which such notice shall be received within thirty (30) days of the receipt of the Net Cash Proceeds, applies such Net Cash Proceeds in assets to be used in the business, so long as such Net Cash Proceeds are in fact so reinvested within three hundred sixty-five (365) days following the receipt of such Net Cash Proceeds, with the amount of Net Cash Proceeds unused after such period to be applied as set forth in 2.22(c). The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof.

(ii)           [reserved].

(iii)         Concurrently with the incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries (other than Indebtedness permitted under Section 7.8), Borrowers shall prepay the Advances in an amount equal to one hundred percent (100%) of such Net Cash Proceeds, to be applied as set forth in Section 2.22(c). The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof.

(c)               All prepayments of the Obligations and the Advances under Section 2.22 shall, subject to the provisions of Section 11.5 hereof, be applied first, to the repayment in full of the outstanding principal amount of any Delayed Draw Term Loans, second, to the repayment of the Cash Collateral Reimbursement Obligations (which may take the form of cash collateralizing the Agent or providing substitute cash collateral to the Issuer in accordance with the terms of the Related L/C Facility Agreement and the Cash Collateral Agreement) and third, to the repayment in full of all other outstanding Obligations in accordance with the terms hereof. All such prepayments shall be accompanied by accrued interest and fees on the amount prepaid, as well as any applicable Prepayment Premium. Any prepayment of Cash Collateral Reimbursement Obligations under this Section 2.22 may be effected by delivering additional cash collateral to the Issuer in the amount of the applicable prepayment (together with all accrued and unpaid interest, fees and premiums in respect thereof), to be held by the Issuer as “Loan Parties Cash Collateral” (as defined in the Related L/C Facility Agreement as in effect on the Closing Date, in replacement of an equivalent amount of any Cash Collateral (which amount of Cash Collateral shall thereupon be returned to the Agent for the benefit of the Cash Collateral Providers), in each case in accordance with the terms of the Related L/C Facility Documents. Notwithstanding the foregoing, each Cash Collateral Provider may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) required to be made pursuant to clauses (b) (other than in respect of Refinancing Debt) by providing written notice (each, a “Rejection Notice”) to Agent and Borrower Representative no later than 5:00 p.m. ET five (5) Business Days after the date of such Cash Collateral Provider’s receipt of notice from Agent regarding such prepayment. Each Rejection Notice from a Cash Collateral Provider shall specify the amount of the mandatory prepayment to be rejected by such Cash Collateral Provider. If a Cash Collateral Provider fails to deliver a Rejection Notice to Agent within the time frame specified above or such Rejection Notice fails to specify the amount of the prepayment to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment. Any Declined Proceeds shall be retained by Borrowers.

(d)               Notwithstanding anything to the contrary contained herein, if Net Cash Proceeds in respect of Revolving Loan Priority Collateral (as such term is defined in the Intercreditor Agreement) are required to prepay the Advances in accordance with clause (b)(i) above at a time when either (x) “Out-of-Formula Loans” (as such term is defined in the ABL Facility Agreement as in effect on the Closing Date) are outstanding under the ABL Facility Agreement or (y) a “Cash Dominion Period” (as such term is defined in the ABL Facility Agreement as in effect on the Closing Date) is continuing, then, (I) in the case of clause (x) above, such Net Cash Proceeds shall instead be used to prepay such Out-of-Formula Loans (until paid in full) and then shall be applied in accordance with Section 2.22(c) and (II) in the case of clause (y) above, such Net Cash Proceeds shall instead be used to prepay the ABL Facility in accordance with its terms.

2.23.        Use of Proceeds.

(a)               The proceeds of the Cash Collateral shall be used solely to provide cash collateral for the issuance of Eligible Letters of Credit for the account of the Borrowers and their Subsidiaries.

(b)               Without limiting the generality of Section 2.23(a) above, neither the Loan Parties nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.24.        [Reserved].

2.25.        [Reserved].

III.              INTEREST AND FEES.

3.1.            Interest. Interest on Delayed Draw Term Loans shall be payable in arrears on the last day of each fiscal quarter, provided that all accrued and unpaid interest shall be due and payable at the end of the Term. Interest charges shall accrue on a daily basis and shall be computed on the actual principal amount of Delayed Draw Term Loans outstanding for each day during each fiscal quarter at a rate per annum equal to the applicable Interest Rate. Except as expressly provided otherwise in this Agreement, any Obligations that are not paid when due shall accrue interest at the Interest Rate for Domestic Rate Advances, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the Closing Date, the Alternate Base Rate is increased or decreased, the applicable Interest Rate with respect to any Domestic Rate Advances shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate with respect to any LIBOR Rate Loans shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default and during the continuation thereof, the interest rate applicable to the Delayed Draw Term Loans and all other Obligations shall immediately and automatically be at a rate per annum equal to the applicable Interest Rate (or with respect to Cash Collateral Reimbursement Obligations, the Cash Collateral Commitment Fee Rate) plus two percent (2%) per annum (as applicable, the “Default Rate”).

3.2.            Cash Collateral Fees. Borrowers shall pay to Agent, for the ratable benefit of the Cash Collateral Providers, fees on all outstanding Cash Collateral (the “Cash Collateral Commitment Fees”) in arrears on the last day of each fiscal quarter, provided that all accrued and unpaid Cash Collateral Commitment Fees shall be due and payable at the end of the Term. Cash Collateral Commitment Fees shall accrue on a daily basis and shall be computed on the actual amount of Cash Collateral outstanding for each day during each fiscal quarter at a rate per annum equal to the applicable Cash Collateral Commitment Fee Rate. Whenever, subsequent to the Closing Date, the Alternate Base Rate is increased or decreased, the applicable Cash Collateral Commitment Fee Rate with respect to any Domestic Rate Advances shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. Upon and after the occurrence of an Event of Default and during the continuation thereof, the Cash Collateral Commitment Fee rate applicable to the outstanding Cash Collateral shall be at a rate per annum equal to the Default Rate.

3.3.            Closing Fee. Borrowers shall pay to Agent, for the ratable benefit of Cash Collateral Providers, a closing fee of $2,750,000, which such fee shall be due and payable, and fully-earned and non-refundable under any circumstances upon the execution and delivery of this Agreement by all parties hereto.

3.4.            Prepayment Premium. In the event that the Cash Collateral Reimbursement Obligations or Delayed Draw Term Loans are prepaid (whether voluntarily or mandatorily by Borrowers, whether automatically and/or at the election of Agent or Required Cash Collateral Providers upon the occurrence or during the continuance of any Event of Default (including upon acceleration, which acceleration shall be deemed to be prepayment of the Advances accelerated or otherwise becoming due), or otherwise, and, for the avoidance of doubt, with respect to Cash Collateral Reimbursement Obligations, the terms “prepayment” and “prepay” shall include cash collateralizing the Agent or providing substitute cash collateral to the Issuer, in each case in respect of Cash Collateral Reimbursement Obligations, in accordance with the terms of the Related L/C Facility Agreement and the Cash Collateral Agreement) in part or in whole prior to the last day of the Term (the date of any such prepayment, a “Prepayment Date”), Borrowers shall pay to Agent, for the ratable benefit of Cash Collateral Providers, a prepayment fee (the “Prepayment Premium”) on each such Prepayment Date in an amount equal to (1) if the applicable Prepayment Date occurs on or after the Closing Date but prior to or on the date immediately preceding the first anniversary of the Closing Date, an amount equal to two and a quarter percent (2.25%) of the amount prepaid, (2) if the applicable Prepayment Date occurs on or after the first anniversary of the Closing Date but prior to or on the date immediately preceding the second anniversary of the Closing Date, an amount equal to two percent (2.00%) of the amount prepaid, (3) if the applicable Prepayment Date occurs on or after the second anniversary of the Closing Date but prior to or on the date immediately preceding the third anniversary of the Closing Date, an amount equal to one and a quarter percent (1.25%) of the amount prepaid, and (4) if the applicable Prepayment Date occurs on or after the third anniversary of the Closing Date, zero ($0), which such fee shall be will be due and payable and fully-earned and non-refundable immediately upon the occurrence of each such prepayment event described above and shall constitute part of the Obligations for all purposes herein at all times from and thereafter. EACH OF THE LOAN PARTIES EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE APPLICABLE LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF ANY SUCH PREPAYMENT PREMIUM PURSUANT TO THE TERMS HEREOF IN CONNECTION WITH ANY PAYMENT INCLUDING UPON ACCELERATION OR FORECLOSURE, IF APPLICABLE. The Loan Parties expressly agree that (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Cash Collateral Providers and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 3.4, (E) the Loan Parties’ agreement to pay the Prepayment Premium is a material inducement to the Cash Collateral Providers’ agreement to provide the Commitments and make the Advances provided for herein, and (F) the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Cash Collateral Providers and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Cash Collateral Providers or profits lost by the Cash Collateral Providers as a result of such prepayment.

3.5.            Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed (which will result in more interest being paid than if computed on the basis of a 365-day year). If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Interest Rate during such extension.

3.6.            Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Cash Collateral Providers shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7.            Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Cash Collateral Provider (for purposes of this Section 3.7, the term “Cash Collateral Provider” shall include Agent, the Cash Collateral Providers and any corporation or bank controlling Agent, the Cash Collateral Providers and the office or branch where Agent and the Cash Collateral Providers make or maintain any LIBOR Rate Advances) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)               subject Agent or any Cash Collateral Provider to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Rate Advance, or change the basis of taxation of payments to Agent or such Cash Collateral Provider in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 hereof and the imposition of, or any change in the rate of, any Excluded Tax described in clauses (b) through (d) of the definition of Excluded Tax payable by Agent or such Cash Collateral Provider);

(b)               impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Cash Collateral Provider, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)               impose on Agent or any Cash Collateral Provider, or the London interbank market, any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Cash Collateral Provider;

and the result of any of the foregoing is to increase the cost to Agent or any Cash Collateral Provider of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent or such Cash Collateral Provider deems to be material or to reduce the amount of any payment (whether of principal, interest, fees or otherwise) in respect of any of the Advances by an amount that Agent or such Cash Collateral Provider deems to be material, then, in any case Borrowers shall promptly pay Agent or such Cash Collateral Provider, upon its demand, such additional amount as will compensate Agent or such Cash Collateral Provider for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be. Agent or such Cash Collateral Provider shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

3.8.            Alternate Rate of Interest.

3.8.1.       Interest Rate Inadequate or Unfair. In the event that Agent or any Cash Collateral Provider shall have determined that:

(a)               reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period;

(b)               Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Advance, a proposed LIBOR Rate Advance, or a proposed conversion of a Domestic Rate Advance into a LIBOR Rate Advance;

(c)               the making, maintenance or funding of any LIBOR Rate Advance has been made impracticable or unlawful by compliance by Agent or such Cash Collateral Provider in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), or

(d)               the LIBOR Rate will not adequately and fairly reflect the cost to such Cash Collateral Provider of the establishment or maintenance of any LIBOR Rate Advance,

then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given prior to Benchmark Replacement Date (as defined below), (i) any such requested LIBOR Rate Advance shall be made as a Domestic Rate Advance, unless Borrowing Agent shall notify Agent no later than 1:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Advance, (ii) any Domestic Rate Advance or LIBOR Rate Advance which was to have been converted to an affected type of LIBOR Rate Advance shall be continued as or converted into a Domestic Rate Advance, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Advance, and (iii) any outstanding affected LIBOR Rate Advances shall be converted into a Domestic Rate Advance, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Advance, shall be converted into an unaffected type of LIBOR Rate Advance, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Advances (or sooner, if any Cash Collateral Provider cannot continue to lawfully maintain such affected LIBOR Rate Advance). Until such notice has been withdrawn, Cash Collateral Providers shall have no obligation to make an affected type of LIBOR Rate Advance or maintain outstanding affected LIBOR Rate Advances and no Borrower shall have the right to convert a Domestic Rate Advance or an unaffected type of LIBOR Rate Advance into an affected type of LIBOR Rate Advance.

3.8.2.       Benchmark Replacement Setting. (a) Announcements Related to LIBOR. On March 5, 2021, the ICE Benchmark Administration, the administrator of LIBOR (the “IBA”) and the U.K. Financial Conduct Authority, the regulatory supervisor for the IBA, announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12-month USD LIBOR tenor settings (collectively, the “Cessation Announcements”). The parties hereto acknowledge that, as a result of the Cessation Announcements, a Benchmark Transition Event occurred on March 5, 2021 with respect to USD LIBOR under clauses (1) and (2) of the definition of Benchmark Transition Event below; provided however, no related Benchmark Replacement Date occurred as of such date.

(b)       Benchmark Replacement. Notwithstanding anything to the contrary herein or in any Other Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Cash Collateral Providers without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Cash Collateral Providers comprising the Required Cash Collateral Providers.

(c)       Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Other Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document.

(d)       Notices; Standards for Decisions and Determinations. Agent will promptly notify the Borrowers and the Cash Collateral Providers of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, any Cash Collateral Provider (or group of Cash Collateral Providers) pursuant to this Section 3.8.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Other Document, except, in each case, as expressly required pursuant to this Section 3.8.2.

(e)               Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any Other Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)                Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for an Advance bearing interest based on USD LIBOR, conversion to or continuation of an Advance bearing interest based on USD LIBOR to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for an Advance of or conversion to Advances bearing interest under the Alternate Base Rate option. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

(g)               Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any Other Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Other Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document; and (ii) Advances outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Advances bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this paragraph (g) shall not be effective unless Agent has delivered to the Cash Collateral Providers and the Borrower a Term SOFR Notice. For the avoidance of doubt, Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(h)               Certain Defined Terms. As used in this Section 3.8.2:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (e) of this Section titled “Benchmark Replacement Setting”, or (y) if the then current Benchmark is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (b) of this Section titled “Benchmark Replacement Setting.”

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by Agent for the applicable Benchmark Replacement Date:

(1)   the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)   the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the Other Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)   for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the applicable amount(s) set forth below:

Available Tenor	Benchmark Replacement Adjustment*
One-Week	0.03839% (3.839 basis points)
One-Month	0.11448% (11.448 basis points)
Two-Months	0.18456% (18.456 basis points)
Three-Months	0.26161% (26.161 basis points)
Six-Months	0.42826% (42.826 basis points)
* These values represent the ARRC/ISDA recommended spread adjustment values available here: https://assets.bbhub.io/professional/sites/10/IBOR-Fallbacks-LIBOR-Cessation_Announcement_20210305.pdf

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the Other Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Cash Collateral Providers and the Borrower pursuant to this Section titled “Benchmark Replacement Setting”, which date shall be at least 30 days from the date of the Term SOFR Notice; or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Cash Collateral Providers, so long as Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Cash Collateral Providers, written notice of objection to such Early Opt-in Election from Cash Collateral Providers comprising the Required Cash Collateral Providers.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by an Official Body having jurisdiction over the Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section titled “Benchmark Replacement Setting.”

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1) a notification by Agent to (or the request by the Borrower to Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by Agent of written notice of such election to the Cash Collateral Providers.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR or, if no floor is specified, 1.00%.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Agent in its reasonable discretion.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by Agent to the Cash Collateral Providers and the Borrowers of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section titled “Benchmark Replacement Setting” that is not Term SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

3.9.          Capital Adequacy.

(a)              In the event that Agent or any Cash Collateral Provider shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Cash Collateral Provider (for purposes of this Section 3.9, the term “Cash Collateral Provider” shall include Agent and any corporation or bank controlling Agent or any Cash Collateral Provider and the office or branch where Agent or any Cash Collateral Provider (as so defined) makes or maintains any LIBOR Rate Advances) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent’s or any Cash Collateral Provider’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Cash Collateral Provider could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Cash Collateral Provider’s policies with respect to capital adequacy) by an amount deemed by Agent or any Cash Collateral Provider to be material, then, from time to time, Borrowers shall pay upon demand to Agent or such Cash Collateral Provider such additional amount or amounts as will compensate Agent or such Cash Collateral Provider for such reduction. In determining such amount or amounts, Agent or such Cash Collateral Provider may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent and each Cash Collateral Provider regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b)              A certificate of Agent or such Cash Collateral Provider setting forth such amount or amounts as shall be necessary to compensate Agent or such Cash Collateral Provider with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.10.        Taxes.

(a)              Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, except as required by Applicable Law. If Loan Parties (or other applicable withholding agent) shall be required by Applicable Law to deduct or withhold any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by the Loan Parties shall be increased as necessary so that after such deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section) Agent, Cash Collateral Provider or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Loan Parties (or other applicable withholding agent) shall make such deductions or withholdings and (iii) Loan Parties (or other applicable withholding agent) shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with Applicable Law.

(b)              Without limiting the provisions of Section 3.10(a) above, Loan Parties shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)               Each Loan Party shall indemnify Agent, each Cash Collateral Provider, and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or by Agent, such Cash Collateral Provider, or such Participant, as the case may be, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Loan Parties by any Cash Collateral Provider or Participant (with a copy to Agent), or by Agent on its own behalf or on behalf of a Cash Collateral Provider, shall be conclusive absent manifest error.

(d)              As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Body, Loan Parties shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)              Any Foreign Cash Collateral Provider that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Loan Party is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Loan Parties (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Loan Parties or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under §1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Cash Collateral Provider or assignee or participant of a Cash Collateral Provider for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Code. In addition, any Cash Collateral Provider, if requested by Loan Parties or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Loan Parties or Agent as will enable Loan Parties or Agent to determine whether or not such Cash Collateral Provider is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 3.10(e), the completion, execution and submission of any documentation (other than such documentation set forth in Section 3.10(e)(i), (ii), (iii), and (v) and Section 3.10(f)) shall not be required if in the Cash Collateral Provider’s reasonable judgment such completion, execution or submission would subject such Cash Collateral Provider to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Cash Collateral Provider. Without limiting the generality of the foregoing, in the event that any Loan Party is resident for tax purposes in the United States of America, any Foreign Cash Collateral Provider (or other Cash Collateral Provider) shall deliver to Loan Parties and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Cash Collateral Provider (or other Cash Collateral Provider) becomes a Cash Collateral Provider under this Agreement (and from time to time thereafter upon the request of Loan Parties or Agent, but only if such Foreign Cash Collateral Provider (or other Cash Collateral Provider) is legally entitled to do so), whichever of the following is applicable:

(i)           executed copies of IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)          executed copies of IRS Form W-8ECI,

(iii)         in the case of a Foreign Cash Collateral Provider claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Cash Collateral Provider is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Loan Parties within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or W-8BEN-E,

(iv)         any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit Loan Parties or Agentto determine the withholding or deduction required to be made, or

(v)         To the extent that any Cash Collateral Provider is not a Foreign Cash Collateral Provider and is a resident for tax purposes in the United States of America, such Cash Collateral Provider shall submit to Loan Parties and Agent executed copies of an IRS Form W-9 or any other form prescribed by Applicable Law certifying that such Cash Collateral Provider is exempt from United States federal backup withholding tax.

(f)               If a payment made to a Cash Collateral Provider or Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Cash Collateral Provider or Agent shall deliver to Agent (in the case of a Cash Collateral Provider) and Loan Parties such documentation prescribed by Applicable Law or reasonably requested by Agent or any Loan Party sufficient for Agent and Loan Parties to comply with their obligations under FATCA and to determine that Cash Collateral Provider or Agent has complied with such applicable reporting requirements or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 3.10(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Cash Collateral Provider and Agent, as applicable, agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Loan Parties and Agent in writing of its legal inability to do so.

(g)              If Agent, a Cash Collateral Provider, or a Participant determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Loan Parties or with respect to which Loan Parties have paid additional amounts pursuant to this Section, it shall pay to Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Loan Parties under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses (including Taxes) of Agent, such Cash Collateral Provider, or Participant, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that Loan Parties, upon the request of Agent, such Cash Collateral Provider, or Participant, agrees to repay the amount paid over to Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to Agent, such Cash Collateral Provider, or Participant in the event Agent, such Cash Collateral Provider, or Participant is required to repay such refund to such Governmental Body. Notwithstanding anything to the contrary in this Section 3.10(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.10(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require Agent, any Cash Collateral Provider, or Participant to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Loan Parties or any other Person.

(h)              The rights and duties of the parties under this Section 3.10 shall survive the termination of this Agreement and the payment of the amounts payable hereunder until expiry of the applicable statute of limitations.

IV.          COLLATERAL: GENERAL TERMS

4.1.          Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each other Secured Party of the Obligations, each Loan Party hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located. Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Loan Party shall provide Agent with written notice of all commercial tort claims promptly upon the occurrence of any events giving rise to any such claims (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claim(s), the events out of which such claims arose and the parties against which such claim(s) may be asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court and docket number and a grant to Agent of a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof, such security interest to be Collateral under the terms of this Agreement. Each Loan Party shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, and at Agent’s request shall take such actions as Agent may reasonably request for the perfection and priority of Agent’s security interest therein.

4.2.          Perfection of Security Interest. Each Loan Party shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (a) immediately discharging all Liens other than Permitted Encumbrances, (b) obtaining Lien Waiver Agreements, (c) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, (d) entering into warehousing, lockbox, customs and freight agreements and other custodial arrangements satisfactory to Agent, and (e) executing and delivering financing statements, Control Agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law (including without limitation as to each Real Property owned by any Loan Party that does not constitute Excluded Property: (i) execution and delivery of a Mortgage in form and substance reasonably acceptable to Agent in its reasonable discretion, (ii) providing to Agent a mortgagee title insurance policy (in standard ALTA form, issued by a title insurance company satisfactory to Agent in its reasonable discretion, in an amount equal to not less than the purchase price of such Real Property) insuring such Mortgage to create a valid Lien on such Real Property with no exceptions which Agent shall not have approved in writing in its discretion (it being understood that Agent shall not approve any exceptions with respect to any Lien that is not a Permitted Encumbrance) and no survey exception, (iii) provide to Agent such customary legal opinions regarding such Mortgage (including customary opinions as to such Mortgage under the laws of the jurisdiction in which the applicable real estate is located) as Agent may reasonably require in its reasonable discretion, and (iv) if requested by Agent, providing to Agent a copy of a customary survey of such Real Property reasonably satisfactory to Agent in its reasonable discretion). By its signature hereto, each Loan Party hereby authorizes Agent to file, and ratifies any such filings made prior to the date hereof, against such Loan Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Loan Party). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto shall be paid by Loan Parties to Agent for its benefit and for the ratable benefit of Cash Collateral Providers immediately upon demand.

4.3.          Preservation of Collateral. Following the occurrence of a Default or an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Loan Parties’ owned or leased property. During an Event of Default, each Loan Party shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be paid by Loan Parties to Agent for its benefit and for the ratable benefit of Cash Collateral Providers immediately upon demand.

4.4.          Ownership and Location of Collateral.

(a)              With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent, subject to the Intercreditor Agreement; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever; (ii) each document and agreement executed by each Loan Party or delivered to Agent or any Cash Collateral Provider in connection with this Agreement shall be true and correct in all respects; and (iii) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same.

(b)              (i) There is no location at which any Loan Party has any Inventory (except for Inventory in transit) or other Collateral with a value equal to $500,000 or greater other than those locations listed on Schedule 4.4 hereto (as such Schedule may be updated from time to time in accordance with this Agreement); (ii) Schedule 4.4 hereto (as such Schedule may be updated from time to time in accordance with this Agreement) contains a true, correct, and complete list of the legal names and addresses of all warehouses at which Inventory of any Loan Party with a value equal to $500,000 or greater is stored; none of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.4 hereto (as such Schedule may be updated from time to time in accordance with this Agreement) sets forth a true, correct, and complete list of (A) the chief executive office of each Loan Party, (B) each business location at which any unique books and records of any Loan Party (not duplicated at the applicable corporate headquarters of such Loan Party) are kept, and (C) each business location of any Loan Party or third-party warehouse/bailee/processor of any Loan Party (excluding any Foreign Unsecured Loan Party) at which tangible Collateral with a fair market value, as to each such location, in excess of $500,000 is located, and (iv) Schedule 4.4 hereto (as such Schedule may be updated from time to time in accordance with this Agreement) sets forth a true, correct, and complete list of the location, by state and street address, of all Real Property owned or leased by each Loan Party, identifying which Real Properties are owned and which are leased, together with the names and addresses of any landlords or other third parties in possession, custody or control of any Collateral with a value equal to $500,000 or greater.

4.5.          Defense of Agent’s and Cash Collateral Providers’ Interests. Until (a) Payment in Full of all of the Obligations and (b) the termination of the Commitments and the termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without Agent’s prior written consent, pledge, sell (except for sales or other dispositions otherwise permitted in Section 7.1(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Loan Party shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, each Loan Party shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Cash Collateral Providers shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Loan Party shall, and Agent may, instruct all suppliers, carriers, forwarders, warehousemen or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.6.          Inspection of Premises. At all reasonable times and from time to time as often as Agent shall elect in its reasonable discretion, Agent and each Cash Collateral Provider shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business. Agent, any Cash Collateral Provider and their agents may enter upon any premises of any Loan Party at any time during business hours and at any other reasonable time, and from time to time as often as Agent shall elect, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business.

4.7.          Appraisals. Agent may, in its reasonable discretion, exercised in a commercially reasonable manner, at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising then current values of Loan Parties’ assets. Unless an Event of Default shall have occurred and be continuing at such time, Agent shall consult with Loan Parties as to the identity of any such firm.

4.8.          Receivables; Deposit Accounts and Securities Accounts.

(a)              Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services theretofore rendered by a Loan Party as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Loan Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Loan Parties to Agent.

(b)              Each Customer, to the best of each Loan Party’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Loan Party who are not solvent, such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c)              Each Loan Party’s chief executive office is located as set forth on Schedule 4.4 hereto. Until written notice is given to Agent by Borrowing Agent of any other office at which any Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d)              Loan Parties shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to such Blocked Account(s) and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.8(h) hereof or as otherwise agreed to from time to time by Agent. Notwithstanding the foregoing, to the extent any Loan Party directly receives any remittances upon Receivables, such Loan Party shall, at such Loan Party’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Loan Party’s funds or use the same except to pay Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts(s) and/or Depository Account(s). Each Loan Party shall deposit in the Blocked Account and/or Depository Account or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e)              At any time following the occurrence and during the continuance of an Event of Default or a Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, at any time after the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and facsimile, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be added to the Obligations.

(f)               Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes Agent or Agent’s designee as such Loan Party’s attorney with power (i) at any time: (A) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; (D) to sign such Loan Party’s name on all financing statements, agreements, documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any Loan Party at any post office box/lockbox maintained by Agent for Loan Parties or at any other business premises of Agent; and (ii) at any time following the occurrence and during the continuance of an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H) to accept the return of goods represented by any of the Receivables; (I) to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate; and (J) to do all other acts and things necessary to carry out this Agreement. All acts of such attorney or designee are hereby ratified and approved, and such attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.

(g)              Subject only to the non-waivable provisions of Part 6 of Article 9 of the Uniform Commercial Code, neither Agent nor any Cash Collateral Provider shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.

(h)              [Reserved].

(i)               [Reserved].

(j)               All deposit accounts (including all Blocked Accounts and Depository Accounts), securities accounts and investment accounts of each Borrower and its Subsidiaries as of the Closing Date are set forth on Schedule 4.8(j). No Loan Party shall open any new deposit account, securities account or investment account with a bank, depository institution or securities intermediary that is not the Agent unless (i) Loan Parties shall have given at least ten (10) days prior written notice to Agent, and (2) such bank, depository institution or securities intermediary, each applicable Loan Party, ABL Agent and Agent shall have entered into an Control Agreement with respect to such account prior to or contemporaneously with the opening thereof (and, if such account is a Blocked Account, such Control Agreement shall also comply with the requirements of Section 4.8(h)); provided that, notwithstanding anything to the contrary contained herein, Borrowers shall not be required to obtain a Control Agreement or to otherwise give “control” to Agent with respect to any Excluded Deposit Accounts.

4.9.          Inventory. To the extent Inventory held for sale or lease has been produced by any Loan Party, it has been and will be produced by such Loan Party in accordance with the Federal Fair Labor Standards Act of 1938, as amended, modified or supplemented and all applicable rules, regulations and orders thereunder, in all material respects.

4.10.        Maintenance of Equipment. The equipment of Loan Parties shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the equipment shall be maintained and preserved. No Loan Party shall use or operate its equipment in material violation of any material law, statute, ordinance, code, rule or regulation.

4.11.        Exculpation of Liability. Nothing set forth herein shall be construed to constitute Agent or any Cash Collateral Provider as any Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Cash Collateral Provider be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Cash Collateral Provider, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to Agent or such Cash Collateral Provider, and neither Agent nor any Cash Collateral Provider shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.12.        Financing Statements. Except with respect to the financing statements filed by Agent, financing statements described on Schedule 7.2 hereto and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

4.13.        Investment Property Collateral. Except as set forth in Article XI and, with respect to Subsidiary Equity Interest, Section 4.14(h) hereof, (i) the Loan Parties will have the right to exercise all voting rights with respect to the Investment Property and (ii) the Loan Parties will have the right to receive all cash dividends and distributions, interest and premiums declared and paid on the Investment Property to the extent otherwise permitted under this Agreement. In the event any additional Equity Interests (other than Excluded Property) are issued to or acquired any Loan Party, whether as a result any new purchase by or transfer or assignment to such Loan Party, as a result of a stock dividend or distribution or in lieu of interest on any of the Investment Property, as a result of any split of any of the Investment Property, by reclassification, or otherwise, any certificates evidencing any such additional Equity Interests will be delivered to Agent within thirty (30) days and such shares will be subject to this Agreement and a part of the Investment Property to the same extent as the original Investment Property of such Loan Party on the Closing Date.

4.14.        Provisions Regarding Pledged Equity Interests. Without limiting the generality of Sections 4.1 or 4.13 hereof or of any Pledge Agreement that may from time to time be in effect, and as a supplement to and expansion of (and without any intention to limit or contradict) the other provisions of this Article IV and/or any provisions of any such Pledge Agreement:

(a)              Each Loan Party, for the purpose of granting a continuing lien and security interest to secure the Obligations for the benefit of Agent and each other Secured Party, does hereby collaterally assign to Agent (for the benefit of Agent and each other Secured Party), and pledge to Agent (for the benefit of Agent and each other Secured Party), and grant such a continuing lien and security interest to Agent (for the benefit of Agent and each other Secured Party) in, all of such Loan Party’s right, title and interest in and to all of the following property, together with any additions, exchanges, replacements and substitutions therefor, dividends and distributions with respect thereto, and the proceeds thereof (collectively, as to all Loan Parties, the “Pledged Equity Interest Collateral”; provided that, notwithstanding anything to the contrary provided in this Section 4.14, the Pledged Equity Interest Collateral shall not at any time include any Excluded Property):

(i)           all Equity Interests of any Person of any kind or nature held by such Loan Party consisting of Subsidiary Equity Interest, whether now owned or hereafter acquired by such Loan Party or in which such Loan Party now or hereafter has any rights, options or warrants, including without limitation: (1) all of the capital stock, capital shares and other Equity Interests in those Subsidiaries consisting of corporations, companies and other business entities (other than the business entities of the types listed in the following clauses (2) and (3)), including such corporations, companies and entities listed on Schedule 4.14 hereto (as such Schedule may be amended and/or updated from time to time in accordance herewith), (2) all of the partnership interests and other Equity Interests in those in those Subsidiaries consisting of limited partnerships and general partnerships, including such partnerships listed on Schedule 4.14 hereto (as such Schedule may be amended and/or updated from time to time in accordance herewith), and (3) all of the membership/limited liability company interests and other Equity Interests in those in those Subsidiaries consisting of limited liability companies, including such limited liability companies listed on Schedule 4.14 hereto (as such Schedule may be amended and/or updated from time to time in accordance herewith), in each case (1) through (3) together with all certificates representing such Equity Interests and all rights (but none of the obligations) under or arising out of the applicable Organizational Documents of such Subsidiaries, and specifically including without limitation, with respect to each such partnership Subsidiary, all rights and remedies of such Loan Party as a general partner or limited partner with respect to the respective partnership interests and other Equity Interests of such Loan Party in each such partnership Subsidiary under the respective Organizational Documents of such partnership and under the partnership laws of the state in which each such partnership is organized, and, with respect to each such limited liability company Subsidiary, all rights and remedies of the such Loan Party as a member or manager or managing member with respect to the respective membership interests and other Equity Interests of such Loan Party in each such limited liability company Subsidiary (under the respective Organizational Documents of such limited liability company and under the limited liability company laws of the state in which each such limited liability company is organized); and

(ii)          all Related Equity Interest Rights related to any such Equity Interests described in the foregoing clause (i).

(b)          The pledge and security interest described in this Section 4.14 shall continue in effect to secure all Obligations under this Agreement and the Other Documents from time to time incurred or arising (a) for so long as this Agreement is in effect and (b) until the Commitments have terminated and the Obligations are Paid in Full.

(c)              Pledge Representations and Warranties: Each Loan Party hereby represents and warrants as follows:

(i)           Such Loan Party has not sold, assigned, transferred, pledged or granted any option or security interest in or otherwise hypothecated the Pledged Equity Interest Collateral in any manner whatsoever, and the Pledged Equity Interest Collateral is pledged herewith free and clear of any and all Liens, encumbrances, claims, pledges, restrictions, legends, options and other claims and charges, other than Permitted Encumbrances of the type described in clauses (a), (b) and (e) of the definition thereof.

(ii)          The execution, delivery and performance of this Agreement and the pledge of the Pledged Equity Interest Collateral referred to herein, and all other terms and provisions hereof (specifically including Section 4.14(h) hereof and the powers and proxies granted to Agent thereunder) are not in violation of and shall not create any default under any Organizational Documents of any Pledged Issuer.

(iii)         There are no restrictions upon the pledge or transfer of, nor on the voting rights associated with, or the transfer of, any of the Pledged Equity Interest Collateral, except as provided by applicable federal and state laws and the terms of the Organizational Documents of the applicable Pledged Issuer and/or as stated on the face of any applicable certificates evidencing any such Pledged Equity Interest Collateral.

(iv)         The Pledged Equity Interest Collateral has been validly authorized and issued by each Pledged Issuer thereof and, if applicable, such Pledged Equity Interest Collateral is fully paid for and non-assessable.

(v)          Each Loan Party has delivered to Agent all certificates representing or evidencing the Pledged Equity Interest Collateral, if any, accompanied by duly executed instruments of transfer or assignments in blank, to be held by Agent.

(d)              Each Loan Party, in its capacity as a pledgor of its Pledged Equity Interest Collateral under this Section 4.14, hereby irrevocably instructs each of its direct Subsidiaries, in such direct Subsidiary’s present and/or future capacity (if, as, and when applicable) as a Pledged Issuer that has issued or at any time and/or from time to time hereafter may issue any Pledged Equity Interest Collateral now or hereafter held by such pledging Loan Party, to comply with any instructions originated by Agent with respect to the interests of such pledging Loan Party in any such Pledged Equity Interest Collateral now or hereafter issued by such Pledged Issuer that is now or at any time and/or from time to time hereafter held by such pledging Loan Party without further consent of such pledging Loan Party and each such pledging Loan Party agrees that each such Pledged Issuer shall be fully protected in so complying. Each Loan Party that is a direct Subsidiary of another Loan Party, in present and/or future capacity (if, as, and when applicable) as a Pledged Issuer that has issued or at any time and/or from time to time hereafter may issue any Pledged Equity Interest Collateral to any one or more other Loan Parties, hereby irrevocably agrees to comply with any such instructions originated by Agent with respect to any interests of any other Loan Party in any such Pledged Equity Interest Collateral now or hereafter issued by such Loan Party as such a Pledged Issuer that is now or at any time and/or from time to time hereafter held by any such pledging Loan Party without further consent of such pledging Loan Party. However, Agent agrees it shall not issue any such instructions with respect to the Pledged Collateral held by any Loan Party in any Pledged Issuer unless an Event of Default shall have occurred and be continuing. Each Loan Party acknowledges and agrees that Agent shall be authorized at any time to provide a copy of this Agreement to any Pledged Issuer as evidence that such Loan Party has given the foregoing instructions.

(e)              In addition to all other rights granted to Agent in this Agreement or any Other Document, under the Uniform Commercial Code or otherwise available at law or in equity, Agent shall have the following rights, each of which may be exercised at Agent’s discretion (but without any obligation to do so (but subject to any written to any separate written agreement among any applicable Cash Collateral Providers)), at any time following the occurrence and during the continuance of an Event of Default hereunder, without further consent of any Loan Party: (i) transfer the whole or any part of the Pledged Equity Interest Collateral into the name of Agent or its nominee or to conduct a sale of the Pledged Equity Interest Collateral pursuant to the Uniform Commercial Code or pursuant to any other applicable law; (ii) vote the Pledged Equity Interest Collateral in whole or in part as more fully provided for in Section 4.14(h) hereof; (iii) notify the persons obligated on any of the Pledged Equity Interest Collateral to make payment to Agent of any amounts due or to become due thereon; and (iv) release, surrender or exchange any of the Pledged Equity Interest Collateral at any time, or to compromise any dispute with respect to the same. Agent may proceed against the Pledged Equity Interest Collateral, or any other Collateral securing the Obligations, in any order, and against any Loan Party pledging any of the Pledged Equity Interest Collateral and any other obligor (including without limitation, any one or more other Loan Parties), jointly and/or severally, in any order to satisfy the Obligations. Each Loan Party waives and releases any right to require Agent to first collect any of the Obligations secured by the Pledged Equity Interest Collateral from any other Collateral of such Loan Party or any other party (including without limitation, any one or more other Loan Parties) securing the Obligations under any theory of marshalling of assets, or otherwise. Any and all dividends, distributions, interest declared, distributed or paid and any proceeds of the Pledged Equity Interest Collateral which are received by any Loan Party following the occurrence and continuance of an Event of Default under this Agreement shall be received in trust for the benefit of Agent and the Secured Parties; segregated from the other property and funds of such Loan Party; and forthwith upon demand delivered to Agent as Pledged Equity Interest Collateral in the same form as received (with any necessary documents, endorsements or assignments in blank with guaranteed signatures). All rights and remedies of Agent are cumulative, not alternative. For so long as this Agreement is in effect and until the Commitments have been terminated and the Obligations have been Paid in Full, each Loan Party hereby irrevocably appoints Agent, or Agent’s nominee or any other person whom Agent may designate, as such Loan Party’s attorney-in-fact, subject to the terms of this Section 4.14, following the occurrence and during the continuance of an Event of Default, with the power, at Agent’s option, (i) to effectuate the transfer of any of the Pledged Equity Interest Collateral on the books of each Pledged Issuer thereof to the name of Agent or to the name of Agent’s nominee, designee or transferee; (ii) to endorse and collect checks payable to such Loan Party representing distributions or other payments on any of the Pledged Equity Interest Collateral; and (iii) to carry out the terms and provisions of this Section 4.14. Each Loan Party acknowledges and agrees that Agent shall be authorized at any time to provide a copy of this Agreement to any Pledged Issuer as evidence that Agent has been given the foregoing power of attorney.

(f)                Each Loan Party recognizes that Agent may be unable to effect, or may effect only after such delay which would adversely affect the value that might be realized from the Pledged Equity Interest Collateral, a public sale of all or part of the Pledged Equity Interest Collateral by reason of certain prohibitions contained in the Securities Act or other applicable securities legislation in any other applicable jurisdiction and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. Each Loan Party agrees that any such private sale may be at prices and on terms less favorable to Agent or the seller than if sold at public sales, and therefore recognizes and confirms that such private sales shall not be deemed to have been made in a commercially unreasonable manner solely because they were made privately. Each Loan Party agrees that Agent has no obligation to delay the sale of any such securities for the period of time necessary to permit any Pledged Issuer of such securities to register such securities for public sale under the Securities Act or other applicable securities legislation in any other applicable jurisdiction.

(g)               In the event that (x) any Loan Party shall acquire any Equity Interests of any kind or nature in any new direct Subsidiary formed or acquired by such Loan Party after the Closing Date, or (y) any stock dividend, reclassification, readjustment or other change is made or declared in the capital structure of any direct Subsidiary or any Loan Party acquires or in any other manner receives additional shares of stock, membership/limited liability company interests, partnership interests or other Equity Interests in any Subsidiary, or any option included within the Pledged Equity Interest Collateral with respect to the stock, membership/limited liability company interests, partnership interests or other Equity Interests of any direct Subsidiary is exercised, then any and all such new Equity Interests (together with all Related Equity Interest Rights associated therewith) so acquired, other than any Excluded Property, and any and all such new, substituted or additional Equity Interests (together with all Related Equity Interest Rights associated therewith) issued by reason of any such change or exercise to such Loan Party, other than any Excluded Property, shall immediately and automatically become subject to this Agreement specifically including this Section 4.14 and the pledge and grant of a security interest created by each Loan Party hereunder and each Loan Party hereby grants a security interest in any such future Equity Interests of any Subsidiary (together with all Related Equity Rights associated therewith) other than any Excluded Property, to Agent for the benefit of Secured Parties to secure the Obligations. Any and all certificates issued to such Loan Party with respect to any such new, substituted or additional Equity Interests, accompanied by duly executed instruments of transfer or assignments in blank, shall be delivered to and held by Agent in the same manner as the Pledged Equity Interest Collateral originally pledged hereunder. Promptly upon the acquisition by any Loan Party of any such new, substituted or additional Equity Interests, Loan Parties shall deliver written notice of such new, substituted or additional Equity Interests to Agent, which such written notice shall include an updated and amended Schedule 4.14 to this Agreement, which shall upon delivery be deemed to have amended and restated the previously effective version of such Schedule 4.14.

(h)               Until the earlier of (x) the time after the occurrence and during the continuance of any Event of Default hereunder that Agent shall give prior notice in writing to any Loan Party (which such notice shall be automatically effective immediately upon such Loan Party’s receipt thereof) of the exercise of Agent’s rights under this Section 4.14(h), or (y) the commencement of any proceeding of the type described in clause (x) or clause (y) of Section 10.7 hereof with respect to any Loan Party (in which case no notice or other affirmative action shall be required by Agent, unless Agent shall affirmatively elect at such time to forego the effectiveness of this clause (y)) (a “Triggering Equity Event”), each Loan Party shall retain the sole right to vote the Pledged Equity Interest Collateral belonging to it and to exercise all Related Equity Interests Rights with respect to the Pledged Equity Interest Collateral belonging to it for all purposes not in violation of the terms hereof. Upon any such Triggering Equity Event as to any Loan Party, such Loan Party shall have no further rights to, and shall not, exercise any such Related Equity Interest Rights with respect to the Pledged Equity Interest Collateral belonging to it, and all such Related Equity Interest Rights with respect to the Pledged Equity Interest Collateral belonging to it shall be thereafter exercisable only by Agent (regardless of whether Agent shall have taken title to such Pledged Equity Interest Collateral and/or otherwise exercised any of its other rights and remedies with respect to such Pledged Equity Interest Collateral and even prior to any such exercise). Without limiting the generality of the foregoing, with respect to any Pledged Issuer that is a limited liability company or partnership, the Related Equity Interest Rights which Agent may exercise upon exercise of its rights under this Section 4.14(h) shall include (i) the right to replace any “managing member” or “manager” and/or any “general partner”, as applicable, of any such limited liability company or partnership Pledged Issuer and/or to replace any one or more of the members of any board of members/managers/partners/directors (or similar board) that may at any time have any rights to manage and direct the business and affairs of the applicable Pledged Issuer under its Organizational Documents as in effect from time to time (including in any such case under this clause (i), the right to replace the pledging Loan Party in any such capacity, and each Loan Party hereby agrees that, notwithstanding anything to the contrary provided for in Organizational Documents of any such Pledged Issuer, upon any exercise by Agent of any such right under this clause (i) resulting in the replacement of such Loan Party in any such capacity, such Loan Party shall immediately and automatically be deemed to have resigned from such capacity without the need of any further or affirmative action of such Loan Party), and, if necessary in connection with the foregoing, the power to amend the limited liability company operating agreement or partnership agreement, as applicable, of any such limited liability company or partnership Pledged Issuer to effectuate such replacement; and (ii) if the pledging Loan Party is a general partner or managing member of any such limited liability company or partnership Pledged Issuer, to act as such general partner or managing member of any such Pledged Issuer with respect to any and all business matters relating to the applicable Pledged Issuer and/or its property and businesses for all purposes under the Organizational Documents of such Pledged Issuer and/or under the applicable limited liability company or partnership laws of the jurisdiction of organization of such Pledged Issuer.

(i)                 In furtherance of the foregoing and (a) for so long as this Agreement is in effect and (b) until the Commitments have been terminated and the Obligations have been Paid in Full, each Loan Party hereby irrevocably appoints Agent, or Agent’s nominee or any other person whom Agent may designate, as such Loan Party’s attorney in fact with full power of substitution and in the name of such Loan Party, and hereby gives and grants to Agent an irrevocable and exclusive proxy for and in such Loan Party’s name, place and stead, to exercise under such power of attorney and/or under such proxy any and all voting or other ownership and/or management rights and other Related Equity Interest Rights with respect to the Pledged Equity Interest Collateral of any Pledged Issuer belonging to it (including any such exercise of any Related Equity Interest Rights with respect to any and all business matters relating to any applicable Pledged Issuer and/or its property and businesses), in each case exercisable only following (but at all times during the continuance of) the occurrence and continuance of any Triggering Equity Event. The power of attorney and proxy granted and appointed in this Section 4.14(h)(i) shall include the right to sign each Loan Party’s name (as a holder of any Equity Interest of any Subsidiary and/or as a shareholder of or member or partner in any applicable Pledged Issuer) to any consent, certificate or other document relating to the exercise of any such voting or other ownership and/or management rights and other Related Equity Interest Rights with respect to the Pledged Equity Interest Collateral belonging to such Loan Party that Applicable Law or the Organizational Documents of the applicable Pledged Issuer(s) may permit or require, to cause the Pledged Equity Interest Collateral belonging to such Loan Party to be voted and/or such other ownership and/or management rights or other Related Equity Right to be exercised in accordance with the preceding sentence. Each Loan Party hereby represents and warrants that there are no other proxies and powers of attorney with respect to the Pledged Equity Interest Collateral of any Pledged Issuer belonging to such Loan Party that such Loan Party may have granted or appointed; and no Loan Party will give a subsequent proxy or power of attorney or enter into any other voting agreement with respect to the Pledged Equity Interest Collateral of any Pledged Issuer belonging to such Loan Party and any attempt to do so shall be void and of no effect. Each Loan Party agrees that each Pledged Issuer shall be fully protected in complying with any instructions given by Agent under such power of attorney granted under this Section 4.14(h)(i) and/or recognizing and honoring any exercise by Agent of such proxy granted under this Section 4.14(h)(i). Each Loan Party acknowledges and agrees that Agent shall be authorized at any time to provide a copy of this Agreement to any Pledged Issuer as evidence that Agent has been given the foregoing power of attorney and proxy. The proxies and powers of attorney granted by each Loan Party pursuant to this Section 4.14(h)(i) are coupled with an interest and are given to secure the performance of the Obligations and shall continue and be irrevocable (a) for so long as this Agreement is in effect and (b) until the Commitments have been terminated and all of the Obligations have been Paid in Full.

(j)                 To the extent that Agent shall reasonably determine that any amendments to the Organizational Documents of any Pledged Issuer that is a wholly-owned Subsidiary of Parent and its Subsidiaries are necessary in order for Agent to be granted the collateral assignment, pledge and Liens in the Pledged Equity Interest Collateral issued by such Pledged Issuer provided for herein, and/or to exercise the rights and remedies, or to be granted and to exercise the proxies and powers of attorney, provided for in herein (specifically including without limitation under Sections 4.14(h) hereof) with respect to the Pledged Equity Interest Collateral issued by such Pledged Issuer in accordance with the terms hereof (whether because of any contrary provisions of such Organization Documents or any requirement of the Applicable Laws governing corporations, limited liability companies, partnerships or professional corporations (as applicable) in the jurisdiction of organization of such Pledged Issuer, or otherwise), each Loan Party shall, within fifteen (15) days of such Loan Party’s receipt of Agent’s written request therefor, adopt such amendments to such Organizational Documents of such Pledged Issuer as Agent may reasonably request. Loan Parties hereby further acknowledge and agree that, with respect to any Subsidiary whose Equity Interests are owned only by one or more Loan Parties, if and to the extent that any provision of the Organizational Documents of any such Subsidiary should be deemed to be inconsistent with or to prohibit the granting of the collateral assignment, pledge and Liens to Agent by Loan Parties in the Pledged Equity Interest Collateral issued by such Subsidiary provided for herein, or the exercise of any of the rights and remedies of and/or proxies or powers of attorney granted to Agent under this Section 4.14, such Organizational Documents of such Pledged Issuer are hereby amended as necessary to allow for such grant and to allow the full exercise by Agent of all such rights and remedies and/or proxies or powers of attorney, and this Agreement shall constitute and be deemed for all purposes and under all circumstances to be an amendment to any such applicable Organizational Document of such Pledged Issuer.

V.                REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1.            Authority. Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Loan Party, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any Insolvency Law. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Loan Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, including the Unsecured Notes Documents (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including the Unsecured Notes Documents.

5.2.            Formation and Qualification.

(a)               Each Company is duly incorporated or formed, as applicable, and in good standing under the laws of the state listed on Schedule 5.2(a) hereto and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) hereto which constitute all states in which qualification and good standing are necessary for such Company to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Company. Each Loan Party has delivered to Agent true and complete copies of its Organizational Documents and will promptly notify Agent of any amendment or changes thereto.

(b)               The only Subsidiaries of each Loan Party are listed on Schedule 5.2(b) hereto.

5.3.            Survival of Representations and Warranties. All representations and warranties of such Loan Party set forth in this Agreement and the Other Documents to which it is a party shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4.            Tax Returns. Each Company’s federal tax identification number is set forth on Schedule 5.4 hereto. Each Company has filed all federal, provincial, territorial, and material state and local tax returns and other reports each is required by law to file and has paid all federal, provincial, territorial, and material state and local taxes, assessments, fees and other governmental charges that are due and payable, except for such taxes, assessments, fees and other governmental charges that are being Properly Contested. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on the books of the Companies.

5.5.            Financial Statements.

(a)               The pro forma balance sheet of Parent and its Subsidiaries (the “Pro Forma Balance Sheet”) delivered to Agent on the Closing Date reflects the consummation of the Transactions and is accurate, complete and correct and fairly reflects the financial condition of Loan Parties on a Consolidated Basis as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied. The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by a Responsible Officer of Parent. All financial statements referred to in this Section 5.5(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP, except as may be disclosed in such financial statements.

(b)               The projections of cash flow, income, stockholders’ equity, and balance sheet projections of Parent and its Subsidiaries on a Consolidated Basis, on a monthly basis for July through December 2021, on a quarterly basis for fiscal year 2022, and annually thereafter through the end of the Term, copies of which have been delivered to Agent (the “Projections” and together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”) were prepared by a Responsible Officer of Parent, are based on underlying assumptions which provide a reasonable basis for the projections set forth therein and reflect Loan Parties’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

(c)               The (x) audited consolidated balance sheet of Parent and its Subsidiaries, and such other Persons described therein, as of December 31, 2020, and the related audited consolidated statements of income, stockholders’ equity, and cash flows for the fiscal year ended on such date, all accompanied by reports thereon containing unqualified opinions by independent certified public accountants, and (y) interim management-prepared unaudited consolidated balance sheet of Parent and its Subsidiaries, and such other Persons described therein, as of March 31, 2020, and the related interim management-prepared unaudited statements of income, stockholders’ equity, and cash flow for the respective quarterly and year to date periods ended on each such date (collectively, the “Historical Financial Statements”), copies of which have been delivered to Agent, have been prepared in accordance with GAAP consistently applied (except for changes in application to which such accountants concur, and subject to, in the case of the unaudited interim financial statements, normal year-end adjustments, the lack of footnote disclosures and non-material quarter-end adjustments) and present fairly in all material respects the financial position of Loan Parties on a Consolidated Basis at such dates and the results of their operations for such periods.

(d)               Since December 31. 2020, there has occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect.

5.6.            Entity Names. No Loan Party has been known by any other company or corporate name, as applicable, in the past five (5) years and does not sell Inventory under any other name except as set forth on Schedule 5.6 hereto, nor has any Loan Party been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7.            O.S.H.A.; Environmental Compliance; Flood Insurance.

(a)               Except as set forth on Schedule 5.7 hereto, each Company is in compliance with, and its facilities, business, assets, property, leaseholds, Real Property and equipment are in compliance with the Federal Occupational Safety and Health Act and Environmental Laws and there are no outstanding citations, notices or orders of non-compliance issued to any Company or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations.

(b)               Except as set forth on Schedule 5.7 hereto, each Company has been issued all required federal, state and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect.

(c)               Except as set forth on Schedule 5.7 hereto: (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Company, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned, leased or occupied by any Company, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) the Real Property owned, leased or occupied by any Company has never been used by any Company to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed by Company on any Real Property including any premises owned, leased or occupied by any Company, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Company or of its tenants.

(d)               All Real Property owned by Companies is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Company in accordance with prudent business practice in the industry of such Company. Each Company has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Cash Collateral Provider is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a Mortgage in favor of Agent, for the benefit of Cash Collateral Providers, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

5.8.            Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a)               On the Closing Date, after giving effect to the Transactions, and also on the date each Advance is made or issued hereunder, Loan Parties, taken as a whole, are and will be Solvent.

(b)               Except as set forth on Schedule 5.8(b) hereto, no Company has any pending or threatened litigation, arbitration, actions or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $1,000,000. None of the pending or threatened litigation, arbitration, actions or proceedings set forth on Schedule 5.8(b) hereto could reasonably be expected to have a Material Adverse Effect.

(c)               No Company has any outstanding Indebtedness other than the Obligations, except for (i) Indebtedness set forth on Schedule 7.8 hereto, and (ii) Indebtedness otherwise permitted under Section 7.8 hereof.

(d)               No Company is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Company in violation of any order of any court, Governmental Body or arbitration board or tribunal.

(e)               Except as would not reasonably be expected to result, individually or when taken together with all of the following events or conditions, a Material Adverse Effect, (i) each Plan and Pension Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other Applicable Laws (ii) each Company and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Pension Plan, and each Pension Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances, other than the Pension Funding Waivers; (iii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Code; (iv) neither any Company nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums due and not delinquent under Section 4007 of ERISA; (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and the PBGC has not instituted, and is not reasonably expected to institute, proceedings under Title IV of ERISA to terminate any Pension Plan; (vi) neither the Company nor any member of the Controlled Group has incurred any liability for any excise tax arising under Section 4971 or 4972 of the Code with respect to any Pension Plan; (vii) no Company nor (to the knowledge of any Company) any fiduciary of, nor any trustee to, any Plan, has engaged in a non-exempt “prohibited transaction” described in Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Code; (viii) no Termination Event has occurred or is reasonably expected to occur; (ix) neither any Company nor any member of the Controlled Group has any liability under Section 4069 or 4212(c) of ERISA; and (x) neither any Company nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or similar state laws or for death benefits or retirement benefits under any Pension Plan. Each Company and, to the knowledge of the Loan Parties, each member of the Controlled Group (as applicable), have complied in all material respects with the terms and conditions of any Pension Funding Waiver, including, without limitation, the timely payment of any amortization installments required by such Pension Funding Waivers.

5.9.            Intellectual Property. As of the date of this Agreement, (a) all patents and patent applications, trademark registrations and applications to register trademarks, and copyright registrations and applications to register copyrights (all of the foregoing in subsection (a) collectively, “Registered Intellectual Property”); and (b) all material unregistered Intellectual Property, in each of the foregoing cases in subsections (a) and (b), owned or purported to be owned by any Company: (a) are set forth on Schedule 5.9 hereto; and (b) are valid, subsisting, and, to the Company’s knowledge, enforceable, and all Registered Intellectual Property has been duly registered or filed with all appropriate Governmental Bodies. Each Company owns or licenses pursuant to a written agreement or otherwise has the valid and enforceable right to use all Intellectual Property that is used, held for use or necessary for the operation of its business free and clear of all Liens. As of the date of this Agreement, there is no Intellectual Property Claim, and no objection to, pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any such Intellectual Property, and no Company is aware of any bona fide basis for any such challenge or proceeding, except as set forth on Schedule 5.9 hereto. All Intellectual Property owned, used or held for use by any Company consists of original material or property developed by such Company or was lawfully acquired by such Company from the proper and lawful owner, and has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate any Intellectual Property of any third party. Each Company has taken reasonable measures to maintain the proprietary nature of all material Intellectual Property owned or purported to be owned by such Company (including the confidentiality of any trade secrets included in such Intellectual Property) so as to preserve the value thereof from the date of creation or acquisition thereof. Each Company has complied with all Applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by such Company.

5.10.        Licenses and Permits. Except as set forth in Schedule 5.10, each Company (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11.        Default of Indebtedness. No Company is in default in the payment of the principal of or interest on any Indebtedness with an outstanding principal balance in excess of $2,500,000 or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12.        No Default. No Company is in default in the payment or performance of any of its contractual obligations and no Default or Event of Default has occurred. No Company, and no Subsidiary, Joint Venture or Consortium of a Company is in material default in the payment or performance of any Performance Guaranty.

5.13.        No Burdensome Restrictions. No Company is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. Each Company has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject. No Company has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14.        No Labor Disputes. No Company is not involved in any labor dispute that could reasonably be expected to have a material adverse effect on the operations of any Loan Party or to have a Material Adverse Effect; there are no strikes or walkouts in existence or, to the knowledge of such Company, threatened, that in either case could reasonably be expected to have a material adverse effect on the operations of any Loan Party or to have a Material Adverse Effect, and no collective bargaining agreement is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto. To the knowledge of such Company, there are no union organizing activities involving any Company’s employees threatened or in existence.

5.15.        Margin Regulations. No Company is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16.        Investment Company Act. No Company is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17.        Delivery of Certain Documents.

(a)               Delivery of ABL And Related L/C Facility Documents. Loan Parties have delivered to Agent true, correct, and complete copies (as executed) of all material reimbursement agreements, credit facility agreements, security agreements, and other agreements, contracts, and documents related to the ABL Facility and Related L/C Facility (in each case complete with all schedules, annexes, exhibits, and disclosure letters referred to therein or attached or delivered pursuant thereto, if any) and all amendments thereto, waivers or consents relating thereto, and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

(b)               (b) Delivery of B. Riley Guarantee. Loan Parties have delivered to Agent received a true, correct and complete copy (as executed) of the B. Riley Guarantee and the B. Riley Fee Letter (complete with all schedules, annexes, exhibits, and disclosure letters referred to therein or attached or delivered pursuant thereto, if any) and all amendments thereto, waivers or consents relating thereto, and other side letters or agreements affecting the terms thereof), which has not been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

(c)               Delivery of Unsecured Note Documents. Loan Parties have delivered to Agent true, correct, and complete copies (as executed) of the Unsecured Note Indenture and any other material agreements, contracts, and documents related to the Unsecured Notes (complete with all schedules, annexes, exhibits, and disclosure letters referred to therein or attached or delivered pursuant thereto, if any) and all amendments thereto, waivers or consents relating thereto, and other side letters or agreements affecting the terms thereof), which has not been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

5.18.        [RESERVED].

5.19.        Swaps. No Company is a party to, nor will it be a party to, any swap agreement whereby such Company has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.20.        Business and Property of Loan Parties.

(a)               Upon and after the Closing Date, the Companies (excluding Parent) do not propose to engage in any business other than substantially those businesses and activities engaged in by Parent and its Subsidiaries on the Closing Date, any other businesses or activities reasonably related, incidental, ancillary or complementary thereto or reasonable extensions or expansions thereof, as reasonably determined in good faith by the Borrower, including, without limitation, any business relating, incidental, ancillary or complementary to power generation, clean energy or nuclear service or any services relating thereto, and any other businesses that, when taken together with the existing businesses of the Borrower and its Subsidiaries, are immaterial with respect to the assets and liabilities of the Borrower and its Subsidiaries, taken as a whole (collectively, the “Eligible Line of Business”). On the Closing Date, each Company will own or lease all the property and/or possess all of the rights and Consents reasonably necessary for the conduct of the business of such Loan Party.

(b)               Parent (i) does not engage in any material business or other commercial activities, (ii) does not own any material assets or property, (iii) is not liable with respect to any Indebtedness except for Permitted Indebtedness pursuant to clause (h) of the definition of that term (including the Unsecured Notes), Performance Guarantees or material Contractual Obligations, or (iv) has not granted any Liens over any of its assets or property, in any such case under clauses (i) through (iv) other than: (A) ownership of the Equity Interests of its Subsidiaries and of cash and Cash Equivalents, (B) the maintenance of its corporate existence, and activities and contractual rights incidental thereto and incidental to its status and activities as a holding company for its Subsidiaries; (C) the Obligations hereunder and the Related L/C Facility Obligations, and (D) obligations under the ABL Facility and (E) its liabilities, obligations, and Indebtedness under the B. Riley Guarantee Reimbursement Agreement and the B. Riley Fee Letter.

5.21.        Ineligible Securities. Loan Parties do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Cash Collateral Provider.

5.22.        Federal Securities Laws. No Company nor any of its Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) has any securities registered under the Exchange Act or (c) has filed a registration statement that has not yet become effective under the Securities Act.

5.23.        Equity Interests. The authorized and outstanding Equity Interests and Equity Interest Equivalents of each Company, and each legal and beneficial holder of such Equity Interests and Equity Interest Equivalents (other than the Equity Interests and Equity Interest Equivalents of Parent) as of the Closing Date, are as set forth on Schedule 5.23(a) hereto. All of the Equity Interests of each Company have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.23(b), there are no subscriptions, warrants, options, calls, commitments, rights or agreement or other Equity Interest Equivalents by which any Company or any of the holders of the Equity Interests of any Company is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Companies. Except as set forth on Schedule 5.23(c), Companies have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares or other Equity Interest Equivalents.

5.24.        Commercial Tort Claims. No Loan Party has any commercial tort claims with respect to which the damages recoverable by Loan Parties could reasonably be expected to exceed $1,000,000, except as set forth on Schedule 5.24 hereto.

5.25.        Letter of Credit Rights. No Loan Party has any letter of credit rights (other than letter of credit rights constituting supporting obligations) except as set forth on Schedule 5.25 hereto.

5.26.        Material Contracts. Schedule 5.26 hereto sets forth all Material Contracts of Loan Parties as of the Closing Date. All Material Contracts are in full force and effect and no material defaults currently exist thereunder.

5.27.        Affiliate Transactions. Except as permitted by Section 7.10 hereof, no Company nor any of its Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of any Company or any Subsidiary of any Company is a party.

5.28.        [Reserved].

5.29.        Disclosure. No representation or warranty made by any Loan Party in this Agreement or any Other Document or in any financial statement, report, certificate or any other document delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Loan Party or which reasonably should be known to such Loan Party which such Loan Party has not disclosed to Agent in writing with respect to the Transactions which could reasonably be expected to have a Material Adverse Effect.

5.30.        Sanctions and other Anti-Terrorism Laws. No (a) Covered Entity: (i) is a Sanctioned Person, nor to its knowledge any employees, officers, directors, affiliates, consultants, brokers or agents acting on a Covered Entity’s behalf in connection with this Agreement is a Sanctioned Person; (ii) directly, or indirectly through any third party, engages in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, or which otherwise are prohibited by any Laws of the United States or laws of other applicable jurisdictions relating to economic sanctions and other Ant-Terrorism Laws; (b) Collateral may be deemed embargoed Property.

5.31.        Anti-Corruption Laws. Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.

VI.              AFFIRMATIVE COVENANTS.

Each Loan Party shall, and shall cause each of its Subsidiaries to, until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement:

6.1.            Compliance with Laws. Comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Company’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard).

6.2.            Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all Intellectual Property and take all actions that are reasonably deemed necessary by such Loan Party within its reasonable discretion to enforce and protect the validity of the Registered Intellectual Property and other material Intellectual Property included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other similar taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3.            Books and Records. Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Companies.

6.4.            Payment of Taxes. Pay, when due, all taxes, assessments and other governmental charges lawfully levied or assessed upon such Company or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except (i) such taxes, assessments, fees and other governmental charges that are being Properly Contested and (ii) immaterial taxes, assessments and other governmental charges. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Company and Agent or any Cash Collateral Provider which Agent or any Cash Collateral Provider may be required to withhold or pay or if any taxes, assessments, or other charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in the opinion of Agent, may possibly create a valid Lien on the Collateral, Agent may, with prior written notice to the Loan Parties, pay the taxes, assessments or other charges and each Company hereby indemnifies and holds Agent and each Cash Collateral Provider harmless in respect thereof. Agent will not pay any taxes, assessments or charges to the extent that any applicable Company has Properly Contested those taxes, assessments or charges.

6.5.            Financial Covenants.

(a)               Fixed Charge Coverage Ratio. Cause Loan Parties on a Consolidated Basis to maintain as of the end of the fiscal quarter ending September 30, 2021 and as of the end of each fiscal quarter ending thereafter, a Fixed Charge Coverage Ratio calculated and measured for the four (4) fiscal quarter measurement period ending as of the end of such fiscal quarter of not less than 1.00 to 1.00; provided that, (x) for the fiscal quarter ended September 30, 2021, the Fixed Charge Coverage Ratio for Loan Parties on a Consolidated Basis shall be measured for purposes of determining compliance with this Section 6.5(a) for the single fiscal quarter measurement period ending on such date, (y) for the fiscal quarter ended December 31, 2021, the Fixed Charge Coverage Ratio for Loan Parties on a Consolidated Basis shall be measured for purposes of determining compliance with this Section 6.5(a) for the two fiscal quarter measurement period ending on such date, and (z) for the fiscal quarter ended March 31, 2022, the Fixed Charge Coverage Ratio for Loan Parties on a Consolidated Basis shall be measured for purposes of determining compliance with this Section 6.5(a) for the three fiscal quarter measurement period ending on such date; and further provided that, notwithstanding anything to the contrary provided for in any of the foregoing, the Fixed Charge Coverage Ratio of Loan Parties on a Consolidated Basis shall not be tested or measured for purposes of this Section 6.5(a) as of the end of the fiscal quarter ending September 30, 2021 unless the Dollar Equivalent of the aggregate amount of the Maximum Undrawn Amounts (as defined in the ABL Facility Agreement as of the Closing Date) of all Letters of Credit outstanding hereunder exceeds $5,000,000 on any day during such the fiscal quarter then ended.

(b)               Senior Net Leverage Ratio. Cause Loan Parties on a Consolidated Basis to maintain as of the end of the fiscal quarter ending September 30, 2021 and as of the end of each fiscal quarter ending thereafter, a Senior Net Leverage Ratio tested as of such date of not greater than 2.50 to 1.00.

(c)               Cash Repatriation Covenant. Notwithstanding any provisions of this Agreement to the contrary, Loan Parties shall not, and shall not permit their Subsidiaries to, allow the aggregate amount of all unrestricted cash and Cash Equivalents (excluding any cash and Cash Equivalents subject to any pledge to any third-party constituting a Permitted Encumbrance) either belonging to any Companies other than Loan Parties to exceed $35,000,000 at any one time.

(d)               Minimum Liquidity Covenant. Maintain Liquidity of at least $30,000,000 at all times.

(e)               Notwithstanding any provision to the contrary set forth in Sections 6.5(a) and 6.5(b), in the event that Loan Parties fail to comply with the requirements of Sections 6.5(a) or 6.5(b) as of the last day of any fiscal quarter, until the tenth (10th) Business Day after the day on which financial statements are required to be delivered pursuant to Section 9.8 for such fiscal quarter (such ten (10) Business Day period, the “Cure Period”), Parent shall have the right (the “Cure Right”) the right to issue common Equity Interests (or other Equity Interests of the Borrower reasonably acceptable to Agent) for cash or otherwise receive direct equity contributions in cash (any such net cash proceeds of such issuance or contribution, excluding such net cash proceeds of such issuance or contribution of Disqualified Stock, a “Specified Equity Contribution”), which Specified Equity Contribution shall be included in the calculation of EBITDA solely for purposes of determining compliance with the Fixed Charge Coverage Ratio covenant set forth in Section 6.5(a) above and the Leverage Ratio covenant set forth in Section 6.5(b) above as of the last day of such fiscal quarter and for applicable subsequent periods which include such fiscal quarter; provided that: (i) any such Specified Equity Contribution shall be in an aggregate amount not in excess of the amount required to cause Loan Parties to be in pro forma compliance with Sections 6.5(a) and/or 6.5(b) above for such fiscal quarter (for the avoidance of doubt, if Loan Parties fail to comply with the requirements of both Sections 6.5(a) and 6.5(b) above, the Specified Equity Contribution shall be in an amount required to cause Loan Parties to be in compliance with both Sections 6.5(a) and 6.5(b) above), (ii) the Cure Right may not be exercised more than two (2) times in any period of four (4) consecutive fiscal quarters, or more than five (5) times in during the Term, (iii) there shall be no pro forma reduction in Indebtedness with the proceeds of any Specified Equity Contribution for purposes of determining compliance with the Leverage Ratio or Fixed Charge Coverage Ratio for any fiscal quarter in which such Specified Equity Contribution is included in the calculation of EBITDA, (iv) to the extent that any Delayed Draw Term Loans are outstanding at such time, Loan Parties shall cause the net cash proceeds of Specified Equity Contributions to be remitted to Agent for application to the Obligations in accordance with the provisions of Section 2.22(c); provided, that, no such prepayment shall be required (x) during any “Cash Dominion Period” to the extent such proceeds are required to prepay the ABL Facility in accordance with its terms and (y) if no Delayed Draw Term Loans are outstanding at such time, and (v) all Specified Equity Contributions shall be disregarded for all calculations under this Agreement (including any covenant or other provision herein that is subject to compliance with a Leverage Ratio or Fixed Charge Coverage Ratio) except for purposes of determining compliance with the Leverage Ratio and the Fixed Charge Coverage Ratio under Sections 6.5(a) and 6.5(b) above for the relevant period. Notwithstanding anything to the contrary contained herein, (A) in any applicable case where the Loan Parties have failed to be in compliance with either the Fixed Charge Coverage Ratio covenant set forth in Section 6.5(a) above and the Leverage Ratio covenant set forth in Section 6.5(b) above as of the last day of any applicable fiscal quarter, if upon the valid exercise of the Cure Right in accordance with this Section 6.5(c), Loan Parties shall then be in compliance with the requirements of the Fixed Charge Coverage Ratio covenant set forth in Section 6.5(a) above and the Leverage Ratio covenant set forth in Section 6.5(b) above, such covenants shall be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with such covenants prior to the exercise of the Cure Right, and any Default or Event of Default related to any failure to comply the Financial Covenants shall be deemed not to have occurred.

6.6.            Insurance.

(a)               (i) Keep all its insurable properties and properties in which such Company has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Company’s including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Company insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Company either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Company is engaged in business; (v) [RESERVED]; (vi) provide Agent with (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (iii) above, and providing (I) that all proceeds thereunder shall be payable to Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice). In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Company to make payment for such loss to Agent and not to such Company and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Company and Agent jointly, Agent may endorse such Company’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.

(b)               Each Company shall take all actions required under the Flood Laws and Flood Requirement Standards and also all actions reasonably requested by Agent to assist in ensuring that each Cash Collateral Provider is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Agent, for the benefit of Cash Collateral Providers, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws and Flood Requirement Standards.

(c)               Agent is hereby authorized to adjust and compromise claims under insurance coverage as to any Loan Party referred to in Sections 6.6(a)(i) and (iii) and (iv) and 6.6(b) above. All loss recoveries received by Agent under any such insurance as to any Loan Party, shall be applied to the Obligations in accordance with Section 2.22(b)(ii) or (iii) hereof, if any as applicable. If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, which payments shall constitute part of the Obligations.

6.7.            Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (a) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Cash Collateral Providers and (b) when due its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.

6.8.            Environmental Matters.

(a)               Ensure that the Real Property owned or leased by any Company and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property by any Company in compliance with Environmental Laws.

(b)               Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic environmental compliance audits to be conducted by knowledgeable environmental professionals. All potential violations and violations of Environmental Laws shall be reviewed with legal counsel to determine any required reporting to applicable Governmental Bodies and any required corrective actions to address such potential violations or violations.

(c)               Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Company shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Company shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Cash Collateral Providers may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property owned or leased by any Company (or authorize third parties to enter onto such Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Cash Collateral Providers (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Advances constituting Delayed Draw Term Loans shall be paid upon demand by Companies, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Cash Collateral Provider and any Company.

(d)               Promptly upon the written request of Agent from time to time, Companies shall provide Agent, at Companies’ expense, with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, remediation and removal of any Hazardous Materials found on, under, at or within the Real Property owned or leased by any Company. Any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Companies to post a bond, letter of credit or other security reasonably satisfactory to Agent a to secure payment of these costs and expenses.

6.9.            Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, and 9.13 hereof as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).

6.10.        Federal Securities Laws. Promptly notify Agent in writing if any Company or any of their Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) registers any securities under the Exchange Act or (c) files a registration statement under the Securities Act.

6.11.        Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.

6.12.        Additional Collateral and Guaranties; After-Acquired Real Property.

(a)               Notify Agent promptly after any Person (i) becomes a Collateral Jurisdiction Subsidiary that is not an Immaterial Subsidiary (including a Collateral Jurisdiction Subsidiary that ceases for any reason to satisfy the definition of “Immaterial Subsidiary” at any time) or (ii) be-comes a First-Tier Foreign Subsidiary, and promptly thereafter (and in any event within 30 days, or such longer period of time permitted by Agent in its sole discretion:

(i)              if such Person is a Collateral Jurisdiction Subsidiary and is not a Captive Insurance Subsidiary, Loan Parties shall:

(A)             deliver to Agent such documentation and other information relating to such Person requested request by Agent or by any Cash Collateral Provider through Agent in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; provided that, in the event that Agent shall determine that an Event of Default would occur under Section 10.17 hereof, and/or that any misrepresentation or breach under any warranty or representation set forth in Section 5.29 or 5.30 or breach of any covenant set forth in Section 6.17, 7.21, or 7.21 would occur, as a result of any joinder of such Person to this Agreement and the Other Documents as a Loan Party, or Agent shall determine that Agent or any: Cash Collateral Provider would be in violation of any Anti-Corruption Laws or Anti-Terrorism Laws as a result of such joinder, Agent shall not be obligated to join such Person as Loan Party hereto and Loan Parties shall have no right to join such Person as a Loan Party hereunder;

(B)              cause such Collateral Jurisdiction Subsidiary to become a Borrower or Guarantor hereunder (as Loan Parties may elect, provided that any joinder of any such Collateral Jurisdiction Subsidiary hereto as a Borrower is subject to Agent consent to such joinder of such Person as a Borrower rather than Guarantor hereunder, such consent not to be unreasonably (as determined in Agent’s discretion) withheld, conditioned, or delayed) by executing and delivering to Agent joinder agreement(s) with respect to this Agreement and any applicable Other Documents, favorable opinion(s) of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of this Agreement and the Other Documents as to such Person, customary “corporate” opinions as to such Person, and customary legal opinions as to the creation and perfection of Agent’s Liens in the Collateral of such Person), and such other documentation as Agent may reasonably require (including customary “secretary’s certificates” or “officer’s certificates” concerning such Person’s Organizational Documents, incumbency of such Person’s officers/authorized signers, and authorizing resolutions regarding such joinder transactions adopted by such Person’s board of directors or similar governing body or Person(s)) in connection with joinder, such joinder agreement, legal opinions and other documentation to be in form, contents, scope and substance reasonably acceptable to Agent in its discretion; and

(C)              if such Person is joined hereto as a Borrower, cause such Person and all other Borrowers to deliver amended and restated Notes to any Cash Collateral Provider that makes any request therefore,

(D)             cause such Person to execute and deliver such documents and take such actions reasonably requested by Agent to create and perfect in favor of Agent (or any representative of or trustee for Agent designated by Agent for such purpose) Liens for the benefit of the Secured Parties in such Person’s Collateral, and

(E)              cause Parent and/or the applicable Subsidiaries of Parent to execute and delivery such documents and take such actions (including delivery of all certificated Pledged Interests in and of such Person and customary related “stock powers”), requested by Agent to create and perfect in favor of Agent Liens for the benefit of the Secured Parties in the Subsidiary Equity Interest of such Person;

(ii)           (ii) if such Person is a First-Tier Foreign Subsidiary, Loan Parties shall cause Parent and/or the applicable Subsidiaries of Parent to execute and delivery such documents and take such actions (including delivery of all certificated Equity Interests in and of such Person and customary related “stock powers”), requested by Agent to create and perfect in favor of Agent Liens for the benefit of the Secured Parties in the Subsidiary Equity Interest of such Person.

(b)               With respect to any fee interest in any Material Real Property of any Loan Party (whether owned by such Loan Party as of or acquired by such Loan Party subsequent to the Closing Date), the applicable Loan Party shall, promptly (and, in any event, within 45 days following the date of such request, unless such date is extended by Agent in its sole discretion) upon request therefor by Agent in its sole discretion: (i) execute a Mortgage covering such Real Property and complying with the provisions hereof, (ii) provide the Secured Parties with title insurance (in standard ALTA form, issued by a title insurance company reasonably satisfactory to Agent and insuring the Mortgage to create a valid Lien on such Real Property with no exceptions other than Permitted Encumbrances and any other exceptions (excluding any Lien securing any Indebtedness) which Agent shall not have approved in its discretion and no survey exceptions) in an amount at least equal to the purchase price of such Real Property (or such other amount as the Agent shall reasonably specify), and if applicable, lease estoppel certificates, (iv) if requested by Agent in its sole discretion, deliver to Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Agent, and (v) comply with the Flood Requirement Standards. Without limiting the foregoing, at any time that there is Material Real Property that is subject to a Mortgage, no MIRE Event shall be consummated prior to Agent confirming compliance with the Flood Requirement Standards.

(c)               Notwithstanding anything to the contrary provided for in this Agreement, following the Closing Date, no Company shall create, form, purchase, or acquire any Collateral Jurisdiction Subsidiary that is not a Wholly-Owned Subsidiary.

6.13.        [Reserved].

6.14.        Membership / Partnership Interests. Designate and cause all of its Subsidiaries that are limited liability companies or partnerships and are the issuers of any Subsidiary Equity Interest to designate (a) their limited liability company membership interests or partnership interests as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and Section 8-103 of Article 8 of the Uniform Commercial Code, and (b) certificate such limited liability company membership interests and partnership interests, as applicable, and deliver to Agent all original certificates evidencing such Equity Interests, together with transfer powers executed in blank.

6.15.        [Reserved].

6.16.        Additional Information. Provide to Agent and the Cash Collateral Providers such information and documentation as may reasonably be requested by Agent or any Cash Collateral Provider from time to time for purposes of compliance by Agent or such Cash Collateral Provider with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Cash Collateral Provider to comply therewith.

6.17.        Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws. (a) The Loan Parties covenant and agree that (A) they shall immediately notify the Agent and each of the Cash Collateral Providers in writing upon the occurrence of a Reportable Compliance Event; and (B) if, at any time, any Collateral becomes Embargoed Property, in addition to all other rights and remedies available to the Agent and each of the Cash Collateral Providers, upon request by the Agent or any of the Cash Collateral Providers, the Loan Parties shall provide substitute Collateral acceptable to the Cash Collateral Providers that is not Embargoed Property.

(b) Each Covered Entity shall conduct their business in compliance with all Anti-Corruption Laws and maintain policies and procedures designed to ensure compliance with such Laws.

VII.           NEGATIVE COVENANTS.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement:

7.1.            Merger, Consolidation, Acquisition and Sale of Assets.

(a)               Enter into any merger, consolidation or other reorganization with or into any other Person, permit any other Person to consolidate with or merge with it, acquire all or a substantial portion of the assets or Equity Interests of any Person or of any division or line of business of any Person, or consummate an LLC Division, except that:

(i)              any Loan Party may merge, consolidate or reorganize with another Loan Party or a Subsidiary of a Loan Party or acquire the assets or Equity Interests of another Loan Party or a Subsidiary of a Loan Party so long as (A) in each case, Borrowing Agent shall provide Agent with notice of such merger, consolidation, reorganization or acquisition, including copies of all of the material agreements, documents and instruments related to such merger, consolidation, reorganization or acquisition, within ten (10) Business Days prior to the intended date for the consummation thereof, (B) in connection with any merger, consolidation or reorganization to which Parent is a party, Parent must be the surviving entity of such merger, consolidation or reorganization and no Change of Control shall occur as a result of and no violation of Section 7.9(b) hereof shall exist after giving effect to such transaction, (C) in connection with any merger, consolidation or reorganization to which a Loan Party a party, the surviving entity of such merger, consolidation or reorganization must be, or concurrently with the consummation of such merger, consolidation or reorganization become, a Loan Party, (D) no Event of Default or Default shall occur under any other provision hereof or of any Other Document as a result of or after giving effect to such transaction, and (E) promptly following the consummation thereof, Loan Parties shall deliver to Agent copies (with evidence of filing) of any public filings or notices made in connection with or to effect such consummation,

(ii)          any Non-Loan Party may merge, consolidate or reorganize with another Non-Loan Party or acquire the assets or Equity Interests of another Non-Loan Party so long as (A) Loan Parties shall deliver to Agent true, correct and complete copies of all of the relevant agreement, documents and instruments evidencing such merger, consolidation or reorganization (including copies (with evidence of filing) of any public filings or notices made in connection with or to effect such transaction) concurrently with the delivery of the monthly financial statements required to be delivered to Agent pursuant to Section 9.9 hereof, and (B) no Event of Default or Default shall occur under any other provision hereof or of any Other Document as a result of or after giving effect to such transaction,

(iii)          Companies may make Permitted Investments, and

(iv)          Companies may make Permitted Acquisitions;

(b)               Dispose of any of its properties or assets, except for Permitted Dispositions; or

(c)               Liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except for:

(i)            the liquidation or dissolution of any Loan Party so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party are transferred to a Loan Party that is not liquidating or dissolving,

(ii)          the liquidation or dissolution of a Loan Party (other than Parent or a Loan Party) so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party are transferred to a Loan Party that is not liquidating or dissolving, and

(iii)          the liquidation or dissolution of a Non-Loan Party so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Loan Party or Non-Loan Party that is not liquidating or dissolving.

7.2.          Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.

7.3.          [RESERVED].

7.4.          Investments. Make any Investments, other than Permitted Investments.

7.5.          [RESERVED].

7.6.          Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures incurred to renew, replace, rehabilitate, refurbish, restore or maintain the long-term useful life of property, plant and equipment of the Companies (excluding (A) any expenditures for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with the proceeds of insurance to repair replace any such assets or equipment that were lost, damaged or destroyed from a casualty or condemnation event and (B) Capital Expenditures for relating to ERP implementation and Capital Expenditures related to Acquisitions and other “growth” Capital Expenditures”) in any fiscal year in an aggregate amount for all Loan Parties in excess of $7,500,000.

7.7.          Restricted Payments. Declare, pay or make any Restricted Payment other than Permitted Restricted Payments.

7.8.          Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.9.          Nature of Business.

(a)               Engage in any business other than an Eligible Line of Business, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

(b)              Without limiting the generality of the foregoing paragraph (a), in the case of Parent, take any actions, or omit any actions or allow any events or circumstances to occur, that would cause any of the representations and warranties in Section 5.21(b) hereof to become untrue.

7.10.        Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (a) transactions among Loan Parties which are not expressly prohibited by the terms of this Agreement and which are in the Ordinary Course of Business; (b) transactions among Loan Parties (on the one hand) and Non-Loan Parties and Joint Ventures that are expressly permitted hereunder; (c) Restricted Payments and Investments otherwise permitted hereunder, (d) transactions in accordance with the Affiliate Agreements or as thereafter amended or replaced in any manner that, taken as a whole, is not more disadvantageous to the Secured Parties or the Borrower in any material respect than such agreement as it was in effect on the Closing Date; (e)    reasonable director, officer and employee compensation (including bonuses) and other benefits (including pursuant to any employment agreement or any retirement, health, stock option or other benefit plan) and indemnification and insurance arrangements, in each case, as determined in good faith by Parent’s board of directors or senior management; (f)    the entering into of a tax sharing agreement, or payments pursuant thereto, between Parent and/or one or more Subsidiaries, on the one hand, and any Tax Affiliate, on the other hand, which payments by Parent and its Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis; (g)    pledges by the Borrower or any Subsidiary of Stock of any Joint Venture in a transaction permitted by clause (i)(y) of the definition of Permitted Encumbrances; (i)    any transaction entered into by a Person prior to the time such Person becomes a Subsidiary or is merged or consolidated into the Borrower or a Subsidiary (provided that such transaction is not entered into in contemplation of such event); and (j)    the transactions entered into pursuant to the B. Riley Fee Letter, including the issuance of Stock and Stock Equivalents, and (k) transactions which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate and, to the extent as such transaction or series of related transactions involves aggregate payments or consideration in excess of $2,500,000, such transaction is disclosed to Agent in writing; provided, however, that neither the extension of credit to, nor the assumption, endorsement or guaranty of any Indebtedness of, any Affiliate (other than a Loan Party) shall be deemed to be a transaction in the Ordinary Course of Business for purposes of this Section 7.10.

7.11.        [Reserved].

7.12.        Anti-Layering. Create or incur any Indebtedness (other than the Obligations) (a) that is secured by a Lien on the Collateral, which Lien is subordinated in right of priority to the Lien securing the ABL Facility Obligations, unless the Lien securing such Indebtedness is also subordinated in right of priority in the same manner and to the same extent, to the Lien securing the Obligations or (b) which is subordinated in right of payment to the ABL Facility Obligations unless such Indebtedness is also subordinated in right of payment in the same manner, and to the same extent, to the Obligations.

7.13.        Fiscal Year and Accounting Changes. Change its fiscal year from December 31 or make any significant change (a) in accounting treatment and reporting practices except as required by GAAP or (b) in tax reporting treatment except as required by law.

7.14.        Pledge of Credit. Now or hereafter pledge Agent’s or any Cash Collateral Provider’s credit on any purchases, commitments or contracts or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Loan Party’s business operations as conducted on the Closing Date.

7.15.        Amendment of Organizational Documents. In the case of any Loan Party, (a) change its legal name, (b) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (c) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (d) otherwise amend, modify or waive any term or material provision of its Organizational Documents, unless required by law, in any manner that would be materially adverse to the interest of Secured Parties or the continued perfection of any Liens of Agent on the Collateral or would obligate any Loan Party to take any action that could reasonably be expected (under any reasonably foreseeable circumstances) to require such Loan Party make any Restricted Payment other than a Permitted Restricted Payment or enter into any transaction in violation of Section 7.10 hereof, in any such case without (x) giving at least ten (10) days prior written notice of such intended change to Agent, (y) having received from Agent confirmation that Agent has taken all steps necessary for Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Loan Party and in the Equity Interests of such Loan Party (other than Parent) and (z) in any case under clause (d), having received the prior written consent of Agent to such amendment, modification or waiver.

7.16.        Compliance with ERISA. Except as would not reasonably be expected to result, individually or when taken together with all of the following events or conditions, in a Material Adverse Effect, (a) engage in any non-exempt “prohibited transaction”, as that term is defined in Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Code, (b) terminate any Pension Plan where such event would reasonably be expected to result in any liability of any Company or the imposition of a lien on the property of any Company pursuant to Section 4068 of ERISA, (c) incur any withdrawal liability to any Multiemployer Plan; (d) fail to promptly notify Agent once any Company knows or has reason to know any Termination Event has occurred or is reasonably expected to occur, (e) fail to comply with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan or Pension Plan, (f) fail to meet, or permit any Pension Plan to fail to meet, all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay any funding requirement with respect to any Pension Plan, other than the Pension Funding Waivers, or (g) fail to comply in all material respects with the terms and conditions of any Pension Funding Waiver, including, without limitation, the timely payment of any amortization installments required by such Pension Funding Waivers.

7.17.       Prepayment of Indebtedness. At any time, directly or indirectly, voluntarily prepay any Indebtedness, or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Company, except:

(a)               Borrowers may prepay the Obligations in accordance with the terms hereof;

(b)               Borrowers may prepay the Obligations under the ABL Facility;

(c)               Intercompany Subordinated Debt Payments; and

(d)              prepayments, repurchases, redemptions or retirements in an aggregate amount not to exceed $5,000,000 in the aggregate in any fiscal year but only so long as and to the effect that after giving pro forma effect to any such payment (and to any other transaction being closed and consummated by any Company concurrently/substantially contemporaneously with such payment), the Payment Conditions with respect thereto shall have been satisfied.

7.18.        Subordinated Debt. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of any Subordinated Debt, except as expressly permitted under the applicable subordination agreement/subordination arrangements and, in the case of any voluntary prepayment, repurchase, redemption, retirement or acquisition, in accordance with the requirements of Section 7.17 hereof.

7.19.        Other Agreements.

(a)               Enter into any amendment, waiver, consent, or modification of or with respect to the material reimbursement agreements, credit facility agreements, security agreements, and other agreements, contracts, and documents related to the ABL Facility or the Related L/C Facility to the extent such would be prohibited under the Intercreditor Agreement; and

(b)              Enter into any amendment, waiver, consent, or modification of or with respect to the B. Riley Guarantee Reimbursement Agreement or the B. Riley Fee Letter that is or could reasonably be expected to be adverse to the interests of the Companies or Secured Parties or would result in the occurrence of any Default or Event of Default hereunder.

(c)               Enter into any amendment, waiver, consent, or modification of or with respect to the Unsecured Note Indenture or any other material agreement, contract, or document related to the Unsecured Notes that is or could reasonably be expected to be adverse to the interests of the Companies or Secured Parties or would result in the occurrence of any Default or Event of Default hereunder.

7.20.        Sanctions and other Anti-Terrorism Laws. Each loan party hereby covenants and agrees that until the last day of the Term, the loan party will not, and will not permit any of its Subsidiaries to: (a) [reserved]; (b) directly, or knowingly indirectly through a third party, engage in any transactions or other dealings with any Sanction Person or Sanctioned Jurisdiction, including any use of the proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctions Person or Sanctioned Jurisdiction; (c) repay the Loans with funds derived from any unlawful activity; (d) [reserved]; (e) engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction prohibited by any applicable laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws; or (f) cause any Cash Collateral Provider or Agent to violate any sanctions administered by OFAC.

7.21.        Anti-Corruption Laws. Each loan party hereby covenants and agrees that until the last day of the Term, the loan party will not, and will not permit any of its Subsidiaries to, directly or knowingly indirectly, use the Advances or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.

VIII.        CONDITIONS PRECEDENT.

8.1.          Conditions to Delivery of Cash Collateral. The effectiveness of this Agreement and agreement of Cash Collateral Providers to provide Cash Collateral on the Closing Date is subject to the satisfaction (or waiver by Agent in its sole discretion) of the following conditions precedent as well as the conditions precedent under the Cash Collateral Agreement:

(a)               Loan Documents. Agent shall have received on or before the Closing Date the following, each in form and substance reasonably satisfactory to the Agent and, unless indicated otherwise, dated as of the Closing Date:

(i)              this Agreement, duly executed and delivered by each Credit Party;

(ii)             the B. Riley Guarantee, duly executed by B. Riley Financial, Inc.;

(iii)            [Reserved];

(iv)           originals of stock certificates representing 100% of the Equity Interest of each Pledged Issuer to the extent the Equity Interests of such Pledged Issuer are certificated, together with stock powers executed in blank;

(v)             the Intercreditor Agreement.

(b)               Financial Condition Certificate. Agent shall have received an executed Financial Condition Certificate in substantially the form of Exhibit 8.1(b) attached hereto, signed by a Responsible Officer of Parent, dated as of the Closing Date, attaching and certifying true, correct, and complete copies of the Pro Forma Financial Statements and Historical Financial Statements;

(c)              Closing Certificate. Agent shall have received a closing certificate signed by a Responsible Officer of Parent, dated as of the Closing Date, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) on such date no Default or Event of Default has occurred or is continuing, and (ii) all of the conditions set forth in Sections 8.1(d), (e)(i), (e)(ii), (m), (k), (p), and (q) have been satisfied, and attaching and certifying true, correct, and complete copies of (x) all material reimbursement agreements, credit facility agreements, security agreements, and other agreements, contracts, and documents related to the ABL Facility and the Related L/C Facility and (y) the B. Riley Guarantee and the B. Riley Fee Letter, in each case under clause (x) and (y) complete with all schedules, annexes, exhibits, and disclosure letters referred to therein or attached or delivered pursuant thereto, if any, and all amendments thereto, waivers or consents relating thereto, and other side letters or agreements affecting the terms thereof;

(d)              [Reserved].

(e)              Unrestricted Cash. After giving pro forma effect to the Transactions, Loan Parties on a Consolidated Basis will have not less than $100,000,000 of the sum of (x) unrestricted cash on their consolidated balance sheet and (y) cash pledged (pursuant to the terms of the Existing BAML Credit Facility Payoff Letter) to cash collateralize the “Existing Letters of Credit” as defined under the Existing BAML Credit Facility Payoff Letter.

(f)               [Reserved].

(g)              Environmental Reports. To the extent requested by Agent, Agent shall have received all environmental studies and reports prepared by independent environmental engineering firms with respect to all Real Property owned or leased by any Loan Party;

(b)              Closing Date Transactions

(i)              Related L/C Facility. All of the conditions precedent set forth in Section 8.1 of the Related L/C Facility Agreement (subject to any applicable provisions of Section 8.3 of the Related L/C Facility Agreement) shall have occurred, Agent shall have received a copy of the Related L/C Facility Agreement, and PNC, as the issuer under the Related L/C Facility shall have executed and delivered the Cash Collateral Agreement.

(ii)           ABL Facility. All of the conditions precedent set forth in Section 8.1 of the ABL Facility Agreement (subject to any applicable provisions of Section 8.3 of the ABL Facility Agreement) shall have occurred and the Agent shall have received a copy of the ABL Facility Agreement.

(a)               Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement and Uniform Commercial Code termination statements) required by this Agreement, any of the Other Documents or under Applicable Law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral and in order to terminate the perfected security interest in or lien upon the Collateral of Existing Agent shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(b)               Payoff Letter. Agent shall have received a final executed copy of a payoff letter in form and substance and on terms and conditions satisfactory to Agent (“Existing BAML Credit Facility Payoff Letter”) from Bank of American, N.A., as administrative agent under the Existing BAML Credit Facility, regarding the payment in full (or cash collateralization/backstop by letter of credit) of all Indebtedness and obligations owing to agents, Cash Collateral Providers and secured parties under the Existing BAML Credit Facility and the release of all Liens on any Collateral or other assets of any Company securing the BAML Credit Facility (excluding any cash collateral granted pursuant to such Payoff Letter to secure the “Existing Letters of Credit” (as defined under the Existing BAML Credit Facility Payoff Letter) issued under the Existing BAML Credit Facility);

(h)               [RESERVED].

(i)               Secretary’s Certificates, Authorizing Resolutions and Good Standings of Loan Parties. Agent shall have received, in form and substance satisfactory to Agent, a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Loan Party dated as of the Closing Date which shall certify (i) copies of resolutions, in form and substance satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of such Loan Party authorizing (x) as to Borrowers, the execution, delivery and performance of this Agreement and each Other Document to which each such Borrower is a party (including authorization of the incurrence of indebtedness, borrowing of Advances and requesting of Letters of Credit on a joint and several basis with all Borrowers as provided for herein), (y) as to Guarantors, the execution, delivery and performance of this Agreement and each Other Document to which each such Guarantor is a party (including authorization of the giving of a guaranty of the Guaranteed Obligations on a joint and several basis with all Guarantors as provided for herein), and (y) the granting by such Loan Party of the security interests in and liens upon the Collateral to secure the Obligations and/or Guaranteed Obligations (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Loan Party authorized to execute this Agreement and the Other Documents, (iii) true, correct, and complete copies of the Organizational Documents of such Loan Party as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Loan Party in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Loan Party’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificates (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(j)                Legal Opinion. Agent shall have received (i) the executed legal opinion of King & Spalding LLP and (ii) the executed legal opinion of John J. Dziewisz, internal counsel to the Borrower, in each case, in form and substance satisfactory to Agent which shall cover such matters incident to the Transactions as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Cash Collateral Providers;

(k)              No Litigation. No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or Joint Venture or against the officers or directors of any Loan Party or Joint Venture (A) in connection with this Agreement, the Other Documents, the ABL Facility, the related L/C Facility or any of the Transactions and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(l)               [Reserved].

(m)             Fees. Agent shall have received all fees payable to Agent and Cash Collateral Providers on or prior to the Closing Date hereunder, including pursuant to Article III hereof;

(n)              Pro Forma Financial Statements. Agent shall have received true, correct, and complete copies of the Pro Forma Financial Statements and Historical Financial Statements, which shall be satisfactory in all respects to Agent;

(o)              Insurance. Agent shall have received in form and substance satisfactory to Agent, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates issued by Loan Parties’ insurance broker containing such information regarding Loan Parties’ casualty and liability insurance policies as Agent shall request and naming Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable, and (iii) loss payable endorsements issued by Loan Parties’ insurer naming Agent as lenders loss payee and mortgagee, as applicable;

(p)              Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and their counsel shall deem necessary;

(q)              No Adverse Material Change. (i) Since December 31, 2020, no event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect shall have occurred and (ii) no representations made or information supplied to Agent or Cash Collateral Providers shall have been proven to be inaccurate or misleading in any material respect;

(r)               Contract Review. Agent shall have received and reviewed all Material Contracts of Companies including leases, collective bargaining agreements, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

(s)              Compliance with Laws. Agent shall be reasonably satisfied that each Company is in material compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws;

(t)               [Reserved].

(u)              USA Patriot Act Diligence. Agent and each Cash Collateral Provider shall have received, in form and substance acceptable to Agent and each Cash Collateral Provider such documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(v)              Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent.

(w)             Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and/or the Other Documents shall be true and correct in all material respects (except in the case of any such representation or warranty that is qualified as to materiality or as to the occurrence of (or the absence of the occurrence of) a Material Adverse Effect (specifically including without limitation the representations set forth in Section 5.5(d) hereof), each of which such representations and warranties shall be true and correct in all respects) on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case such representation or warranty shall have been true and correct in all material respects (except in the case of any such representation or warranty that is qualified as to materiality or as to the occurrence of (or the absence of the occurrence of) a Material Adverse Effect (specifically including limitation the representations set forth in Section 5.5(d) hereof), each of which such representations and warranties shall have been true and correct in all respects) on and as of such earlier and/or specified date); and

(x)              No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date and, in the case of the initial Advances, after giving effect to the consummation of the Transactions; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default.

8.2.          [Reserved]

8.3.          Post-Closing Covenants/Conditions. Loan Parties hereby acknowledge and agree that Agent and Cash Collateral Providers have agreed to execute and deliver this Agreement and make the initial Advances on the Closing Date notwithstanding the fact that certain conditions precedent more fully described in this Section 8.3 have not been satisfied as of the Closing Date, and Loan Parties hereby covenant and agree to satisfy each of such conditions no later than the respective deadlines for each such condition set forth below as follows (as any such deadline may be extended from time to time by Agent in its sole discretion):

(a)              No later than the date that is ninety (90) days after the Closing Date (as such date may be extended by Agent in its sole discretion), Loan Parties (excluding any Foreign Subsidiaries that may be Loan Parties) shall execute and deliver, and shall cause the applicable financial depository institution to execute and deliver, a Control Account with respect to such deposit account (which Control Account, if such deposit account is a Blocked Account, shall also comply with the requirements of Section 4.8(h) hereof); provided that, for the avoidance of doubt, nothing in this Section. shall be deemed to limit or contradict the provisions of, or to defer or limit the obligations of Loan Parties to comply with the requirements of, Section. hereof, and without limiting the generality of the foregoing, during the period from the Closing Date until the date that Loan Parties shall have fully complied with the requirements of clauses (x) and (y) of this Section, Loan Parties shall make arrangements with respect to each of its deposit accounts not maintained with Agent into which Customers remit payments and collections on Receivables or into which Loan Parties deposit payments and collections on Receivables received from Customers for the funds in each such deposit account to be wired and transferred to a Depositary Account maintained with Agent on a daily basis; but further provided that, notwithstanding anything to the contrary contained herein, Borrowers shall not be required to obtain a Control Agreement or to otherwise give “control” to Controlling Agent with respect to any Excluded Deposit Accounts.

(b)              No later than thirty (30) days after the Closing Date (as such date may be extended by Agent in its sole discretion), Loan Parties shall deliver to Agent loss payable endorsements issued by Loan Parties’ insurers naming Agent as lenders loss payee and mortgagee, as applicable, with respect to each of Loan Parties’ casualty/property insurance policies (including business interruption insurance policies).

(c)              No later than ninety (90) days after the Closing Date (as such date may be extended by Agent in its sole discretion), Loan Parties (excluding any Foreign Subsidiaries that may be Loan Parties), Loan Parties shall have made commercially reasonable efforts to cause the applicable Persons to execute and deliver to Agent Lien Waiver Agreements with respect to (i) each leased corporate headquarters location of each Loan Party, all locations or places at which more than $500,000 of Inventory, equipment and books and records are located, and (ii) each leased location at which any unique books and records (not duplicated at the applicable corporate headquarters of such Loan Party) of any Loan Party regarding Borrowing Base are kept.

(d)              No later than the date that is five (5) Business Days after the Closing Date (as such date may be extended by Agent in its reasonable discretion), Loan Parties shall (x) have complied with, and caused each Subsidiary incorporated in Canada to comply with, the requirements of the provisions of Section 6.12 with respect to each Company that is incorporated in Canada on the Closing Date, and (y) enter into any amendment to this Agreement and any applicable Other Document reasonably requested by Agent and reasonably and in good faith negotiated by Agent with Loan Parties (and by Loan Parties with Agent) to incorporate provisions regarding matters governed the Applicable Laws of each jurisdiction in which any such Subsidiary is organized or formed that are customary in the United States for companies similarly situated to Loan Parties and its Subsidiaries addressing matters relating to the Companies already addressed by the representations and warranties and covenants set forth herein.

(e)              No later than forty-five (45) days after the Closing Date (as such date may be extended by Agent in its sole discretion), Loan Parties shall (x) have complied with, and caused each applicable Collateral Jurisdiction Subsidiary to comply with, the requirements of the provisions of Section 6.12 with respect to each Company that is a Collateral Jurisdiction Subsidiary on the Closing Date, and (y) enter into any amendment to this Agreement and any applicable Other Document reasonably requested by Agent and reasonably and in good faith negotiated by Agent with Loan Parties (and by Loan Parties with Agent) to incorporate provisions regarding matters governed the Applicable Laws of each jurisdiction in which any such Collateral Jurisdiction Subsidiary is organized or formed that are customary in the United States for companies similarly situated to Loan Parties and its Subsidiaries addressing matters relating to the Companies already addressed by the representations and warranties and covenants set forth herein (such as pension and retirement benefits laws, other employee benefits laws, environmental laws, Permitted Encumbrances for statutory Liens and statutory priority claims and related exceptions/exclusions under the definitions of Eligible Inventory and Eligible Receivables and related Reserves, matters related to “centres of interest”, anti-money laundering/anti-terrorism laws and other similar matters as are customarily required as a part of credit facilities of a similar size and nature to the credit facilities provided hereunder by lenders in such jurisdictions to borrowers that are similarly situated to the Loan Parties.

(f)               No later than thirty (30) days after the Closing Date (as such date may be extended by Agent in its sole discretion), Loan Parties shall deliver to Agent a true, correct and complete copy (as executed) of B. Riley Guarantee Reimbursement Agreement, complete with all schedules, annexes, exhibits, and disclosure letters referred to therein or attached or delivered pursuant thereto, if any, and all amendments thereto, waivers or consents relating thereto, and other side letters or agreements affecting the terms thereof, which shall be on terms reasonably acceptable to Agent.

(g)              No later than sixty (60) days after the Closing Date (as such date may be extended by Agent in its sole discretion), Loan Parties shall have made commercially reasonable efforts to cause the PBGC to subordinate the Permitted Encumbrances described in subclause (i) of clause (q) of the definition of such term in favor of the Liens securing the Obligations to the extent contemplated by the documents evidencing/governing such Permitted Encumbrances and the PBGC Secured Obligations.

IX.           INFORMATION AS TO LOAN PARTIES.

Each Loan Party shall, or (except with respect to Section 9.11 hereof) shall cause Borrowing Agent on its behalf to, until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement:

9.1.          Disclosure of Material Matters. Promptly upon learning thereof, report to Agent (a) all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor, and (b) any investigation, hearing, proceeding or other inquest into any Loan Party or any Affiliate of any Loan Party by any Governmental Body with respect to Anti-Terrorism Laws.

9.2.          [Reserved].

9.3.          Environmental Reports.

(a)               [Reserved].

(b)               In the event any Company obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at the Real Property owned or leased by any Company (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at such Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting such Real Property or any Company’s interest therein or the operations or the business which could reasonably be expected to have a Material Adverse Effect (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Company is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Cash Collateral Provider with respect thereto.

(c)               Borrowing Agent shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Company to manage of Hazardous Materials and shall continue to forward copies of correspondence between any Company and the Governmental Body regarding such claims to Agent until the claim is settled. Borrowing Agent shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge or Environmental Complaint at the Real Property owned or leased by any Company, operations or business that any Company is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Collateral.

9.4.          Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Company or Joint Venture, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects a material portion of the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5.          Material Occurrences. Promptly notify Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event of default under the ABL Loan Documents; (c) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the ABL Loan Documents; (d) any event, development or circumstance whereby any financial statements or other reports delivered to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Company as of the date of such statements; (e) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Company or any member of the Controlled Group to a tax imposed by Section 4971 of the Code; (f) each and every default by any Company which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; (g) any exercise of rights or remedies under any Performance Guaranty, (h) any draw on any Letter of Credit, and (i) any other development in the business or affairs of any Loan Party, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Companies propose to take with respect thereto.

9.6.          Deliverables under L/C Agreement. Deliver to Agent (i) concurrently with delivery to the Issuer, any Letter of Credit Applications (as defined in the Related L/C Facility Agreement) and (ii) promptly after receipt thereof, any notices of any draws on Letters of Credit received or notices requiring additional cash collateral, notices of default, or other material notices in respect of the Related L/C Facility.

9.7.          Annual Financial Statements. Deliver to Agent within ninety (90) days after the end of each fiscal year of Parent, (A) financial statements of Parent and its Subsidiaries on a consolidated basis including, but not limited to, statements of income, stockholders’ equity, and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, which such financial statements shall be true, complete and correct in all material respects and fairly present, in all material respects, the financial position of Parent and its Subsidiaries on a consolidated basis as of the date thereof and the results of operations for Parent and its Subsidiaries on a consolidated basis for such fiscal year and prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail, and shall be reported upon without qualification by an independent certified public accounting firm selected by Loan Parties and reasonably satisfactory to Agent (the “Accountants”); provided that, it is agreed by the parties hereto that Deloitte & Touche LLP shall be acceptable as the Accountants and (B) unaudited balance sheets of Parent and its Subsidiaries on a consolidating basis and unaudited statements of income, stockholders’ equity, and cash flow of Parent and its Subsidiaries on a consolidating basis reflecting results of operations from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, which such financial statements shall be true, complete and correct in all material respects and fairly present, in all material respects, the financial position of Parent and its Subsidiaries on a consolidated basis as of the date thereof and the results of operations for Parent and its Subsidiaries on a consolidated basis for such fiscal quarter and year-to-date period and prepared in accordance with GAAP applied on a basis consistent with prior practices. The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any of the Other Documents or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Loan Parties’ compliance with the requirements or restrictions imposed by Section 6.5 hereof. In addition, the reports shall be accompanied by a Compliance Certificate.

9.8.          Quarterly Financial Statements. Deliver to Agent within forty-five (45) days after the end of each fiscal quarter, unaudited balance sheets of Parent and its Subsidiaries on a consolidated and consolidating basis and unaudited statements of income, stockholders’ equity, and cash flow of Parent and its Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year and the budget delivered pursuant to Section 9.12 hereof, which such financial statements shall be true, complete and correct in all material respects and fairly present, in all material respects, the financial position of Parent and its Subsidiaries on a consolidated and consolidating basis as of the date thereof and the results of operations for Parent and its Subsidiaries on a consolidated and consolidating basis for such fiscal quarter and year-to-date period and prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Loan Parties’ business. The reports shall be accompanied by a Compliance Certificate, as well as (i) a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported, (ii) a calculation of the Available Amount as of the end of such fiscal quarter, and (iii) a calculation of Total Net Leverage as of the end of such fiscal quarter, (iv) a calculation of Senior Net Leverage as of the end of such fiscal quarter and (v) a calculation of EBITDA as of the end of such fiscal quarter.

9.9.          Monthly Financial Statements. Deliver to Agent within thirty (30) days after the end of each month, an unaudited balance sheet of Parent and its Subsidiaries on a consolidated basis and unaudited statements of income and cash flow of Parent and its Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, which such financial statements shall be true, complete and correct in all material respects and fairly present, in all material respects, the financial position of Parent and its Subsidiaries on a consolidated basis as of the date thereof and the results of operations for Parent and its Subsidiaries on a consolidated basis for fiscal month and year-to-date period and prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Loan Parties’ business. The reports shall be accompanied by a Compliance Certificate.

9.10.        Other Reports. Deliver to Agent as soon as available, but in any event within ten (10) days after the issuance thereof, copies of all material notices, reports, financial statements and other materials sent or received pursuant to the Subordinated Loan Documents.

9.11.        Additional Information.

(a)              Promptly upon request, deliver to Agent such other information concerning the business, properties, condition ( financial or otherwise), or operations, of any Company or Joint Venture as Agent may from time to time may reasonably request or as Agent may reasonably request as an ongoing supplement to any regularly scheduled period financial delivery, including without limitation, current copies of the Material Contracts, and

(b)               without limiting the generality of the foregoing Section 9.11(a), promptly upon request by Agent at reasonable intervals, deliver to Agent, a corporate organizational chart or other equivalent list, current as of the date of delivery of such annual financial statements, in form and substance reasonably acceptable to Agent and certified as true, correct and complete by an Responsible Officer of Parent, setting forth, for each of the Loan Parties, all Persons subject to Section 6.12 and all Subsidiaries of any of them and any joint venture (including Joint Ventures) or Consortium entered into by any of the foregoing, (i) its full legal name, (ii) its jurisdiction of organization and organizational number (if any) and (iii) the number of shares of each class of its Equity Interests authorized (if applicable), the number outstanding as of the date of delivery, and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by Parent.

9.12.        Projected Operating Budget. Deliver to Agent, no later than ninety (90) days after the beginning of each of Parent’s fiscal years commencing with fiscal year 2022, a month by month projected operating budget and cash flow of Parent and its Subsidiaries (including consolidated statements of income, and cash flow for each month, and consolidated and consolidating balance sheets as at the end of and consolidated and consolidating statement of income and cash flow for each fiscal quarter), such projections to be accompanied by a certificate signed by a Responsible Officer of Parent to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13.        Variances from Operating Budget. Deliver to Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7, 9.8 and 9.9 hereof, a written report summarizing all material variances from budgets submitted by Loan Parties pursuant to Section 9.12 hereof and a discussion and analysis by management with respect to such variances.

9.14.        Notice of Suits, Adverse Events. Provide Agent with prompt written notice of (a) any lapse or other termination of any Consent issued to any Company by any Governmental Body or any other Person that is material to the operation of any Company’s business, (b) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (c) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are requested by Cash Collateral Provider, and (d) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Loan Party.

9.15.        ERISA Notices and Requests. Provide Agent with prompt written notice in the event that (a) any Company knows or has reason to know that a Termination Event has occurred or is reasonably expected to occur that alone or together with any other Termination Events that have occurred, would reasonably be expected to result in liability of any Company in an aggregate amount exceeding $5,000,000, together with a written statement describing such Termination Event and the action, if any, which such Company has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (b) any Company knows or has reason to know that a non-exempt “prohibited transaction” (as defined in Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Code) has occurred with respect to a Plan which would reasonably be expected to result in material liability of any Company, together with a written statement describing such transaction and the action which such Company has taken, is taking or proposes to take with respect thereto, (c) a funding waiver request has been filed with respect to any Pension Benefit Plan (other than the Pension Funding Waivers), together with all communications received by any Company with respect to such request, or (d) the establishment of any new Pension Benefit Plan by the Company or the commencement by the Company of contributions to any Pension Benefit Plan or Multiemployer Plan to which any Company or any member of the Controlled Group was not previously contributing shall occur.

9.16.        Additional Information; Additional Documents.

(a)           Promptly upon request, execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

(b)          Documents required to be delivered pursuant to Section 9.7 and 9.8 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Cash Collateral Provider and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Loan Parties shall deliver paper copies of such documents to Agent or any Cash Collateral Provider upon its request to the Loan Parties to deliver such paper copies until a written request to cease delivering paper copies is given by Agent or such Cash Collateral Provider and (ii) Loan Parties shall notify Agent (by facsimile or electronic mail) of the posting of any such documents. Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Loan Parties with any such request by a Cash Collateral Provider for delivery, and each Cash Collateral Provider shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(c)          It is understood and agreed that if any Cash Collateral Provider requests to be treated as a “public” Cash Collateral Provider, Borrower will provide such Cash Collateral Provider with a Compliance Certificate that is not populated with the actual ratio calculations and merely provides for a certification of compliance or non-compliance.

9.17.       Updates to Certain Schedules. Deliver to Agent promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedules 4.4 (Locations of equipment and Inventory), Schedule 4.14 (Pledged Equity Interest Collateral), 5.9 (Intellectual Property), 5.23 (Equity Interests), 5.24 (Commercial Tort Claims), and 5.25 (Letter-of-Credit Rights) hereto; provided, that absent the occurrence and continuance of any Event of Default, Loan Parties shall only be required to provide such updates on a quarterly basis in connection with delivery of a Compliance Certificate with respect to the applicable fiscal quarter. Any such updated Schedules delivered by Loan Parties to Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement.

9.18.        Financial Disclosure. Each Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Company at any time during the Term to exhibit and deliver to Agent and each Cash Collateral Provider copies of any of such Company’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Cash Collateral Provider any information such accountants may have concerning such Company’s financial status and business operations, subject to customary confidentiality or conflict of interest exclusions.

X.            EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1.        Nonpayment. Failure by any Loan Party to pay when due (a) any principal on the Obligations (including without limitation pursuant to Section 2.9 hereof), or (b) any interest or other fee, charge, premium (including any Prepayment Premium), amount or liability provided for herein or in any Other Document and such failure continues for a period of three (3) Business Days, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment.

10.2.        Breach of Representation. Except as provided in Section 10.17 hereof, any representation or warranty made or deemed made by any Loan Party in this Agreement, any of the Other Documents or any related agreement, document, certificate or financial or other statement provided at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

10.3.        Financial Information. Failure by any Loan Party to (a) deliver financial information when due hereunder or, if no due date is specified herein, within fifteen (15) days following a reasonable request therefor (as such deadline may be extended by consent of Agent upon request of Loan Parties, such consent not to be unreasonably withheld, conditioned or delayed), or (b) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;

10.4.        Judicial Actions and Seizures. (I) Issuance of a notice of Lien, levy, assessment, injunction or attachment (a) against any Loan Party’s Inventory or Receivables or (b) against a material portion of any Company’s other property, which, in either case, is not stayed or lifted within thirty (30) days, or (II) (a) the seizure, garnishment or taking by a Governmental Body of any portion of the Collateral, or (b) the title and rights of any Loan Party or any other Person which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Document;

10.5.        Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3, 10.5(b) and 10.17 hereof, any (a) failure or neglect of any Loan Party or any Person to perform, keep or observe any term, provision, condition, covenant (subject to any Cure Right) herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between any Loan Party or such Person, and Agent or any Cash Collateral Provider, or (b) failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.5, 6.1, 6.3, 6.11 or 9.4 hereof which is not cured within thirty (30) days from the occurrence of such failure or neglect;

10.6.        Judgments. Any (a) judgment(s), writ(s), order(s) or decree(s) for the payment of money are rendered against any one or more Compan(ies) in an aggregate amount in excess of $5,000,000 (excluding any judgment that would be covered by any insurance of any Company for which the applicable insurer has not disputed coverage or disclaimed liability), and (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Company to enforce any such judgment, (ii) any such judgment shall remain undischarged for a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Loan Party shall be senior to any Liens in favor of Agent on such assets or properties;

10.7.        Bankruptcy. Any Loan Party, any Subsidiary or Affiliate of any Loan Party shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors, (d) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (e) be adjudicated bankrupt or insolvent (including by entry of any order for relief in any involuntary Insolvency Proceeding commenced against it), (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;

10.8.        [RESERVED];

10.9.        Lien Priority. Any Lien created hereunder or provided for hereby or under any of the Other Documents for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law or pursuant to the Intercreditor Agreement);

10.10.      Performance Guarantees. Any counterparty or other stakeholder takes any material step to enforce any rights or remedies it may have with respect to Performance Guarantees it may have against any Loan Party as reasonably determined by the Agent, to the extent that (x) the aggregate potential liability thereof exceeds $10,000,000 and (y) the relevant counterparties and/or stakeholders have not agreed to waive or postpone the exercise of such rights or remedies within thirty (30) days.

10.11.     Cross Default. Any (x) specified “event of default” under (i) the ABL Facility Agreement, (ii) the Related L/C Facility Agreement, (iii) the Unsecured Notes and/or the Unsecured Notes Indenture, or (iv) any other Indebtedness (other than the Obligations) of any Company with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $5,000,000 or more, or (y) any other event or circumstance which would permit the holder of any such Indebtedness of any Company to accelerate such Indebtedness (and/or the obligations of Companies thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness);

10.12.      Breach of B. Riley Guarantee, Guaranty, Guarantor Security Agreement or Pledge Agreement. Termination or breach of the B. Riley Guarantee, any Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations, or if B. Riley Financial, Inc., any Guarantor or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement, as applicable;

10.13.      Change of Control. Any Change of Control shall occur;

10.14.    Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to Agent or any Cash Collateral Provider or any Loan Party challenges the validity of or its liability under this Agreement or any Other Document;

10.15.      [RESERVED].

10.16.      Pension Plans. A Termination Event or an event or condition described in Sections 7.16 hereof shall occur with respect to any Pension Plan or Multiemployer Plan and, as a result of such Termination Event, event or condition, together with all other such Termination Events, events or conditions, any Company shall incur, or would be reasonably likely to incur, liability to a Pension Plan or Multiemployer Plan, the Internal Revenue Service or the PBGC (or any combination thereof) which, would reasonably be expected to have a Material Adverse Effect; or

10.17.      Anti-Money Laundering/International Trade Law Compliance. Any representation, warranty or covenant contained in Sections 5.29, 5.30, 6.17, 7.20 and 7.21 is or becomes false or misleading at any time.

XI.           CASH COLLATERAL PROVIDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.        Rights and Remedies.

(a)         Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 hereof (other than Section 10.7(g) hereof), all Obligations shall be immediately due and payable (including, without limitation, any fees pursuant to Section 3.4 hereof, if applicable), the Loan Parties shall be immediately required to provide replacement cash collateral to the Agent in an amount equal to the Cash Collateral that is then in the Cash Collateral Accounts, and the Commitments shall be deemed terminated and (ii) any of the other Events of Default and at any time thereafter, at the option of Agent or at the direction of Required Cash Collateral Providers, all Obligations shall be immediately due and payable (including, without limitation, any fees pursuant to Section 3.4 hereof, if applicable), the Loan Parties shall be immediately required to provide replacement cash collateral to the Agent in an amount equal to the Cash Collateral that is then in the Cash Collateral Accounts and Agent or Required Cash Collateral Providers shall have the right, subject to Section 13.2, to terminate the Agreement and to terminate the Commitments; and (iii) without limiting any Default under Section 10.7(g) hereof, the obligation of Cash Collateral Providers to maintain Cash Collateral in the Cash Collateral Account shall be suspended until such time as such involuntary petition shall be dismissed. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Loan Parties to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Cash Collateral Provider may bid (including credit bid) for and become the purchaser, and Agent, any Cash Collateral Provider or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual non-revocable, royalty free, nonexclusive, sublicensable license and Agent is granted permission to use all of each Loan Party’s (a) Intellectual Property that constitutes Collateral and which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory, subject, in the case of trademarks constituting Collateral, to reasonable and customary quality control and inspection rights in favor of such Loan Party sufficient to avoid the risk of invalidation of such trademarks and (b) equipment for the purpose of completing the manufacture of unfinished goods, provided, however, that any such license granted by the Agent to a third party shall include reasonable and customary terms necessary to preserve the existence, validity and value of the applicable Intellectual Property Collateral, including, as applicable, provisions requiring the continuing confidential handling of any trade secrets constituting Collateral, protecting and maintaining the quality standards of the trademarks in the manner set forth above (it being understood and agreed that, without limiting any other rights and remedies of the Agent under this Agreement, Other Document or Applicable Law, nothing in the foregoing license grant shall be construed as granting the Agent rights in and to any such Intellectual Property Collateral above and beyond (a) the rights to such Intellectual Property Collateral that each Loan Party has reserved for itself and (b) in the case of Intellectual Property Collateral that is licensed to any such Loan Party by a third party, the extent to which such Loan Party has the right to grant a sublicense to such Intellectual Property Collateral hereunder). The Net Cash Proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Non-cash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Loan Parties shall remain liable to Agent and Cash Collateral Providers therefor.

(b)         To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for Agent: (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing set forth in this Section 11.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2.        Agent’s Discretion. Agent shall have the right to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent’s or Cash Collateral Providers’ rights hereunder as against Loan Parties or each other.

11.3.       Setoff. Subject to Section 14.13 hereof, in addition to any other rights which Agent or any Cash Collateral Provider may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Cash Collateral Provider shall have a right, immediately and without notice of any kind, to apply any Loan Party’s property held by Agent and such Cash Collateral Provider or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Agent and such Cash Collateral Provider with respect to any deposits held by Agent or such Cash Collateral Provider. Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Agent, although the Agent may enter such setoff on its books and records at a later time.

11.4.        Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5.        Allocation of Payments and Proceeds of Collateral after Event of Default. Notwithstanding any provisions of this Agreement to the contrary:

(a)          After the occurrence and during the continuance of an Event of Default, all amounts collected or received by any Secured Party on account of the Obligations or in respect of the Collateral (including without limitation any and all payments paid by or on behalf of any Loan Party (including any and all payments by or on behalf of any Guarantor in respect of its obligations and liabilities under its Guaranty), any and all proceeds of Collateral, any and all amount obtained by any Secured Party in respect of the Obligations by exercise of any rights of setoff or recoupment, any and all adequate protection payments payable to any Secured Party, and any and all distributions to any Secured Party under a plan of reorganization) (all of the foregoing, the “Obligations Receipts”) shall be, if received by any Secured Party other than Agent, turned over to promptly by such Secured Party to Agent in the form received (together with any applicable endorsement), and upon receipt by Agent, may be, at Agent’s discretion, applied or paid over as follows:

FIRST, to the payment until paid in full of (x) all out-of-pocket costs and expenses (including without limitation all legal expenses and reasonable attorneys’ fees) of Agent to the extent payable and/or reimbursable by Loan Parties under the provisions of Section 16.9 hereof and/or any other applicable provisions hereof or of any Other Document, including all such costs and expenses incurred by Agent in connection with enforcing the rights and remedies of Agent and/or any other Secured Parties under this Agreement and the Other Documents, and (y) all indemnification obligations owing to Agent to the extent payable by Loan Parties under the provisions of Section 16.5 hereof and/or any other applicable provisions hereof or of any Other Document;

SECOND, to payment until paid in full of any fees owing and payable to Agent hereunder and/or under any Other Document;

THIRD, ratably, to the payment until paid in full of (x) all out-of-pocket costs and expenses (including without limitation all legal expenses and reasonable attorneys’ fees) of each of the Cash Collateral Providers to the extent payable and/or reimbursable by Loan Parties under the provisions of Section 16.9 hereof and/or any other applicable provisions hereof or of any Other Document, and (y) all indemnification obligations owing to each of the Cash Collateral Providers to the extent payable by Loan Parties under the provisions of Section 16.5 hereof and/or any other applicable provisions hereof or of any Other Document;

FOURTH, to the payment until paid in full of all Obligations arising under this Agreement and the Other Documents consisting of accrued and unpaid interest (excluding all interest paid pursuant to clauses FIRST and FOURTH above) and accrued and unpaid fees and premiums (including but not limited to all Cash Collateral Commitment Fees and Prepayment Premiums);

FIFTH, to the payment until paid in full of the outstanding principal amount of the Delayed Draw Term Loans arising under this Agreement;

SIXTH, to the payment until paid in full of any outstanding Cash Collateral Reimbursement Obligations and replacement of any Cash Collateral required to be maintained with Issuer;

SEVENTH, to the payment until paid in full of all other Obligations arising under this Agreement and the Other Documents which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “SIXTH” above; and

EIGHTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, and subject in all cases to the other provisions of this Section 11.5 and also to any separate written agreements among any applicable Cash Collateral Providers, (i) amounts received shall be applied in the numerical order provided until exhausted and each applicable category is paid in full prior to application to the next succeeding category, (ii) each of the Cash Collateral Providers and other Secured Parties (as applicable) shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Cash Collateral Provider bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clause “THIRD” above, (iii) each of the Cash Collateral Providers (as applicable) shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Secured Party bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to “FOURTH” and “SIXTH” above; and (iv) to the extent that any amounts available for distribution pursuant to clause “EIGHTH” above are attributable the issued by undrawn amount of outstanding Letters of Credit, such amounts may be held by Agent, in its discretion, as cash collateral securing the Obligations hereunder and applied (A) first, to reimburse Agent and the Cash Collateral Providers from time to time for any Cash Collateral Withdrawals on the Cash Collateral automatically converted into Delayed Draw Term Loans, and (B) then, following the expiration, drawing in full, and/or return for cancellation with the consent of the applicable beneficiaries of all Letters of Credit (and return of any remaining Cash Collateral from the Issuer in accordance with the Cash Collateral Agreement), to all other Obligations in the order provided in this Section 11.5.

(b)        In the event that, notwithstanding the foregoing provisions of this Section 11.5, any Obligations Receipts shall be received by any Secured Party in violation of the terms of this Section 11.5, such amounts shall be held in trust for the benefit of the Secured Parties as a whole and shall promptly be paid over to or delivered to Agent in the form received (together with any applicable endorsement) for application.

(c)         [Reserved].

(d)        For the avoidance of doubt, for all purposes under this Section 11.5, as applied to any category of Obligations and/or any clause under Section 11.5(a) hereof, “paid in full” means payment in cash of all amounts owing hereunder and under the Other Documents in respect of such Obligations and/or such clause of Section 11.5(a) hereof according to the terms hereof and of the Other Documents, including loan fees, service fees, premiums, professional fees and interest, default interest calculated at default rates, interest on interest and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, and specifically including without limitation in the case of each clause under Section 11.5(a) hereof all Obligations of the type described in such clause 11.5(a) constituting Post-Petition Obligations.

XII.          WAIVERS AND JUDICIAL PROCEEDINGS.

12.1.        Waiver of Notice. Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2.        Delay. No delay or omission on Agent’s or any Cash Collateral Provider’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3.        Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.       EFFECTIVE DATE AND TERMINATION.

13.1.        Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Cash Collateral Provider, shall become effective on the Closing Date and shall continue in full force and effect until the earlier of (x) the fourth anniversary of the Closing Date, and (y) Payment in Full of all of the Obligations hereunder (the “Term”), unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon fifteen (15) days prior written notice to Agent upon Payment in Full of the Obligations, including payment of the Prepayment Premium, as applicable.

13.2.        Termination. The termination of this Agreement shall not affect Agent’s or any Cash Collateral Provider’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and all of the Obligations have been Paid in Full. The security interests, Liens and rights granted to Agent and Cash Collateral Providers hereunder and the financing statements filed in connection herewith shall continue in full force and effect, notwithstanding the termination of this Agreement, until (a) all of the Obligations have Paid in Full, the Commitments and this Agreement and the Other Documents have been terminated and each Loan Party has provided Agent and Cash Collateral Providers with an indemnification satisfactory to Agent with respect thereto, and (b) all of the Loan Parties have released Agent and the other Secured Parties from and against any and all claims of any nature whatsoever that any Loan Party may have against Secured Parties pursuant to a release in form and substance acceptable to Agent. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms, all Obligations have been Paid in Full, and all of the Loan Parties have released Agent and the other Secured Parties from and against any and all claims of any nature whatsoever that any Loan Party may have against Agent and such other Secured Parties pursuant to a release in form and substance acceptable to Agent. All representations, warranties, covenants, waivers and agreements set forth herein shall survive the termination of this Agreement and the Payment in Full of the Obligations.

XIV.        REGARDING AGENT.

14.1.        Appointment. Each Cash Collateral Provider hereby designates MSD to act as Agent for such Cash Collateral Provider under this Agreement and the Other Documents. Each Cash Collateral Provider hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees, charges and collections received pursuant to this Agreement, for the ratable benefit of Cash Collateral Providers. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Cash Collateral Providers, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which, in Agent’s discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2.        Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof set forth in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder. Agent shall not be under any obligation to any Cash Collateral Provider to ascertain or to inquire as to the observance or performance of any of the agreements set forth in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Cash Collateral Provider and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

14.3.        Lack of Reliance on Agent. Independently and without reliance upon Agent or any other Cash Collateral Provider, each Cash Collateral Provider has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Loan Party. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Cash Collateral Provider with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. Agent shall not be responsible to any Cash Collateral Provider for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Other Documents or the financial condition or prospects of any Loan Party, or the existence of any Event of Default or any Default.

14.4.        Resignation of Agent; Successor Agent. Agent may resign on sixty (60) days written notice to each of Cash Collateral Providers and Borrowing Agent and upon such resignation, Required Cash Collateral Providers will promptly designate a successor Agent reasonably satisfactory to Borrowing Agent (provided that no such approval by Borrowing Agent shall be required (i) in any case where the successor Agent is one of Cash Collateral Providers or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

14.5.        Certain Rights of Agent. If Agent shall request instructions from Cash Collateral Providers with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Cash Collateral Providers; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Cash Collateral Providers shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Cash Collateral Providers.

14.6.        Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile or telecopier message, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.7.        Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Cash Collateral Provider or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Cash Collateral Providers. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Cash Collateral Providers; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Cash Collateral Providers.

14.8.        Indemnification. To the extent Agent is not reimbursed and indemnified by Loan Parties, each Cash Collateral Provider will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Cash Collateral Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Cash Collateral Providers shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment). All amounts due under this Section 14.8 shall be payable not later than ten (10) days after demand therefor.

14.9.        Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Cash Collateral Provider and as if it were not performing the duties as Agent specified herein; and the term “Cash Collateral Provider” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Cash Collateral Provider. Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Cash Collateral Providers.

14.10.      Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 hereof from any Loan Party pursuant to the terms of this Agreement, such Loan Party shall also promptly deliver such documents and information to Cash Collateral Providers.

14.11.      Loan Parties’ Undertaking to Agent. Without prejudice to their respective obligations to Cash Collateral Providers under the other provisions of this Agreement, each Loan Party hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Cash Collateral Providers or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Loan Party’s obligations to make payments for the account of Cash Collateral Providers or the relevant one or more of them pursuant to this Agreement.

14.12.      No Reliance on Agent’s Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Cash Collateral Providers, each Cash Collateral Provider acknowledges and agrees that neither such Cash Collateral Provider, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Cash Collateral Provider’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended, modified, supplemented or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Loan Parties, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

14.13.      Other Agreements. Each of Cash Collateral Providers agrees that it shall not, without the prior written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Cash Collateral Provider to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Cash Collateral Provider. Anything in this Agreement to the contrary notwithstanding, each of Cash Collateral Providers further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Cash Collateral Providers that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Cash Collateral Providers.

14.14.      Erroneous Payments.

(a)               If the Agent notifies a Cash Collateral Provider, Secured Party, or any Person who has received funds on behalf of a Cash Collateral Provider, Secured Party (any such Cash Collateral Provider, Secured Party or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Cash Collateral Provider, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Cash Collateral Provider or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Overnight Bank Funding Rate/Effective Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice from the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)               Without limiting immediately preceding clause (a), each Cash Collateral Provider or Secured Party, or any Person who has received funds on behalf of a Cash Collateral Provider or Secured Party hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in an amount different than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such, prepayment or repayment (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Cash Collateral Provider or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)            (A) In the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)           such Cash Collateral Provider or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 14.14(b),

(c)               Each Cash Collateral Provider or Secured Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Cash Collateral Provider or Secured Party under any Other Document, or otherwise payable or distributable by the Agent to such Cash Collateral Provider or Secured Party from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)        In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Cash Collateral Provider that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Cash Collateral Provider at any time, (i) such Cash Collateral Provider shall be deemed to have assigned its Advances (but not its commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the loans (but not commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an assignment and assumption with respect to such Erroneous Payment Deficiency Assignment, and such Cash Collateral Provider shall deliver any Notes evidencing such loans to the Borrower or the Agent, (ii) the Agent as the assignee Cash Collateral Provider shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Cash Collateral Provider shall become a Cash Collateral Provider hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Cash Collateral Provider shall cease to be a Cash Collateral Provider hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable commitments which shall survive as to such assigning Cash Collateral Provider and (iv) the Agent may reflect in the Register its ownership interest in the loans subject to the Erroneous Payment Deficiency Assignment. The Agent may, in its discretion, sell any loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Cash Collateral Provider shall be reduced by the net proceeds of the sale of such loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Cash Collateral Provider (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the commitments of any Cash Collateral Provider and such commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold a loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Cash Collateral Provider or Secured Party under the Other Documents with respect to such Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)         The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other loan party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other loan party for the purpose of making such Erroneous Payment.

(f)          To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(g)         Each party’s obligations under this Section 14.14 shall survive the resignation or replacement of the Agent, the termination of all of the commitments and/or repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Other Document.

XV.           BORROWING AGENCY.

15.1.        Borrowing Agency Provisions.

(a)         Each Loan Party hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity whether verbally, in writing or through electronic methods (including, without limitation, an Approved Electronic Communication) to (i) request Advances, (ii) sign and endorse notes, (iii) execute and deliver all instruments, documents, applications, security agreements, and all other agreements, documents, instruments, certificates, notices, writings and further assurances now or hereafter required hereunder, (iv) make elections regarding interest rates, and (v) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name of such Loan Party or Loan Parties, and hereby authorizes Agent to pay over or credit all advances hereunder in accordance with the request of Borrowing Agent.

(b)        The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Loan Parties and at their request. Neither Agent nor any Cash Collateral Provider shall incur liability to Loan Parties as a result thereof. To induce Agent and Cash Collateral Providers to do so and in consideration thereof, each Loan Party hereby indemnifies Agent and each Cash Collateral Provider and holds Agent and each Cash Collateral Provider harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Cash Collateral Provider by any Person arising from or incurred by reason of the handling of the financing arrangements of Loan Parties as provided herein, reliance by Agent or any Cash Collateral Provider on any request or instruction from Borrowing Agent or any other action taken by Agent or any Cash Collateral Provider with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)         All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Cash Collateral Provider to any Loan Party, failure of Agent or any Cash Collateral Provider to give any Loan Party notice of borrowing or any other notice, any failure of Agent or any Cash Collateral Provider to pursue or preserve its rights against any Loan Party, the release by Agent or any Cash Collateral Provider of any Collateral now or thereafter acquired from any Loan Party, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Cash Collateral Provider to the other Loan Parties or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

15.2.        Waiver of Subrogation. Each Loan Party expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Loan Party may now or hereafter have against the other Loan Parties or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Loan Party’s property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until the termination of the Commitments, the termination of this Agreement and the Payment in Full of the Obligations.

15.3.        Common Enterprise.  The successful operation and condition of each of the Loan Parties and other Companies is dependent on the continued successful performance of the functions of the group of Loan Parties and other Companies as a whole and the successful operation of each Loan Parties and other Companies is dependent on the successful performance and operation of each other Loan Party and each other Company. Each of the Borrowers expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly or indirectly, from successful operations of Parent, each of the other Borrowers, each of the other Loan Parties, and the other Companies. Each Borrower expects to derive benefit (and the board of directors or other governing body of each such Borrower have determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by the Cash Collateral Providers to the Borrowers hereunder, both in their separate capacities and as members of the group of Companies. Each Borrower has determined that execution, delivery, and performance of this Agreement and any Other Documents to be executed by such Borrower is within its corporate purpose, will be of direct and indirect benefit to such Borrower, and is in its best interest.

XVI.        MISCELLANEOUS.

16.1.        Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any of the Other Documents may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 hereof and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Loan Party irrevocably appoints as such Loan Party’s Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Cash Collateral Provider to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court. Any judicial proceeding by any Loan Party against Agent or any Cash Collateral Provider involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any of the Other Documents shall be brought only in a federal or state court located in the County of New York, State of New York.

16.2.        Entire Understanding.

(a)               This Agreement and the documents executed concurrently herewith contain the entire understanding between each Loan Party, Agent and each Cash Collateral Provider and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Agent’s and each Cash Collateral Provider’s respective officers. Neither this Agreement nor any portion or provisions hereof may be amended, modified, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that Agent shall send a copy of any such modification to Loan Parties and each Cash Collateral Provider (which copy may be provided by electronic mail). Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)               Required Cash Collateral Providers. Agent with the consent in writing of Required Cash Collateral Providers, and the Loan Parties may, subject to the provisions of this Section 16.2(b), from time to time enter into any written amendments to this Agreement or any of the Other Documents or any other supplemental agreements, documents or instruments for the purpose of adding or deleting any provisions or otherwise amending, modifying, supplementing, changing, varying or waiving in any manner the conditions, provisions or terms hereof or thereof or waiving any Event of Default hereunder or thereunder, but only to the extent specified in such written amendments or other agreements, documents or instruments; provided, however, that no such amendment, or other agreement, document or instrument shall:

(i)            increase the Cash Collateral Commitment or the Cash Collateral Commitment Amount, as applicable of any Cash Collateral Provider without the consent of such Cash Collateral Provider directly affected thereby;

(ii)           extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Cash Collateral Provider, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Cash Collateral Provider, without the consent of each Cash Collateral Provider directly affected thereby (except that Required Cash Collateral Providers may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or Section 3.2 hereof (unless imposed by Agent));

(iii)          alter the definition of the term Required Cash Collateral Providers or alter, amend or modify this Section 16.2(b) without the consent of all Cash Collateral Providers;

(iv)          alter, amend or modify the provisions of Section 11.5 hereof without the consent of all Cash Collateral Providers;

(v)            release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $25,000,000 without the consent of all Cash Collateral Providers;

(vi)          change the rights and duties of Agent without the consent of all Cash Collateral Providers and Agent;

(vii)        release any Borrower without the consent of all Cash Collateral Providers; or

(viii)       subordinate the Liens securing the Obligations in favor of any other Liens (other than any Permitted Liens which have priority over the Liens securing the Obligations by operation of law or any Permitted Liens which, by the express terms hereof, are contemplated to have priority over any of the Liens securing the Obligations).

(c)         Any such supplemental agreement shall apply equally to each Cash Collateral Provider and shall be binding upon Loan Parties, Cash Collateral Providers and Agent and all future holders of the Obligations. In the case of any waiver, Loan Parties, Agent and Cash Collateral Providers shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)         In the event that Agent requests the consent of a Cash Collateral Provider pursuant to this Section 16.2 and (x) such consent is denied and (y) Required Cash Collateral Providers have approved such consent, then Agent may require such Cash Collateral Provider to assign its interest in the Advances to Agent or to another Cash Collateral Provider or to any other Person designated by Agent (the “Designated Cash Collateral Provider”), for a price equal to (i) then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees (including any Prepayment Premium) due such Cash Collateral Provider, which interest and fees shall be paid when collected from Borrowers. In the event Agent elects to require any Cash Collateral Provider to assign its interest to Agent or to the Designated Cash Collateral Provider, Agent will so notify such Cash Collateral Provider in writing within forty five (45) days following such Cash Collateral Provider’s denial, and such Cash Collateral Provider will assign its interest to Agent or the Designated Cash Collateral Provider no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Cash Collateral Provider, Agent or the Designated Cash Collateral Provider, as appropriate, and Agent.

16.3.        Successors and Assigns; Participations; New Cash Collateral Providers.

(a)         This Agreement shall be binding upon and inure to the benefit of Loan Parties, Agent, each Cash Collateral Provider, all future holders of the Obligations and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Cash Collateral Provider.

(b)               Each Loan Party acknowledges that in the regular course of commercial banking business one or more Cash Collateral Providers may at any time and from time to time sell participating interests in the Advances to other Persons (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Cash Collateral Provider which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Cash Collateral Provider retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with Borrower’s prior written consent and (ii) in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Cash Collateral Provider and such Participant. Loan Parties agree that each Participant shall be entitled to the benefits of Sections 2.2(g), 3.7, 3.9 and 3.10 (subject to the requirements and limitations therein, including the requirements under Section 3.10(e) (it being understood that the documentation required under Section 3.10(e) shall be delivered to the participating Cash Collateral Provider)) to the same extent as if it were a Cash Collateral Provider and had acquired its interest by assignment pursuant to Section 16.3(a); provided that each Cash Collateral Provider that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.11 with respect to any Participant. Each Loan Party hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances. Each Cash Collateral Provider that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under this Agreement or any Other Documents (the “Participant Register”); provided that no Cash Collateral Provider shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under this Agreement or any Other Documents) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Income Tax Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Cash Collateral Provider shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement and any Other Documents notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c)               Any Cash Collateral Provider may, with the consent of Agent in its sole discretion, sell, assign or transfer all or any part of its rights and obligations under or relating to any of the Advances or Commitments of such Cash Collateral Provider under this Agreement and the Other Documents to one or more entities (each a “Purchasing Cash Collateral Provider”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Cash Collateral Provider, the transferor Cash Collateral Provider, and Agent and delivered to Agent for recording; provided, however, that any assignment of Cash Collateral Commitments may be effected by providing replacement cash collateral to the Agent (for further delivery to the applicable assignor, resulting in a return of such assignor’s Cash Collateral and a reduction to such assignor’s Cash Collateral Commitment). Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Cash Collateral Provider thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Cash Collateral Provider hereunder with respect to the Advances and, if applicable, Commitments transferred to such Purchasing Cash Collateral Provider under such Commitment Transfer Supplement, and (ii) the transferor Cash Collateral Provider thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Cash Collateral Provider and, if and as applicable, the resulting adjustment of the Cash Collateral Commitment Percentages arising from the purchase by such Purchasing Cash Collateral Provider of all or a portion of the rights and obligations of such transferor Cash Collateral Provider under this Agreement and the Other Documents. Each Loan Party hereby consents to the addition of such Purchasing Cash Collateral Provider and, if and as applicable, the resulting adjustment of the Cash Collateral Commitment Percentages arising from the purchase by such Purchasing Cash Collateral Provider of all or a portion of the rights and obligations of such transferor Cash Collateral Provider under this Agreement and the Other Documents. Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)               Any Cash Collateral Provider, with the consent of Agent in its sole discretion, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to any of the Advances or Commitments of such Cash Collateral Provider under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is a Fund and (ii) is administered, serviced or managed by the assigning Cash Collateral Provider or an Affiliate of such Cash Collateral Provider (a “Purchasing CLO” and together with each Participant and Purchasing Cash Collateral Provider, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Cash Collateral Provider, and Agent as appropriate and delivered to Agent for recording; provided, however, that any assignment of Cash Collateral Commitments may be effected by providing replacement cash collateral to the Agent (for further delivery to the applicable assignor, resulting in a return of such assignor’s Cash Collateral and a reduction to such assignor’s Cash Collateral Commitment). Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Cash Collateral Provider thereunder with respect to the Advances and, if applicable, Commitments transferred to such Purchasing CLO under such Commitment Transfer Supplement, and (ii) the transferor Cash Collateral Provider thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Loan Party hereby consents to the addition of such Purchasing CLO. Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)               Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names, addresses and Payment Offices of each Cash Collateral Provider and the outstanding principal, Cash Collateral Commitments, accrued and unpaid interest, fees and other amounts due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Loan Party, Agent and Cash Collateral Providers may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Cash Collateral Provider at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Cash Collateral Provider and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser or to a Permitted Assignee) to such Purchasing Cash Collateral Provider and/or Purchasing CLO and, if and as applicable, the resulting adjustment of the Cash Collateral Commitment Percentages arising therefrom.

(f)                Each Loan Party authorizes each Cash Collateral Provider to disclose to any Transferee and any prospective Transferee any and all financial information in such Cash Collateral Provider’s possession concerning such Loan Party which has been delivered to such Cash Collateral Provider by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Cash Collateral Provider’s credit evaluation of such Loan Party.

(g)               Notwithstanding anything to the contrary set forth in this Agreement, any Cash Collateral Provider may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Cash Collateral Provider, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Cash Collateral Provider from any of its obligations hereunder or substitute any such pledgee or assignee for such Cash Collateral Provider as a party hereto.

16.4.        Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or Agent or any Cash Collateral Provider receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Cash Collateral Provider.

16.5.        Indemnity. Each Loan Party shall defend, protect, indemnify, pay and save harmless Agent, each Cash Collateral Provider and each of their respective officers, directors, direct and indirect owners, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Loan Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Agent or any Cash Collateral Provider under the Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Loan Party or any Affiliate or Subsidiary of any Loan Party, (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality, any Loan Party, any Affiliate or Subsidiary of any Loan Party or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Cash Collateral Provider is a party thereto, and (vii) any failure by the Issuer to return to Agent and the Cash Collateral Providers the full amount of Cash Collateral in the Cash Collateral Accounts that are not used to reimburse Letter of Credit draws. Without limiting the generality of any of the foregoing, each Loan Party shall defend, protect, indemnify, pay and save harmless each Indemnified Party from any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with any Real Property owned or leased by any Company, any Hazardous Discharge, the presence of any Hazardous Materials affecting such Real Property (whether or not the same originates or emerges from such Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of such Real Property under any Environmental Laws and any loss of value of such Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Cash Collateral Provider. Loan Parties’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Materials at any Real Property owned or leased by any Company, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials, in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Loan Party’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Materials and Hazardous Waste, or other Toxic Substances. This Section 16.5 shall not apply to Taxes other than Taxes that represent losses, claims, damages, etc. arising from a non-Tax claim.

16.6.        Notice. Any notice or request hereunder may be given to Borrowing Agent or any Loan Party or to Agent or any Cash Collateral Provider at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or by setting forth such Notice on a website to which Loan Parties are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names set forth below in this Section 16.6 or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a)               In the case of hand-delivery, when delivered;

(b)               If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)              In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before 12:00 Noon on such next Business Day);

(d)               [reserved];

(e)               In the case of electronic transmission, when actually received;

(f)                In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g)               If given by any other means (including by overnight courier), when actually received.

Any Cash Collateral Provider giving a Notice to Borrowing Agent or any Loan Party shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Cash Collateral Providers of its receipt of such Notice.

(A)          If to Agent or MSD at:

MSD PCOF Partners XLV, LLC

c/o MSD Partners, L.P.
645 Fifth Ave, 21st Floor
New York, New York 10022 5910
Attn: Marcello Liguori
Email: mliguori@msdpartners.com

with a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attention: Katherine G. Weinstein

Telephone: (212) 309-6775

E-mail: katherine.weinstein@morganlewis.com

(B)          If to a Cash Collateral Provider other than Agent, as specified on its signature page hereto or in the Commitment Transfer Supplement or joinder agreement under which such Cash Collateral Provider became a party hereto.

(C)          If to Borrowing Agent or any Loan Party:

Babcock & Wilcox Enterprises, Inc.

1200 East Market Street

Akron, Ohio 44305

Attention: Lou Salamone

Telephone: 919-280-7343

Email: lsalamone@babcock.com

and

Babcock & Wilcox Enterprises, Inc.

1200 East Market Street

Akron, Ohio 44305

Attention: John Dziewisz

Email: jjdziewisz@babcock.com

with a copy to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

Attention: Sarah Borders

Telephone: (404) 572-3596

Email: sborders@kslaw.com

16.7.        Survival. The obligations of Loan Parties under Sections 2.2(f), 2.2(g), 2.2(h), 2.16, 2.17, 2.19, 3.7, 3.8, 3.9, 3.10, 16.5 and 16.9 hereof and the obligations of Cash Collateral Providers under Sections 2.2, 2.15(b), 2.16, 2.18, 2.19, 13.2, 14.8 and 16.5 hereof shall survive the termination of this Agreement and the Other Documents and the Payment in Full of the Obligations.

16.8.        Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9.        Expenses. The Loan Parties shall pay (a) all out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for each of Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) [reserved], (c) all reasonable out-of-pocket expenses incurred by Agent or any Cash Collateral Provider (including the fees, charges and disbursements of any counsel for Agent or any Cash Collateral Provider), and shall pay all fees and time charges for attorneys who may be employees of Agent or any Cash Collateral Provider, in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the Other Documents, including its rights under this Section, or (ii) in connection with the Advances made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances, Cash Collateral or Letters of Credit, and (d) all reasonable out-of-pocket expenses of Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties; provided for this Section 16.9, that any expenses for counsel shall be limited to one lead counsel and one local counsel in each relevant jurisdiction, and one specialty counsel in any relevant area of the law, for Agent and Cash Collateral Providers as a group.

16.10.      Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Cash Collateral Providers; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11.      Consequential Damages. Neither Agent, nor any Cash Collateral Provider, nor any agent or attorney for any of them, shall be liable to any Loan Party (or any Affiliate of any Loan Party) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12.       Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13.      Counterparts; Electronic Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

16.14.      Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15.       Confidentiality; Sharing Information. Agent, each Cash Collateral Provider and each Transferee shall hold all non-public information obtained by Agent, such Cash Collateral Provider or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Cash Collateral Provider’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Cash Collateral Provider and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, directors, officers, partners, employees agents, current and prospective financing sources and investors, outside auditors, counsel and other professional advisors, (b) to Agent, any Cash Collateral Provider or to any prospective Transferees, (c) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any of the Other Documents, and (d) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Cash Collateral Provider and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Loan Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Cash Collateral Provider or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Cash Collateral Provider or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Cash Collateral Provider in order to perfect its Lien on the Collateral once the Obligations have been Paid in Full, the Commitments have been terminated and this Agreement has been terminated. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Cash Collateral Provider or by one or more Subsidiaries or Affiliates of such Cash Collateral Provider and each Loan Party hereby authorizes each Cash Collateral Provider to share any information delivered to such Cash Collateral Provider by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Cash Collateral Provider to enter into this Agreement, to any such Subsidiary or Affiliate of such Cash Collateral Provider, it being understood that any such Subsidiary or Affiliate of any Cash Collateral Provider receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Cash Collateral Provider hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Agent in favor of any Loan Party or any of any Loan Party’s affiliates, the provisions of this Agreement shall supersede such agreements.

16.16.       Publicity. Each Loan Party and each Cash Collateral Provider hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Loan Parties, Agent and Cash Collateral Providers, including announcements which are commonly known as tombstones, in such advertising, print media, and promotional materials (including, without limitation, on any of the Agent’s websites) and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

16.17.       Certifications From Banks and Participants; USA PATRIOT Act.

(a)               Each Cash Collateral Provider or assignee or participant of a Cash Collateral Provider that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Cash Collateral Provider is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b)              The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Agent and each Cash Collateral Provider may from time to time request, and each Loan Party shall provide to Agent or such Cash Collateral Provider, such Loan Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for Agent or such Cash Collateral Provider to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

XVII.     GUARANTY AND SURETYSHIP AGREEMENT

17.1.        Guaranty and Suretyship Agreement. Each Guarantor hereby guarantees, and becomes surety for the prompt payment and performance when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (a) all of the Obligations owing by the Loan Parties to the Secured Parties, including all of the costs and expenses and all of the indemnities owing to any Secured Party or other Indemnitee under the provisions of Sections 16.5 and 16.9 hereof, and (b) the costs and expenses of Agent in enforcing the provisions of this Article XVII (the “Guaranteed Obligations”). The obligations and liabilities of the Guarantors under this Article XVII are joint and several, and each Guarantor hereby acknowledges and accepts such joint and several liability and further acknowledges and agrees that the joint and several liabilities of Guarantors under the provisions of this Article XVII shall be primary and direct liabilities and not secondary liabilities.

17.2.        Guaranty of Payment and Not Merely Collection. The provisions of this Article XVII constitute a guaranty of payment and not of collection and no Secured Party shall be required, as a condition of any Guarantor’s liability hereunder, to make any demand upon or to pursue any of their rights against any Loan Parties and/or any of the Collateral, or to pursue any rights which may be available to any Secured Party with respect to any other person who may be liable for the payment of the Guaranteed Obligations and/or any other collateral or security available to any Secured Party therefor.

17.3.        Guarantor and Suretyship Waivers.

(a)               The provisions of this Article XVII constitute an absolute, unconditional, irrevocable and continuing guaranty and will remain in full force and effect until all of the Guaranteed Obligations have been Paid in Full. The provisions of this Article XVII will remain in full force and effect even if there are no Guaranteed Obligations outstanding at a particular time or from time to time. The provisions of this Article XVII will not be affected (i) by any surrender, exchange, acceptance, compromise or release by any Secured Party of any other party, or any other guaranty or any Collateral or other collateral or security held by it for any of the Guaranteed Obligations, (ii) by any failure of any Secured Party to take any steps to perfect or maintain their Liens or security interest in or to preserve their rights in or to any Collateral or any other security or other collateral for the Guaranteed Obligations or any guaranty, or (iii) by any irregularity, unenforceability or invalidity of the Guaranteed Obligations or any part thereof or any security therefor or other guaranty thereof, and the provisions of this Article XVII will not be affected by any other facts, events, occurrences or circumstances (except Payment in Full of the Guaranteed Obligations) that might otherwise give rise to any “guarantor” or “suretyship” defenses to which any Guarantor might otherwise be entitled, all of which such “guarantor” or “suretyship” defenses are hereby waived by each Guarantor. The obligations of each Guarantor hereunder shall not be affected, modified or impaired by any counterclaim, set-off, deduction or defense of any kind, including any such counterclaim, set-off, deduction or defense based upon any claim such Guarantor may have against any Borrower or any Secured Party (or any of their respective Affiliates), or based upon any claim any Borrower or any other guarantor or surety may have against any Secured Party (or any of their respective Affiliates), except the Payment in Full of the Guaranteed Obligations.

(b)               Notice of acceptance of the agreement to guaranty provided for under the provisions of this Article XVII, notice of extensions of credit to Loan Parties from time to time, notice of default, diligence, presentment, notice of dishonor, protest, demand for payment, and any defense based upon any Secured Party’s failure to comply with the notice requirements of §§ 9-611, 9-612 and 9-613 of the Uniform Commercial Code are hereby waived to the fullest extent permitted by law. Each Guarantor hereby waives all defenses based on suretyship or impairment of collateral to the fullest extent permitted by law.

(c)               Secured Parties may at any time and from time to time, without impairing or releasing, discharging or modifying any Guarantor’s liabilities hereunder and (for purposes of this Article XVII only) without notice to or the consent of any Guarantor: (i) change the manner, place, time or terms of payment or performance of or interest rates or other fees on, or other terms relating to (including the maturity thereof), any of the Guaranteed Obligations; (ii) renew, extend, substitute, modify, amend or alter or refinance, or grant consents or waivers relating to any of the terms and provisions of this Agreement or any of the Other Documents or of the Guaranteed Obligations, or of any other guaranties, or any security for the Obligations or guaranties, (iii) increase (without limit of any kind) or decrease the Guaranteed Obligations (including all loans and extensions of credit thereunder) or modify the terms on which loans and extensions of credit may be made to Loan Parties (including without limitation by making available to Loan Parties under this Agreement and/or any Other Document and as part of the Guaranteed Obligations any new loans, advances or other extensions of credit of any kind, including any such new loans, advances or extension of credit of a new or different type or nature as compared to the loans, advances and extensions of credit available to Loan Parties hereunder as of the Closing Date); (iv) apply any and all payments by whomever paid or however realized including any proceeds of the Collateral or any other collateral or security, to any Guaranteed Obligations in such order, manner and amount as Agent may determine in its sole discretion in accordance with the terms of this Agreement; (v) settle, compromise or deal with any other Person, including any Borrower or any other guarantor, with respect to the Guaranteed Obligations in such manner as Agent deems appropriate in its sole discretion; (vi) substitute, exchange, subordinate, sell, compromise or release any security or guaranty for the Guaranteed Obligations; or (vii) take such actions and exercise such remedies hereunder as provided herein.

17.4.        Repayments or Recovery from Secured Parties. If any demand or claim is made at any time upon any Secured Party for the repayment or recovery of any amount received by it in payment or on account of the Guaranteed Obligations (including any such demand or claim made in respect of or arising out of any laws relating to fraudulent transfers, fraudulent conveyances or preferences) and if any Secured Party repays all or any part of such amount by reason of any judgment, decree or order of any court or administrative body in respect of such demand or claim, or by reason of any settlement or compromise of any such demand or claim, the joint and several liability of Guarantors with respect to such portion of the Guaranteed Obligations previously satisfied by the payment of the amount so repaid or recovered shall be reinstated and revived and Guarantors will be and remain jointly and severally liable hereunder for the amount so repaid or recovered to the same extent as if such amount had never been received originally by Agent and/or such Cash Collateral Provider, as the case may be. The provisions of this Section 17.4 shall survive any release and/or termination of this Agreement (and/or of any Guarantor’s liability under this Article XVII) and will be and remain effective notwithstanding any contrary action which may have been taken by Guarantor in reliance upon such payment, and any such contrary action so taken will be without prejudice to Secured Parties’ rights hereunder and any such release and/or termination will be deemed to have been conditioned upon such payment having become final and irrevocable.

17.5.        Enforceability of Obligations. No modification, limitation or discharge of the Guaranteed Obligations arising out of or by virtue of any bankruptcy, reorganization or similar proceeding for relief of debtors under federal or state law with respect to any Borrower or any other guarantor or surety for the Guaranteed Obligations will affect, modify, limit or discharge Guarantors’ liability in any manner whatsoever and the provisions of this Article XVII will remain and continue in full force and effect and will be enforceable against each Guarantor to the same extent and with the same force and effect as if any such proceeding had not been instituted. Each Guarantor hereby waives all rights and benefits which might accrue to it by reason of any such proceeding and will be liable to the full extent hereunder, irrespective of any modification, limitation or discharge of the Guaranteed Obligations that may result from any such proceeding.

17.6.        Guaranty Payable upon Event of Default; Remedies.

(a)                Upon the occurrence and during the continuance of any Event of Default under this Agreement: (i) Guarantors shall pay to Agent, immediately upon Agent’s demand therefore (except in the case of any Event of Default under Section 10.7, in which case Guarantors shall pay to Agent immediately, without any demand or notice whatsoever), the full amount of the Guaranteed Obligations; (ii) Agent in its discretion may exercise with respect to any Collateral of any Guarantor or any other collateral or security for the Guaranteed Obligations any one or more of the rights and remedies provided a secured party under the Uniform Commercial Code or any other applicable law or at equity (all of which such rights and remedies are hereby deemed incorporated herein and confirmed and ratified by Guarantors as if expressly set forth and granted and agreed to by Guarantors herein); and/or (iii) Agent in its discretion may exercise from time to time any other rights and remedies available to it or any other Secured Party at law, in equity or otherwise.

(b)               The Guarantors jointly and severally agree that, as between the Guarantors and the Secured Parties, the Obligations of Loan Parties under this Agreement and the Other Documents may be declared to be forthwith due and payable as provided in Section 11.1 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11.1) for purposes of this Article XVII (specifically including Section 17.1 hereof), notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Loan Parties and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by Loan Parties) shall forthwith become due and payable by the Guarantors for purposes of this Article XVII (specifically including Section 17.1 hereof).

(c)               Each Guarantor hereby acknowledges that the guarantee provided for under the provisions of this Article XVII constitutes an instrument for the payment of money, and consents and agrees that any Secured Party, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

17.7.        Waiver of Subrogation. Until the Guaranteed Obligations are Paid in Full and this Agreement and the Commitments have been terminated, each Guarantor waives in favor of Secured Parties any and all rights which such Guarantor may have to (a) assert any claim against any Borrower or any other Guarantor based on subrogation, restitution, reimbursement or contribution rights with respect to payments made under the provisions of this Article XVII, and (b) any realization on any property of any Borrower or any other Guarantor, including participation in any marshalling of any Borrower’s or any other Guarantor’s assets.

17.8.        Continuing Guaranty and Suretyship Agreement. The provisions of this Article XVII shall constitute a continuing guaranty and suretyship obligation of each Guarantor with respect to all Guaranteed Obligations from time to time outstanding, arising or incurred, and shall continue in effect, and Secured Parties may continue to act in reliance hereon, until all of the Guaranteed Obligations have been Paid in Full and this Agreement and the Commitments have been terminated, and until such time, no Guarantor shall have any right to terminate or revoke the provisions of this Article XVII nor any of the guarantee and surety agreements and other covenants and undertakings provided for herein.

17.9.        General Limitation on Guarantee Obligations. If, in the course of any legal action or proceeding under any applicable law, including any Insolvency Proceedings with respect to any Guarantor, the obligations of any Guarantor under the provisions of this Article XVII would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under the provisions of this Article XVII, then, notwithstanding any other provision to the contrary, the amount of such liabilities of such Guarantor under the provisions of this Article XVII shall, without any further action by such Guarantor, any Secured Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 17.10 hereof) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. Absent any such determination in any such legal action or proceeding, the provisions of this Section 17.9 shall in no respect limit the obligations and liabilities of any Guarantor to Secured Parties, and each Guarantor shall remain liable to Secured Parties for the full amount guaranteed by such Guarantor hereunder.

17.10.        Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 17.7 hereof. The provisions of this Section 17.10 shall in no respect limit the obligations and liabilities of any Guarantor to Secured Parties, and each Guarantor shall remain liable to Secured Parties for the full amount guaranteed by such Guarantor hereunder.

17.11.       Intercreditor. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (a) the Liens granted to the Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Intercreditor Agreement, (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the Intercreditor Agreement, on the other hand, the terms and provisions of the Intercreditor Agreement shall control, and (c) each Cash Collateral Provider hereunder authorizes and instructs the Agent to execute the Intercreditor Agreement on behalf of such Cash Collateral Provider, and such Cash Collateral Provider agrees to be bound by the terms thereof.

[Remainder of Page Intentionally Left Blank]

Each of the parties has signed this Agreement as of the day and year first above written.

BORROWER:	BABCOCK & WILCOX ENTERPRISES, INC.

	By:	/s/ Rodney Carlson
	Name:	Rodney Carlson
	Title:	Treasurer

GUARANTORS:	AMERICON EQUIPMENT SERVICES, INC.
AMERICON, LLC
BABCOCK & WILCOX CONSTRUCTION CO., LLC
BABCOCK & WILCOX EBENSBURG POWER, LLC
BABCOCK & WILCOX EQUITY INVESTMENTS, LLC
BABCOCK & WILCOX HOLDINGS, LLC,
BABCOCK & WILCOX INDIA HOLDINGS, INC.
BABCOCK & WILCOX INTERNATIONAL SALES AND SERVICE CORPORATION
BABCOCK & WILCOX INTERNATIONAL, INC.
THE BABCOCK & WILCOX COMPANY
BABCOCK & WILCOX TECHNOLOGY, LLC
DELTA POWER SERVICES, LLC
DIAMOND OPERATING CO., INC.
DIAMOND POWER AUSTRALIA HOLDINGS,
INC.
DIAMOND POWER CHINA HOLDINGS, INC.
DIAMOND POWER EQUITY INVESTMENTS,
INC.
DIAMOND POWER INTERNATIONAL, LLC
EBENSBURG ENERGY, LLC
O&M HOLDING COMPANY
POWER SYSTEMS OPERATIONS, INC.
SOFCO – EFS HOLDINGS LLC
BABCOCK & WILCOX SPIG, INC.
BABCOCK & WILCOX CANADA CORP.

By:	/s/ Rodney Carlson
Name:	Rodney Carlson
Title:	Treasurer

[MSD/B&W – Signature Page to Reimbursement Agreement]

MSD PCOF PARTNERS XLV, LLC,
as Agent and a Cash Collateral Provider

By:	/s/ Marcello Liguori
Name:	Marcello Liguori
Title:	Vice President

[MSD/B&W – Signature Page to Reimbursement Agreement]